As filed with the Securities and Exchange Commission on March 18, 2022
Registration
No. 333-259790

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT
OF
1933

Offerpad Solutions Inc.
(Exact name of registrant as specified in its charter)

Delaware	6531	85-2800538
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
2150 E. Germann Road, Suite 1
Chandler, Arizona 85286
(844)
388-4539
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Benjamin Aronovitch, Chief Legal Officer
2150 E. Germann Road, Suite 1
Chandler, Arizona 85286
(844)
388-4539
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Justin Hamill
Drew Capurro
Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
(202)
906-1200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in
Rule 12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
The original registration statement (the “Existing Registration Statement”) of Offerpad Solutions Inc. (“Offerpad”) on Form S-1 (File No. 333-259790) declared effective by the Securities and Exchange Commission (the “SEC”) on October 1, 2021, to which this Registration Statement is a Post-Effective Amendment No. 2 (this “Registration Statement”), covered (i) the resale of 187,750,031 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) issued in connection with the Merger (as defined below) by certain of the selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”), including 14,816,236 shares of Class A Common Stock issuable upon the transfer or conversion of up to 14,816,236 shares of Class B common stock, par value $0.0001 per share, issued in connection with the Merger, (ii) the resale of 20,000,000 shares of Class A Common Stock issued in the PIPE Investment (as defined below) by certain of the Selling Securityholders, (iii) the resale of 5,000,000 shares of Class A Common Stock issued in a private placement pursuant to a forward purchase agreement by certain of the Selling Securityholders, (iv) the resale of 8,366,667 shares of Class A Common Stock issuable upon the conversion of up to 8,366,667 private warrants, (v) the resale of 12,876,693 shares of Class A Common Stock reserved for issuance upon the exercise of options to purchase Class A Common stock, (vi) the issuance by us of 3,274,959 shares of Class A common stock issuable upon the exercise of options to purchase Class A common stock, and (vii) the issuance by us of up to 21,783,304 shares of common stock upon the exercise of outstanding warrants to purchase our common stock (the “Warrants”). This prospectus also relates to the resale by the holders thereof of up to 6,700,000 of our outstanding Warrants originally issued in a private placement (the “Private Placement Warrants”) in connection with the initial public offering of Supernova Partners Acquisition Company, Inc., a Delaware corporation (“SPNV”) and 1,666,667 of our outstanding Warrants originally issued in a private placement pursuant to a forward purchase agreement.
This Post-Effective Amendment No. 2 to the Existing Registration Statement contains an updated prospectus relating to the offering and sale of (i) the shares of outstanding common stock covered by the Existing Registration Statement, (ii) the shares of common stock remaining available for issuance under the Existing Registration Statement (including upon exercise of the Warrants and/or Private Placement Warrants) and (iii) the Private Placement Warrants. This Registration Statement amends and restates the information contained in the Existing Registration Statement (and all amendments thereto) under the headings contained herein.
All filing fees payable in connection with the registration of the shares of common stock and the Private Placement Warrants covered by this Registration Statement were paid by the Registrant at the time of the initial filing of the Existing Registration Statement. No additional securities are registered hereby.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated March 18, 2022
PROSPECTUS

Offerpad Solutions Inc.
Up to 219,037,256 Shares of Class A Common Stock
Up to 8,366,667 Warrants
Up to 21,783,304 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to (i) the resale of 169,518,937 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) issued in connection with the Merger (as defined below) by certain of the selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”), including 14,816,236 shares of Class A Common Stock issuable upon the transfer or conversion of up to 14,816,236 shares of Class B common stock, par value $0.0001 per share, issued in connection with the Merger, (ii) the resale of 14,506,135 shares of Class A Common Stock issued in the PIPE Investment (as defined below) by certain of the Selling Securityholders, (iii) the resale of 5,000,000 shares of Class A Common Stock issued in a private placement pursuant to a forward purchase agreement by certain of the Selling Securityholders, (iv) the resale of 8,366,667 shares of Class A Common Stock issuable upon the conversion of up to 8,366,667 private warrants, (v) the resale of 12,876,693 shares of Class A Common Stock reserved for issuance upon the exercise of options to purchase Class A Common stock and (vi) the issuance by us of up to 21,783,304 shares of common stock upon the exercise of outstanding warrants to purchase our common stock (the “Warrants”). This prospectus also relates to the resale by the holders thereof of up to 6,700,000 of our outstanding Warrants originally issued in a private placement in connection with the initial public offering of Supernova Partners Acquisition Company, Inc., a Delaware corporation (“SPNV”) and 1,666,667 of our outstanding Warrants originally issued in a private placement pursuant to a forward purchase agreement. We will receive the proceeds from any exercise of any Warrants for cash.
We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of Class A Common Stock or Warrants in the section entitled “
Plan of Distribution
.”
Our Class A Common Stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “OPAD” and “OPAD WS,” respectively. On March 17, 2022, the closing price of our Class A Common Stock was $4.88, and the closing price for our Warrants was $0.72 per warrant.
We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock and Warrants registered hereby. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of such shares of Class Common Stock or Warrants.

Our business and investment in our Class A Common Stock and Warrants involve significant risks. These risks are described in the section titled “
Risk Factors
” beginning on page 6 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2022.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. We will not receive any proceeds from the sale by the Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “
Where You Can Find More Information
.”
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “
Risk Factors
” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable
®
,
™
and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
On September 1, 2021 (the “Closing Date”), we consummated the previously announced merger pursuant to that certain Merger Agreement, dated as of March 17, 2021 (the “Merger Agreement”), by and among the Company (formerly known as Supernova Partners Acquisition Company, Inc.), OfferPad, Inc. (“Old Offerpad”), and Orchids Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub merged with and into Old Offerpad, with Old Offerpad becoming our wholly owned subsidiary (the “Business Combination” and, collectively with the other transactions described in the Merger Agreement, the “Transactions”). On the Closing Date, and in connection with the closing of the Transactions (the “Closing”), we changed our name to Offerpad Solutions Inc. Unless the context otherwise requires, references in this prospectus to the “Company,” “Offerpad,” “we,” “us” or “our” refer to the business of Old Offerpad, which became the business of Offerpad Solutions Inc. and its subsidiaries following the Closing.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes statements that express Offerpad Solutions Inc.’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They may appear in a number of places throughout this prospectus and include, but are not limited to, statements regarding:

•	its ability to respond to general economic conditions;

•	the health of the U.S. residential real estate industry;

•	its ability to grow market share in its existing markets or any new markets it may enter;

•	the impact of the COVID-19 pandemic;

•	its ability to manage its growth effectively;

•	its ability to accurately value and manage inventory, and to maintain an adequate and desirable supply of inventory;

•	its ability to successfully launch new product and service offerings, and to manage, develop and refine its technology platform;

•	its ability to maintain and enhance its products and brand, and to attract customers;

•	its ability to achieve and maintain profitability in the future; and

•	the success of strategic relationships with third parties.
The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the important factors discussed in “Risk Factors” in this prospectus. The forward-looking statements in this prospectus are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus.

PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 6 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Class A Common Stock or Warrants.
Overview
Offerpad was founded in 2015 to create a better residential real estate experience by combining advanced technology solutions with fundamental industry expertise. We provide streamlined, data driven iBuying and real estate solutions for the on-demand
customer. Our digital “Solutions Center” platform gives users a holistic, customer-centric experience, enabling them to efficiently sell and buy their homes online with streamlined access to ancillary services such as mortgage and title insurance.
Our platform provides a unique dual approach to helping home sellers. In our “Express” offering, sellers can access our website or mobile app to receive a competitive cash offer for their home within 24 hours and quickly close without the major inconveniences associated with traditional real estate selling. In our “Flex” offering, we leverage our technology, scale and logistical expertise to renovate and list a seller’s home for sale while also typically providing a backup “Express” cash offer to the seller, thereby providing optionality of process and certainty of outcome. Our platform provides home buyers the opportunity to browse and tour homes online, get instant access to our listings with their mobile devices and submit purchase offers online in a simple process on their own time, with or without an agent. We also offer seamless, integrated access to in-house
agents to advise on the purchase of a home as well as access to mortgage services through one of our preferred providers. We believe by offering both “Express” and “Flex” to sellers, and a guided yet flexible and customizable experience to buyers, we have reinvented the home selling and buying experience to meet the digital and on-demand
needs of modern consumers.
Background
We were incorporated as Supernova Partners Acquisition Company, Inc. on August 31, 2020. On September 1, 2021, we closed the Business Combination with Old Offerpad, as a result of which Old Offerpad became a wholly-owned subsidiary of ours, and we changed our name to Offerpad Solutions Inc. While we are the legal acquirer of Old Offerpad in the Business Combination, Old Offerpad is deemed to be the accounting acquirer, and the historical consolidated financial statements of Old Offerpad became the predecessor of the Company upon the Closing of the Transactions.
At the effective time of the Business Combination (the “Effective Time”), each share of Old Offerpad preferred stock and common stock issued and outstanding immediately prior to the Effective Time converted into the right to receive approximately 7.533 shares of our common stock. In addition, each share of our Class B common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time converted into one share of Class A Common Stock.
On March 17, 2021, in connection with the execution of the Business Combination Agreement, SPNV entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of SPNV’s Class A common stock, par value $0.0001 per share (“SPNV Class A Common Stock,” and such parties, the “Subscribers”), pursuant to which the Subscribers agreed to purchase, and SPNV agreed to sell to the Subscribers, an aggregate of 20,000,000 shares of SPNV Class A Common Stock, for a purchase price of $10.00 per share. Immediately prior to the Closing of the Business Combination, we issued and sold 20,000,000 shares of our Class A Common Stock to the Subscribers for aggregate gross proceeds to us of $200,000,000 (the “PIPE Investment”).
The rights of holders of our Common Stock and Warrants are governed by our third amended and restated certificate of incorporation (the “certificate of incorporation”), our amended and restated bylaws (the “bylaws”), and the Delaware General Corporation Law (the “DGCL”), and, in the case of the Warrants, the Warrant Agreement, dated as of October 20, 2020, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). See the section titled “
Description of Our Securities
.”
Summary Risk Factors
Our business is subject to numerous risks and uncertainties, including those described in the section entitiled “Risk Factors” immediately following this prospectus summary. You should carefully consider these risks and uncertainties when investing in our securities. The principal risks and uncertainties affecting our business include the following:

•
Our business and operating results may be significantly impacted by a number of factors, including general economic conditions, local or regional conditions in the markets in which we operate, the health of the U.S. residential real estate industry and governmental actions that impact us, risks associated with our real estate assets and the COVID-19 pandemic and attempts to contain it;

•	Our limited operating history makes it difficult to evaluate our current business and future prospects and the risk of your investment;

•
We operate in a competitive and fragmented industry, and we may not be successful in attracting customers for our products and services or in competing effectively through management of our products or services, including home renovations, which could harm our business, results of operations and financial condition;

•
We have experienced rapid growth since inception, which may not be indicative of future growth, and, if we continue to grow rapidly, we may experience difficulties in managing our growth and expanding our operations and service offerings;

•	Our business model and growth strategy depend on our marketing efforts and ability to maintain our brand and attract customers to our platform in a cost-effective manner;

•
We may be unsuccessful in launching or marketing new products or services, or launching existing products and services into new markets, or may be unable to successfully integrate new offerings into our existing platform, which would result in significant expense and may not achieve desired results;

•	We have a history of losses since inception, and we may not achieve or maintain profitability in the future;

•
Our business is dependent upon our ability to acquire, accurately value and manage inventory and any decrease in availability of inventory, an ineffective pricing or portfolio management strategy, inaccurate information from prospective sellers or buyers with respect to their homes or ineffective home inspections may have an adverse effect on our business, sales and results of operations;

•	Prospective sellers and buyers of homes may choose not to transact online, which could harm our growth prospects;

•
Our internal information technology systems may fail or suffer security breaches, loss or leakage of data, and other disruptions, which could disrupt our business or result in the loss of critical and confidential information;

•
We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, and violation of these privacy obligations could result in a claim for damages, regulatory action, loss of business, or unfavorable publicity;

•	Our ability to compete depends in part on protecting our intellectual property and other propriety information and on maintaining necessary intellectual property licenses;

•
We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws, rules and regulations, including licensing and conduct requirements relating to our real estate brokers and brokerage-related businesses and mortgage products;

•
We utilize a significant amount of indebtedness in the operation of our business, and so our cash flows and operating results could be adversely affected by required payments of debt or related interest and other risks of our debt financing;

•	We rely on agreements with third parties to finance our business; and

•	We face risks relating to our capital structure, including the potential impact of our multi-class structure.
Corporate Information
We were incorporated under the laws of the state of Delaware on August 31, 2020 under the name Supernova Partners Acquisition Company, Inc. Upon the Closing of the Business Combination, we changed our name to Offerpad Solutions Inc. Our Class A Common Stock and Warrants are listed on NYSE under the symbols “OPAD” and “OPAD WS,” respectively. Our principal executive offices are located at 2150 E. Germann Road, Suite 1, Chandler Arizona 85286, and our telephone number is (844)
388-4539.
Our website address is
www.offerpad.com
. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
THE OFFERING
This prospectus relates to (i) the resale of 169,518,937 shares of Class A common stock issued in connection with the Merger by certain of the Selling Securityholders, including 14,816,236 shares of Class A Common Stock issuable upon the transfer or conversion of up to 14,816,236 shares of Class B common stock, par value $0.0001 per share, issued in connection with the Merger, (ii) the resale of 14,506,135 shares of Class A Common Stock issued in the PIPE Investment (as defined below) by certain of the Selling Securityholders, (iii) the resale of 5,000,000 shares of Class A Common Stock issued in a private placement pursuant to a forward purchase agreement by certain of the Selling Securityholders, (iv) the resale of 8,366,667 shares of Class A Common Stock issuable upon the conversion of up to 8,366,667 private warrants, (v) the resale of 12,876,693 shares of Class A Common Stock reserved for issuance upon the exercise of options to purchase Class A Common stock and (vi) the issuance by us of up to 21,783,304 shares of common stock upon the exercise of outstanding warrants to purchase our common stock (the “Warrants”). This prospectus also relates to the resale by the holders thereof of up to 6,700,000 of our outstanding Warrants originally issued in a private placement in connection with the initial public offering of Supernova Partners Acquisition Company, Inc., a Delaware corporation (“SPNV”) and 1,666,667 of our outstanding Warrants originally issued in a private placement pursuant to a forward purchase agreement. We will receive the proceeds from any exercise of any Warrants for cash.

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.
Risks Related to Our Business and Industry
Our business and operating results may be significantly impacted by general economic conditions, the health of the U.S. residential real estate industry and risks associated with our real estate assets.
Our success depends, directly and indirectly, on general economic conditions, the health of the U.S. residential real estate industry, particularly the single family home resale market, and risks relating to the ownership of residential real estate, many of which are beyond our control. A number of factors could adversely affect our business, including the following:

•	downturns in the U.S. residential real estate market — both seasonal and cyclical — in particular with respect to the single family home resale market and the markets in which we operate;

•	changes in national, regional, or local economic, demographic or real estate market conditions;

•
the continuing and future impact of the
COVID-19
pandemic, including with respect to buying and selling trends in the residential real estate market and potential governmental or regulatory changes or requirements;

•	slow economic growth or recessionary or inflationary conditions;

•	increased levels of unemployment or declining wages;

•	declines in the value of residential real estate or the pace of home appreciation, or the lack thereof;

•	illiquidity in residential real estate;

•	overall conditions in the housing market, including macroeconomic shifts in demand, and increases in costs for homeowners such as property taxes, homeowners’ association fees and insurance costs;

•	low levels of consumer confidence in the economy in general or the U.S. residential real estate industry in particular;

•	low home inventory levels or lack of affordably priced homes;

•	increased mortgage interest rates or down payment requirements or restrictions on mortgage financing availability;

•	increases in household debt levels;

•	volatility and general declines in the stock market;

•
federal, state, or local legislative or regulatory changes that would negatively impact owners or potential purchasers of single family homes or the residential real estate industry in general, such as the Tax Cuts and Jobs Act of 2017 (the “
Tax Act
”), which limited deductions of certain mortgage interest expenses and property taxes; or

•	natural disasters, such as hurricanes, windstorms, tornadoes, earthquakes, wildfires, floods, hailstorms and other events that disrupt local, regional, or national real estate markets.

Our limited operating history makes it difficult to evaluate our current business and future prospects and the risk of your investment.
Our business model and the technology used in support thereof is still early in its adoption and is difficult to compare to the business models of other market participants in the U.S. residential real estate industry. We launched our first market in 2015 and do not have a long history operating as a commercial company. Our operating results are not predictable and our historical results may not be indicative of our future results. It may be difficult for you to evaluate our potential future performance without the benefit of established long-term track records from companies implementing a similar business model. Few peer companies exist and none have yet established long-term track records that might assist us in predicting whether our business model and strategy can be implemented and sustained over an extended period of time. We may encounter unanticipated problems as we continue to refine our business model and may be forced to make significant changes to our anticipated sales and revenue models to compete with our competitors’ offerings, which may adversely affect our results of operations and profitability.
We operate in a competitive and fragmented industry, and we may not be successful in attracting customers for our products and services, which could harm our business, results of operations and financial condition.
We operate in a competitive and fragmented industry, and we expect competition to continue to increase. We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:

•	the financial competitiveness of our products for customers;

•	the volume of our customers;

•	the timing and market acceptance of our products, including iBuying, and new products offered by us or our competitors;

•	our selling and marketing efforts;

•	our customer service and support efforts;

•	our continued ability to develop and improve our technology to support our business model;

•	customer adoption of our platform as an alternative to traditional methods of buying and selling residential real estate; and

•	our brand strength relative to our competitors.
Our business model depends on our ability to continue to attract customers to our digital platform and the products and services we offer, and enhance their engagement with our products in a cost-effective manner. New entrants continue to join our market categories. Our existing and potential competitors include companies that operate, or could develop, national or local real estate businesses offering services, including real estate brokerage services, mortgage, and title insurance and escrow services, to home buyers or sellers.
Many of our competitors have well-established national reputations and may market similar products and services. Several of these companies are larger than us and have significant competitive advantages, including better name recognition, higher financial ratings, greater resources, lower cost of funds and additional access to capital, and more types of offerings than we currently do. These companies may also have higher risk tolerances or different risk assessments than we do. In addition, these competitors could devote greater financial, technical and other resources than we have available to develop, grow or improve their businesses. If we are not able to continue to attract customers to our platform, products and services and achieve greater scale in operations, our business, results of operations and financial condition will be harmed.

The
COVID-19
pandemic and attempts to contain it have adversely impacted our business, results of operations and financial condition, and it may continue to adversely impact our business, results of operations and financial condition in the future.
Our success depends on a high volume of residential real estate transactions throughout the markets in which we operate. This transaction volume affects all of the ways that we generate revenue, including our ability to acquire new homes and generate associated fees and our ability to sell homes that we own. The
COVID-19
pandemic has significantly and adversely affected, and may continue to significantly and adversely affect, residential real estate transaction volume. For example, beginning in late March 2020, governmental authorities put in place limitations on in-person
activities related to the sale of residential real estate in the markets in which we operate, although these limitations became less stringent in the second quarter of 2020. As a result, we decreased acquisitions of home inventory and decreased the volume of home inventory on our platform. We sold 4,281 homes in the year ended December 31, 2020, compared to 4,680 homes in the year ended December 31, 2019, representing a decrease of 9%, and decreased our inventory from $343.6 million as of December 31, 2019 to $171.4 million as of December 31, 2020. Our inventory as of December 31, 2021 was $1,132.6 million. We cannot assure you of the long-term impact governmental measures may have on the growth of our business.
We believe that
COVID-19’s
impact on our transaction volume depends in part on the impact of current and potential limitations imposed by governmental authorities on processes and procedures attendant to residential real estate transactions, such as home inspections and appraisals and in-person
showings and county recordings, as well as
COVID-19’s
overall impacts on the U.S. economy. We believe that consumer spending on real estate transactions may be adversely affected by a number of macroeconomic factors related to
COVID-19,
including but not limited to:

•	increased unemployment rates and stagnant or declining wages;

•	decreased consumer confidence in the economy and recessionary conditions;

•	volatility and declines in the stock market and lower yields on individuals’ investment portfolios; and

•	more stringent mortgage financing conditions, including increased down payment requirements.
We have experienced rapid growth since inception, which may not be indicative of our future growth, and, if we continue to grow rapidly, we may experience difficulties in managing our growth effectively and expanding our operations and service offerings.
We have experienced rapid growth and demand for our products and service offerings since inception. We expect that, in the future, even if our revenue increases, our rate of growth may decline. In any event, we will not be able to grow as fast or at all if we do not, among other things:

•	increase the number of customers using our platform;

•	acquire sufficient inventory at an attractive cost and quality to meet the increasing demand for our homes;

•	successfully turn over inventory in an efficient manner;

•	increase customer conversion;

•	increase our market share within existing markets and expand into new markets;

•	increase our brand awareness;

•	obtain and retain adequate availability of financing sources; and

•	obtain necessary capital to meet our business objectives.
Furthermore, in order to preserve our market position, we intend to expand into new markets and launch new products or services in existing or new markets more quickly than we would if we did not operate in such a highly competitive industry. Expanding into new markets may prove to be challenging, as some markets may have very different characteristics than the markets we currently operate in, some of which may be unanticipated or unknown to us. These differences may result in greater pricing inaccuracies, as well as higher capital requirements, inventory hold times, repair costs and transaction costs that may result in those markets being less profitable for us than the ones in which we currently operate.
We have had a history of losses since our inception, and we may not achieve or maintain profitability in the future.
We generated net income during the year ended December 31, 2021. However, we have had a history of losses since our inception through December 31, 2020. We incurred net losses of $23.1 million and $52.0 million for the years ended December 31, 2020 and 2019, respectively. We had an accumulated deficit of $132.1 million and $138.5 million as of December 31, 2021 and 2020, respectively. We expect to continue to make future investments in developing and expanding our business, including technology, recruitment and training, marketing, and pursuing strategic opportunities. These investments may not result in increased revenue or growth in our business. Additionally, we may incur significant losses in the future for a number of reasons, including:

•	our inability to grow market share in our existing markets or any new markets we may enter;

•	our expansion into new markets;

•	declines in U.S. residential real estate transaction volumes;

•	increased competition in the U.S. residential real estate industry;

•	changes in our fee structure or rates;

•	our failure to accurately price homes we acquire or changes to resale prices during the time homes are in inventory;

•	our failure to realize anticipated efficiencies through our technology and business model;

•	costs associated with enhancements, or new offerings of our products and services;

•	failure to execute our growth strategies;

•	increased marketing costs;

•	lack of access to housing market data that is used in our pricing models at reasonable cost;

•	hiring additional personnel to support our overall growth;

•	loss in value of real estate or potential impairments in the value of our assets due to changes in market conditions in the area in which real estate or assets are located;

•	increases in costs associated with holding our real estate inventories, including financing costs;

•	the availability of debt financing and securitization funding to finance our real estate inventories; and

•	unforeseen expenses, difficulties, complications and delays, and other unknown factors.
Accordingly, we may not be able to achieve or maintain profitability and we may continue to incur significant losses in the future. Moreover, as we continue to invest in our business, we expect expenses to continue to increase in the near term. These investments may not result in increased revenue or growth in our business. If we fail to manage our losses or to grow our revenue sufficiently to keep pace with our investments and other expenses, our business will be harmed and it may also impact our access to funding and liquidity sources. In addition, as a public company, we will also incur significant legal, accounting and other expenses that we did not incur as a private company.
Because we incur substantial costs and expenses from our growth efforts before we receive any incremental revenues with respect to those investments, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in an increase in revenues to offset these expenses, which would further increase our losses, and which could have a material adverse effect on our business and financial condition.
Our business is dependent upon our ability to accurately value and manage inventory and an ineffective pricing or portfolio management strategy may have an adverse effect on our business, sales and results of operations.
We appraise and price the homes we buy and sell using
in-house
proprietary data analytics technology, which continuously collects and synthesizes market data with performance history from our real estate operations, forming a knowledge distillation and feedback loop along the process and enabling us to operate a highly intelligent and automated workflow. This assessment includes estimates on time of possession, market conditions, renovation and holding costs, and anticipated resale proceeds. Conversion rates and customer satisfaction may be negatively impacted if valuations are too low and/or fees are too high. Additionally, following our acquisition of a home, we may need to decrease our anticipated resale price for that home if we discover defects or other conditions requiring remediation or impacting the value of the home that were unknown to us at the time of acquisition. Shortages in building supplies, supply chain disruptions, and shortages and disruptions in the availability of third-party labor can also significantly delay our ability to renovate and resell homes in a timely manner. Moreover, these risks may be heightened when we expand into new markets where we may not have similar levels of knowledge and experience as we do in the markets we currently operate. As a result of these factors, we may be unable to acquire or sell inventory at attractive prices or to finance and manage inventory effectively, and accordingly our revenue, gross margins and results of operations would be affected, which could have a material adverse effect on our business, financial condition and results of operations.
Prospective sellers and buyers of homes may choose not to transact online, which could harm our growth prospects.
Our success depends on our ability to attract customers who have historically purchased homes through more traditional channels. The online market for homes is significantly less developed than the online market for other goods and services in industries such as commerce, healthcare, insurance, books, music, travel and other consumer products and accounts for less than 5% of total annual U.S. residential real estate transactions. If this market does not gain widespread acceptance, our business will suffer. Furthermore, we may have to incur significantly higher and more sustained advertising and promotional expenditures or offer more incentives than we currently anticipate in order to attract consumers to our platform and convert them into sellers or buyers. If the online market for residential real estate does not continue to develop and grow, our business will not grow and our business, financial condition and results of operations would be materially and adversely affected.
Declining real estate valuations could result in recording impairment charges, and property values may decline between our offer to purchase a home and the closing of such home, which could adversely affect our financial condition and operating results.
We are subject to risks inherent to declines in real estate valuations. For example, home prices can be volatile, and the values of our inventory may fluctuate significantly and we may incur impairment charges due to changes in market conditions or economic sentiment. We periodically review the value of our properties to determine whether their value, based on market factors and generally accepted accounting principles, has permanently decreased such that it is necessary or appropriate to take an impairment loss in the relevant accounting period. Such a loss would cause an immediate reduction of net income in the applicable accounting period and would be reflected in a decrease in our balance sheet assets. Even if we do not determine that it is necessary or appropriate to record an impairment loss, a reduction in the intrinsic value of a property would become manifest over time through reduced income from the property as evidenced by its resale value and would therefore affect our earnings and financial condition.
Additionally, the time between an offer to purchase a home and the closing of such transaction can vary from weeks to several months, depending on the needs of our customers. In the interim period, there can be adverse impacts on the value or liquidity profile of the home. We may not be able to or wish to renegotiate or cancel a contract because doing so would negatively impact customer satisfaction and our brand, and potentially subject us to loss of our earnest money deposit or litigation. In the event the value of such homes declines significantly, we could experience losses, which in the aggregate could be detrimental to our business and results of operations.
Our business is dependent upon our ability to expeditiously sell inventory. Failure to expeditiously sell our inventory could have an adverse effect on our business, sales and results of operations. Holding homes in inventory exposes us to risks, such as increased holding costs and the risks of declining real estate valuations.
Our purchases of homes are based in large part on our estimates of projected demand. If actual sales are materially less than our forecasts, we would experience an over-supply of inventory. An over-supply of home inventory will generally cause downward pressure on our liquidity, sales prices and margins and increase our average days to sale. Our inventory of homes purchased has typically represented a significant portion of total assets. Having such a large portion of our total assets in the form of non-income
producing homes inventory for an extended period of time subjects us to significant holding costs, including financing expenses, maintenance and upkeep expenses, insurance expenses, property tax expenses, homeowners’ association fees, utility fees and other expenses that accompany the ownership of residential real property and increased risk of depreciation of value, in addition to risks related to declining real estate valuations. If we have excess inventory or our average days to sale increases, our liquidity and the results of our operations may be adversely affected because we may be unable to sell such inventory at prices that allow us to meet margin targets or to recover our costs.
Our business is concentrated in certain geographic markets, and local or regional conditions, including economic downturns, severe weather, catastrophic occurrences or other disruptions or events may materially adversely affect our financial condition and results of operations.
While our business is spread across 21 metropolitan markets in the United States as of December 31, 2021, a substantial amount of our revenue is generated in certain geographic markets. For the years ended December 31, 2021 and 2020, approximately 62% and 66% of our revenue, respectively, was generated from our top five markets by revenue during 2021, which consisted of Atlanta, Charlotte, Orlando, Phoenix and Tampa. As a result of this concentration, local and regional conditions in these markets – including those arising from
COVID-19’s
impacts – may differ significantly from prevailing conditions in the United States or other parts of the country. Any unforeseen events or circumstances that negatively affect these areas could materially adversely affect our revenues and profitability. These risks include possible declines in the value of real estate; risks related to general and local economic conditions; demographic and population shifts and migration; possible lack of availability of mortgage funds; overbuilding; extended vacancies of properties; increases in competition, property taxes and operating expenses; changes in zoning laws; increased labor costs; unemployment; costs resulting from the clean-up
of, and liability to third parties for damages resulting from, environmental problems; casualty or condemnation losses; and uninsured damages from floods, hurricanes, earthquakes or other natural disasters.
In addition, our top markets are primarily larger metropolitan areas, where home prices and transaction volumes are generally higher than other markets in the United States. To the extent people migrate outside of these markets due to lower home prices or other factors, and this migration continues to take place over the long-term, then the relative percentage of residential housing transactions may shift away from our historical top markets where we have generated most of our revenue. If we are unable to effectively adapt to any shift, including failing to increase revenue from other markets, then our financial performance may be harmed.
We may be unsuccessful in launching new product and service offerings or pursuing expansion of existing product and service offerings into new markets, which could result in significant expense and may not achieve the desired results.
We regularly evaluate expanding our products into new markets or launching new service offerings in existing or new markets and plan to expand our markets significantly in the future. Any expansion or new offering requires significant expenses and the time of our key personnel, particularly at the outset of the process, and our new service offerings, and expansion of our Flex platform may not result in the customer conversion or profitability that we expect. We typically experience increased losses in new markets as we adjust to competitive environments with which we are unfamiliar and invest to build our brand presence within those markets. Our plans to expand and deepen our market share in our existing markets and expand into additional markets are subject to a variety of risks and challenges. These risks and challenges include the varying economic and demographic conditions of each market, competition from local and regional residential brokerage firms, variations in transaction dynamics, and pricing pressures. We cannot assure you that we will be able to increase revenues and create business model efficiencies in new markets in the manner we have in our more mature existing markets.
Housing markets and housing stock in different areas can vary widely and certain markets may be more adaptable to our current business model than others. As we continue to expand, we may launch our products or services in markets that prove to be more challenging for our business model. As we expand from markets with a relatively new and homogeneous housing stock to markets with older and more diverse housing stock, we will have to adapt our business and operations to local conditions. The valuation technologies and systems that we currently use may not be as effective at accurately valuing homes in markets with older and more diverse housing stock. In addition, homes that we purchase in markets with relatively older housing stock may require more capital expenditures on improvements and repairs. We may also expand into markets with higher average home prices and fewer available homes within our target price range. If we are unable to adapt to these new markets and scale effectively, our business and results of operations may be adversely affected.
New markets and new product or service offerings may also subject us to new regulatory environments, which could increase our costs as we evaluate compliance with the new regulatory regime. Notwithstanding the expenses and time devoted to expanding an existing product or service offering into a new market or launching a new product offering, we may fail to achieve the financial and market share goals associated with the expansion. If we cannot manage our expansion efforts efficiently, our market share gains could take longer than planned and our related costs could exceed our expectations. In addition, we could incur significant costs to seek to expand our market share, and still not succeed in attracting sufficient customers to offset such costs.
Our business model and growth strategy depend on our marketing efforts and ability to maintain our brand and attract customers to our platform in a cost-effective manner.
Our long-term success depends in part on our ability to continue to attract more buyers and sellers to our platform in each of our markets. We believe that an important component of our growth will be increased traffic to, and use of, our website and mobile application by potential customers. Our marketing efforts may not succeed for a variety of reasons, including changes to search engine algorithms, ineffective campaigns across marketing channels, limited experience in new marketing channels and any technical difficulties customers may experience using our applications. External factors beyond our control may also affect the success of our marketing initiatives, such as filtering of our targeted communications by email servers, buyers and sellers failing to respond to our marketing initiatives, and competition from third parties. Any of these factors could reduce the number of customers coming to our platform. Our business model relies on our ability to scale rapidly and to decrease incremental customer acquisition costs as we grow. If we are unable to recover our marketing costs through increases in customer traffic and in the number of transactions by users of our platform, or if our broad marketing campaigns are not successful or are terminated, it could have a material adverse effect on our growth, results of operations and financial condition.
We also believe that the brand identity that we have developed is a significant factor in the success of our business, and maintaining and enhancing the “Offerpad” brand is critical to maintaining and expanding our customer base and current and future partners. Failure to promote or maintain our brand, or incurring excessive costs in this effort, could adversely affect our business, operating results and financial condition.

Reductions in the availability of mortgage financing provided by government agencies, changes in government financing programs or an increase in mortgage interest rates could decrease our customers’ ability or desire to obtain financing and adversely affect our business or financial results.
The secondary market for mortgage loans continues to primarily desire securities backed by Fannie Mae, Freddie Mac or Ginnie Mae, and we believe the liquidity these agencies provide to the mortgage industry is important to the housing market. Any significant change regarding the long-term structure and viability of Fannie Mae and Freddie Mac could result in adjustments to the size of their loan portfolios and to guidelines for their loan products. Moreover, as we expand into higher cost markets or target higher-priced homes, home buyers, and accordingly demand for our homes and services, may be more acutely affected by these factors. Additionally, a reduction in the availability of financing provided by these institutions could adversely affect interest rates, mortgage availability and sales of new homes and mortgage loans.
Mortgage interest rates are currently low when compared to most historical periods and could increase in the future, particularly if the Federal Reserve Board raises its benchmark rate. Moreover, mortgage financing is relatively available compared to most historical periods. When interest rates increase, the cost of owning a home increases, which will likely reduce the number of potential home buyers who can obtain mortgage financing and affect the prices home buyers may be willing to pay for homes. If mortgage financing otherwise is less available to home buyers either due to an increase in interest rates or a general tightening of credit conditions, it could result in a decline in the demand for our homes and the services offered by our platform.
The residential real estate market is subject to seasonality, and our operating results are likely to fluctuate on a quarterly and annual basis.
We expect our revenue and results of operations to vary significantly from period to period in the future, based in part on, among other things, consumers’ home buying patterns. The residential real estate market is seasonal, with greater demand from home buyers in the spring and summer, and typically weaker demand in late fall and winter, resulting in fluctuations in the quantity, speed and price of transactions on our platform. We expect our financial results and working capital requirements to reflect seasonal variations over time, although our growth and market expansion have obscured the impact of seasonality in our historical financials to date.
If we do not innovate or provide customers with an efficient and seamless transaction experience, our business could be harmed.
The industry for residential real estate transaction services, technology, information marketplaces and advertising is dynamic, and the expectations and behaviors of customers and professionals shift constantly and rapidly. Our success depends on our continued innovation to provide new, and improve upon existing, products and services that make real estate transactions faster, easier and less stressful for our customers. The success of our business may also depend on our ability to successfully integrate additional ancillary services into our platform, including renovation, insurance and home warranty services. As a result, we must continually invest significant resources in research and development to improve the attractiveness and comprehensiveness of our products or services, enable smoother and more efficient real estate transactions, adapt to changes in technology and support new devices and operating systems. Changes or additions to our products or services may not attract or engage our customers, and may reduce confidence in our products or services, negatively impact the quality of our brand, upset other industry participants, expose us to increased market or legal risks, subject us to new laws and regulations or otherwise harm our business. Furthermore, if we are unable to successfully anticipate or keep pace with industry changes and provide products or services that our customers want to use, on the devices they prefer, then those customers may become dissatisfied and use our competitors instead. If we are unable to continue offering high-quality, innovative products, we may be unable to attract additional customers and real estate partners or retain our current customers and real estate partners, which could harm our business, results of operations and financial condition.

A significant portion of our costs and expenses are fixed, and we may not be able to adapt our cost structure to offset declines in our revenue.
A significant portion of our expenses are fixed and do not vary proportionately with fluctuations in revenues. We need to maintain and continue to increase our transaction volumes to benefit from operating efficiencies. When we operate at less than expected capacity, fixed costs are inflated and represent a larger percentage of overall cost basis and percentage of revenue. Certain services we use, subscriptions and fees have fixed costs and are necessary for operation of the business. The other portion of fixed costs are necessary in order to invest in future growth. Given the early stage of our business, we cannot assure you that we will be able to rationalize our fixed costs.
Our growth depends in part on the success of our strategic relationships with third parties.
In order to grow our business, we anticipate that we will continue to depend on relationships with third parties, such as settlement service providers, lenders, real estate agents, valuation companies, vendors we use to renovate, service or repair our homes, third party partners we rely on for referrals, such as homebuilders and online real estate websites or institutional buyers of our inventory. Identifying partners, and negotiating and documenting agreements with them, and establishing and maintaining good relationships requires significant time and resources.
In addition, we rely on our relationships with multiple-listing services providers (“
MLS
”) in all our markets both as key data sources for our pricing and for listing our inventory for resale. Many of our competitors and other real estate websites have similar access to MLSs and listing data and may be able to source real estate information faster or more efficiently than we can. If we lose existing relationships with MLSs and other listing providers, whether due to termination of agreements or otherwise, changes to our rights to use or timely access listing data, an inability to continue to add new listing providers or changes to the way real estate information is shared, our ability to price or list our inventory for resale could be impaired and our operating results may suffer.
If we are unsuccessful in establishing or maintaining successful relationships with third parties, our ability to compete in the marketplace or to grow our revenues could be impaired and our operating results may suffer. Even if we are successful, we cannot assure you that these relationships will result in increased customer usage of our product or increased revenues.
If the methodologies we use to assess the value and condition of homes are inaccurate, including because of the information supplied to us by prospective sellers or due to the physical inspections being ineffective, it could result in unforeseen costs and risks.
We make offers based in part on our assessment of offer requests completed by the prospective seller. While we may seek to confirm or supplement the information provided in such an offer request through our own due diligence, including physical inspections, we may rely on the information supplied to us by prospective sellers to make offer decisions, and we cannot be certain that this information is accurate. If owner-supplied information is inaccurate, we may make poor or imperfect pricing decisions and our portfolio may contain more risk than we believe. We also may conduct physical inspections of homes remotely through videos submitted to us by the sellers and this shift has been accelerated by health concerns associated with
COVID-19,
and this change may become permanent. It is possible that these video inspections may not be effective in identifying undisclosed issues, conditions or defects that an in-person
inspection might otherwise reveal, which could result in us incurring unforeseen costs during the resale process.
Our business is dependent upon an adequate and desirable supply of inventory, which is impacted by many factors. Any inability to acquire sufficient or desirable inventory may adversely effect on our business, sales and results of operations.
We primarily acquire homes directly from consumers and there can be no assurance of an adequate or desirable supply of such homes on terms that are attractive to us. A reduction in the availability of or access to inventory could adversely affect our business, sales and results of operations. Additionally, we evaluate thousands of potential homes daily using our proprietary pricing model. If we fail to adjust our pricing to stay in line with broader market trends, or fail to recognize those trends, it could adversely affect our ability to acquire inventory. We remain dependent on customers to sell us homes.
Our ongoing ability to acquire homes is critical to our business model. A lack of available or desirable homes that meet our purchase criteria may affect our ability to scale. Reductions in our acquisitions of homes may have adverse effects on our ability to reach our desired inventory levels, our desired portfolio diversification and our results of operations. In response to the
COVID-19
pandemic and the consequent health risks, we ceased purchasing additional homes in March and April 2020 to safeguard the health and safety of our customers and employees. We continued to sell down inventory throughout 2020, leading to inventory of $171.4 million as of December 31, 2020 compared to inventory of $1,132.6 million and $343.6 million as of December 31, 2021 and 2019, respectively. As our revenues are dependent on inventory levels available for sale, we expect our near-term revenues to be impacted due to limited inventory.
Increases in transaction costs to acquire properties, including costs of evaluating homes and making offers, title insurance and escrow service costs, changes in transfer taxes, and any other new or increased acquisition costs, would have an adverse impact on our home acquisitions and our business.
Our ability to compete effectively and execute on our strategic plan depends in part on our ability to manage home renovations.
Our business depends, in part, upon our ability to effectively manage home renovations. We typically renovate or repair homes prior to listing them for resale. We use internal employees and use third parties to renovate and repair homes before we resell them.
We or these third-party providers may not be able to complete the required renovations or repairs within the expected timeline or proposed budget. Furthermore, if the work quality of our employees or third-party providers does not meet our expectations, then we may need to engage another third-party contractor or subcontractor, which may also adversely affect the timeline or budget for completing renovations or repairs.
A longer than expected period for completing renovations or repairs could negatively impact our ability to sell a home within our anticipated timeline. This prolonged timing exposes us to factors that adversely affect the home’s resale value and may result in selling the home for a lower price than anticipated or not being able to sell the home at all. Meanwhile, incurring more than budgeted costs would adversely affect our investment return on purchased homes. Additionally, any undetected issues with a third-party provider’s work may adversely affect our reputation as a home seller.
There are risks related to our ownership of vacant homes and the listing of those homes for resale that are not possible to fully eliminate.
The homes in our inventory generally are not occupied during the time we own them prior to resale. When a home is listed for resale, prospective buyers or their agents typically can access our homes instantly through our technology without the need for an appointment or one of our representatives being present. In certain circumstances, we also allow sellers to continue to occupy a home after we have purchased the home for a short period of time. Having visitors or short-term occupants in our homes entails risks of damage to the homes, personal injury, unauthorized activities on the properties, theft, rental scams, squatters and trespassers and other situations that may have adverse impacts on us or the homes, including potential adverse reputational impacts. Additionally, all of these circumstances may involve significant costs to resolve that may not be fully covered by insurance, including legal costs associated with removing unauthorized visitors and occupants and additional holding and repair costs. If these increased costs are significant across our homes inventory, both in terms of costs per home and numbers of homes impacted, this could have an adverse impact on our results of operations that is material.

Since we employ real estate agents for our brokerage business, we are subject to challenges that may not be faced by our competitors. Our ability to hire and retain a sufficient number of agents is critical to maintaining and growing our business and providing an adequate level of service to our customers.
As a result of our business model of employing real estate agents for our brokerage business, our real estate agents generally earn less on a per transaction basis than traditional real estate agents who work as independent contractors at traditional brokerages. Because our model is uncommon in our industry, real estate agents considering working for us may not understand our compensation model or may not perceive it to be more attractive than the independent contractor, commission-driven compensation model used by most traditional brokerages. If we are unable to attract, retain, effectively train, motivate, and utilize our real estate agents, we will be unable to grow our business and we may be required to change our compensation model, which could significantly increase our real estate agent compensation or other costs.
Also as a result of employing our real estate agents, we incur costs that our brokerage competitors do not, such as base pay, employee benefits, expense reimbursement, training, and employee transactional support staff. As a result, we have significant costs that, in the event of downturns in demand in the markets we serve, may result in us being unable to adjust as rapidly as some of our competitors. In turn, such downturns may impact us more than our competitors.
Conversely, in times of rapidly rising demand we may face a shortfall of real estate agents. To the extent our customer demand increases from current levels, our ability to adequately serve the additional customers, and in turn grow our revenue and market share, depends, in part, on our ability to timely hire and retain additional real estate agents. To the extent we are unable to hire, either timely or at all, or retain the required number of real estate agents to serve our customer demand, we will be unable to maximize our revenue and market share growth.
Additionally, due to the costs of employing our real estate agents, real estate agent turnover may be more costly to us than to traditional brokerages. Our business may be harmed if we are unable to achieve the necessary level of real estate agent productivity and retention to offset their related costs.
We are subject to the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the jurisdictions in which we do business.
Due to our brokerage business, we and our agents must comply with the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the markets in which we operate. Due to the geographic scope of our operations, we and our real estate agents may not be in compliance with all of the required licenses at all times. Additionally, if we enter into new markets, we may become subject to additional licensing requirements. If we or our real estate agents fail to obtain or maintain the required licenses for conducting our brokerage operations or fail to strictly adhere to associated regulations, the relevant government authorities may order us to suspend relevant operations or impose fines or other penalties.
A health and safety incident relating to our operations could be costly in terms of potential liability and reputational damage.
Customers will visit homes on a regular basis through our mobile application or with a real estate agent. Due to the number of homes we own, the safety of our homes is critical to the success of our business. A failure to keep our homes safe that results in a major or significant health and safety incident could expose us to liability that could be costly. Such an incident could generate significant negative publicity and have a corresponding impact on our reputation, our relationships with relevant regulatory agencies or governmental authorities, and our ability to attract customers and employees, which in turn could have a material adverse effect on our financial results and liquidity.

Our risk management efforts may not be effective.
We could incur substantial losses and our business operations could be disrupted if we are unable to effectively identify, manage, monitor and mitigate financial risks, such as pricing risk, interest rate risk, liquidity risk, and other market-related risks, as well as operational and legal risks related to our business, assets and liabilities. We also are subject to various laws, regulations and rules that are not industry specific, including employment laws related to employee hiring and termination practices, health and safety laws, environmental laws and other federal, state and local laws, regulations and rules in the jurisdictions in which we operate. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks to which we are exposed, mitigate the risks we have identified, or identify additional risks to which we may become subject in the future. Expansion of our business activities may also result in our being exposed to risks to which we have not previously been exposed or may increase our exposure to certain types of risks, and we may not effectively identify, manage, monitor, and mitigate these risks as our business activities change or increase.
We are from time to time involved in, or may in the future be subject to, claims, suits, government investigations, and other proceedings that may result in adverse outcomes.
We are from time to time involved in, or may in the future be subject to, claims, suits, government investigations, and proceedings arising from our business, including actions with respect to intellectual property, privacy, consumer protection, information security, mortgage lending, real estate, environmental, data protection or law enforcement matters, tax matters, labor and employment, and commercial claims, as well as actions involving content generated by our customers, shareholder derivative actions, purported class action lawsuits, and other matters. Such claims, suits, government investigations, and proceedings are inherently uncertain, and their results cannot be predicted with certainty. Regardless of the outcome, any such legal proceedings can have an adverse impact on us because of legal costs, diversion of management and other personnel, negative publicity and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in reputational harm, liability, penalties, or sanctions, as well as judgments, consent decrees, or orders preventing us from offering certain features, functionalities, products, or services, or requiring a change in our business practices, products, services or technologies, which could in the future materially and adversely affect our business, operating results and financial condition.
We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws, rules and regulations. Failure to comply with these laws, rules and regulations or to obtain and maintain required licenses, could adversely affect our business, financial condition and results of operations.
We operate in highly regulated businesses through a number of different channels across the United States. As a result, we are currently subject to a variety of, and may in the future become subject to additional, federal, state and local statutes and regulations in various jurisdictions (as well as judicial and administrative decisions and state common law), which are subject to change at any time, including laws regarding the real estate and mortgage industries, settlement services, insurance, mobile and internet-based businesses and other businesses that rely on advertising, as well as data privacy and consumer protection laws, and employment laws. These laws are complex and sometimes ambiguous, and can be costly to comply with, require significant management time and effort, require a substantial investment in technology, and subject us to claims, government enforcement actions, civil and criminal liability or other remedies, including suspension of business operations.
Buying and selling homes, providing real estate brokerage services, and provide other product offerings, such as mortgage brokerage services, results in us receiving or facilitating transmission of personally identifiable information. Further, in the future we may offer additional products and services, which could increase the amount of personally identifiable information we receive and transmit. This information is increasingly subject to legislation and regulation in the United States. These laws and regulations are generally intended to protect the privacy and security of personal information, including Social Security Numbers that is collected, processed and transmitted. These laws also can restrict our use of this personal information for other commercial purposes. We could be adversely affected if government regulations require us to significantly change our business practices with respect to this type of information, if penetration of network security or misuse of personal information occurs, or if the third parties that we engage with to provide processing and screening services violate applicable laws and regulations, misuse information, or experience network security breaches.
In order to provide the broad range of products and services that we offer or plan to offer customers, certain of our subsidiaries are or will be required to maintain real estate brokerage and mortgage licenses in certain states in which we operate. These entities are subject to stringent state and federal laws and regulations and to the scrutiny of state and federal government agencies as licensed businesses.
Mortgage products are regulated at the state level by licensing authorities and administrative agencies, with additional oversight from the Consumer Financial Protection Bureau and other federal agencies. These laws generally regulate the manner in which lending and lending-related activities are marketed or made available to consumers, including, but not limited to, advertising, finding and qualifying applicants, the provision of consumer disclosures, payments for services, and record keeping requirements; these laws include, at the federal level, the Real Estate Settlement Procedures Act, the Fair Credit Reporting Act (as amended by the Fair and Accurate Credit Transactions Act), the Truth in Lending Act (including the Home Ownership and Equity Protection Act of 1994), the Equal Credit Opportunity Act, the Fair Housing Act, the Gramm-Leach-Bliley Act, the Electronic Fund Transfer Act, the Servicemembers Civil Relief Act, the Military Lending Act, the Homeowners Protection Act, the Home Mortgage Disclosure Act, the Secure and Fair Enforcement for Mortgage Licensing Act of 2008, the Federal Trade Commission Act, the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, the Bank Secrecy Act (including the Office of Foreign Assets Control and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act), the Telephone Consumer Protection Act, the Mortgage Acts and Practices Advertising Rule (Regulation N), the Coronavirus Aid, Relief, and Economic Security Act, all implementing regulations, and various other federal laws. The Consumer Financial Protection Bureau also has broad authority to enforce prohibitions on practices that it deems to be unfair, deceptive or abusive. Additionally, state and local laws may restrict the amount and nature of interest and fees that may be charged by a lender or mortgage broker, impose more stringent privacy requirements and protections for service members, and/or otherwise regulate the manner in which lenders or mortgage brokers operate or advertise.
As a provider of real estate brokerage services, we hold real estate brokerage licenses in multiple states and may apply for additional real estate brokerage licenses as our business grows. To maintain these licenses, we must comply with the requirements governing the licensing and conduct of real estate brokerage services and brokerage-related businesses in the markets where we operate. We may be subject to additional local, state and federal laws and regulations governing residential real estate transactions, including those administered by the U.S. Department of Housing and Urban Development, and the states and municipalities in which we transact. Further, due to the geographic scope of our operations and the nature of the products and services we provide, certain of our other subsidiaries maintain real estate brokerage licenses in certain states in which we operate. Each of these licenses subjects our subsidiaries to different federal, state, and local laws and the scrutiny of different licensing authorities, including state insurance departments. Each subsidiary must comply with different licensing statutes and regulations, as well as varied laws that govern the offering of compliant products and services.
For certain licenses, we are required to designate individual licensed brokers of record, qualified individuals and control persons. Certain licensed entities also are subject to routine examination and monitoring by the federal Consumer Financial Protection Bureau (for mortgage) and/or state licensing authorities. We cannot assure you that we, or our licensed personnel, are and will remain at all times, in full compliance with state and federal real estate, title insurance and escrow, property and casualty insurance, and mortgage licensing and consumer protection laws and regulations, and we may be subject to litigation, government investigations and enforcement actions, fines or other penalties in the event of any non-compliance.
As a result of findings from examinations, we also may be required to take a number of corrective actions, including modifying business practices and making refunds of fees or money earned. In addition, adverse findings in one state may be relied on by another state to conduct investigations and impose remedies. If we apply for new licenses, we will become subject to additional licensing requirements, which we may not be in compliance with at all times. If in the future a state agency were to determine that we are required to obtain additional licenses in that state in order to operate our business, or if we lose or do not renew an existing license or are otherwise found to be in violation of a law or regulation, we may be subject to fines or legal penalties, lawsuits, enforcement actions, void contracts, or our business operations in that state may be suspended or prohibited. Our business reputation with consumers and third parties also could be damaged. Compliance with, and monitoring of, these laws and regulations is complicated and costly and may inhibit our ability to innovate or grow.
If we are unable to comply with these laws or regulations in a cost-effective manner, it may require us to modify certain products and services, which could require a substantial investment and result in a loss of revenue, limit our ability to offer additional products and services, or expand existing products and services into new markets, or cease providing the impacted product or service altogether. Furthermore, laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our products and business.
Catastrophic events may disrupt our business.
Natural disasters or other catastrophic events may cause damage or disruption to our operations, real estate commerce, and the global economy, and thus could harm our business. In particular, the
COVID-19
pandemic, including the reactions of governments, markets, and the general public to the
COVID-19
pandemic, may result in a number of adverse consequences for our business and results of operations, the details of which would be difficult to predict. Properties located in the markets in which we operate in Florida and certain portions of North Carolina and Texas are more susceptible to certain hazards (such as floods, hurricanes or hail) than properties in other parts of the country.
In the event of a major earthquake, hurricane, windstorm, tornado, flood or catastrophic event such as pandemic, fire, flood, power loss, telecommunications failure, cyber-attack, war, or terrorist attack, we may be unable to continue our operations and may endure reputational harm, delays in developing our platform and solutions, breaches of data security and loss of critical data, all of which could harm our business, results of operations and financial condition. Furthermore, these sorts of catastrophic events may cause disruption on both the resale and acquisition side as we may not be able to transact on real estate. For example, homes that we own may be damaged and disruptions to infrastructure may mean our contractors are unable to perform the necessary home repairs in a timely manner. Closures of local recording offices or other governmental offices in charge of real property records, including tax or lien-related records, would adversely affect our ability to conduct operations in the affected geographies. Any of these delays will likely result in extended hold times, increased costs and impairments. Also, the insurance we maintain would likely not be adequate to cover our losses resulting from disasters or other business interruptions.
As we grow our business, the need for business continuity planning and disaster recovery plans will grow in significance. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business and reputation would be harmed.
Environmentally hazardous conditions may adversely affect us.
Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by applicable environmental laws may be held responsible for all of the clean-up
costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up
costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination or otherwise adversely affect our ability to sell the property. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially and adversely affect us.
Compliance with new or more stringent environmental laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We may be subject to environmental laws or regulations relating to our properties, such as those concerning lead-based paint, mold, asbestos, radon, pesticides, proximity to power lines or other issues. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability or that the current environmental condition of our properties will not be affected by existing conditions of the land, operations in the vicinity of the properties or the activities of unrelated third parties. In addition, we may be required to comply with various local, state and federal fire, health, life-safety and similar regulations. Failure to comply with applicable laws and regulations could result in fines and/or damages, suspension of personnel, civil liability or other sanctions.
Risks Related to Our Intellectual Property and Technology
Our internal information technology systems may fail or suffer security breaches, loss or leakage of data, and other disruptions, which could disrupt our business or result in the loss of critical and confidential information.
The evolution of technology systems introduces ever more complex security risks that are difficult to predict and defend against. An increasing number of companies, including those with significant online operations, have recently disclosed breaches of their security, some of which involved sophisticated tactics and techniques allegedly attributable to criminal enterprises or nation-state actors. Successful breaches, employee malfeasance, or human or technological error could result in, for example, unauthorized access to, disclosure, modification, misuse, loss, or destruction of company, customer, or other third party data or systems; theft of sensitive, regulated, or confidential data including personal information and intellectual property; the loss of access to critical data or systems through ransomware, destructive attacks or other means; and business delays, service or system disruptions or denials of service. We experience cyber incidents and other security incidents of varying degrees from time to time, and there can be no assurance that any future incidents would not lead to costs or consequences that materially impact our operations or business. In response to these incidents, we have implemented controls and taken other preventative actions to further strengthen our systems against future incidents. However, we cannot guarantee that such measures will provide sufficient security, that we will be able to react in a timely manner, or that our remediation efforts following a cybersecurity incident will be successful.
In addition, we do not know whether our current practices will be deemed sufficient under applicable laws or whether new regulatory requirements might require us to make significant changes to our current practices. If there is a breach of our computer systems, and we know or suspect that certain personal information has been accessed, or used inappropriately, we may need to inform the affected individual and may be subject to significant fines and penalties. Further, under certain regulatory schemes, we may be liable for statutory damages on a per breached record basis, irrespective of any actual damages or harm to the individual. In the event of a breach we could face government scrutiny or consumer class actions alleging statutory damages amounting to hundreds of millions, and possibly billions of dollars.

The risk of cybersecurity incidents directed at us or our third-party vendors includes uncoordinated individual attempts to gain unauthorized access to information technology systems, as well as to sophisticated and targeted measures known as advanced persistent threats. In addition, we face the risk of confidential data inadvertently leaking through human or technological errors. Cybersecurity incidents are also constantly evolving, increasing the difficulty of detecting and successfully defending against them. In the ordinary course of our business, we and our third-party vendors collect and store personal information, as well as our proprietary business information and intellectual property and that of our customers and employees.
Additionally, we rely on third-parties and their security procedures for the secure storage, processing, maintenance, and transmission of information that is critical to our operations. Despite measures designed to prevent, detect, address, and mitigate cybersecurity incidents, such incidents may occur to us or our third-party providers and, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption or unavailability of critical data and confidential or proprietary information (our own or that of third parties, including personal information of our customers and employees) and the disruption of business operations. Any such compromises to our security, or that of our third-party vendors, could cause customers to lose trust and confidence in us and stop using our website and mobile applications. In addition, we may incur significant costs for remediation that may include liability for stolen assets or information, repair of system damage, and compensation to customers, employees, and business partners. We may also be subject to government enforcement proceedings and legal claims by private parties. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.
Any actual or alleged security breaches or alleged violations of federal or state laws or regulations relating to privacy and data security could result in mandated user notifications, litigation, government investigations, significant fines, and expenditures; divert management’s attention from operations; deter people from using our platform; damage our brand and reputation; and materially adversely affect our business, results of operations, and financial condition. Defending against claims or litigation based on any security breach or incident, regardless of their merit, will be costly and may cause reputation harm. The successful assertion of one or more large claims against us that exceed available insurance coverage, denial of coverage as to any specific claim, or any change or cessation in our insurance policies and coverages, including premium increases or the imposition of large deductible requirements, could have a material adverse effect on our business, results of operations, and financial condition.
We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, and violation of these privacy obligations could result in a claim for damages, regulatory action, loss of business, or unfavorable publicity.
We receive, store and process personal information and other customer information, or personal information. There are numerous federal and state laws, as well as regulations and industry guidelines, regarding privacy and the storing, use, processing, and disclosure and protection of personal information, the scope of which are changing, subject to differing interpretations, and may be inconsistent among countries or conflict with other rules. Additionally, laws, regulations, and standards covering marketing and advertising activities conducted by telephone, email, mobile devices, and the internet, may be applicable to our business, such as the Telephone Consumer Protection Act (the “
TCPA
”) (as implemented by the Telemarketing Sales Rule), the
CAN-SPAM
Act, and similar state consumer protection laws. We generally seek to comply with industry standards and are subject to the terms of our own privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection to the extent possible. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or regulations, making enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Any failure or perceived failure by us to comply with our privacy policies, privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized access to or unintended release of personally identifiable information or other customer data, may result in governmental enforcement actions, litigation, or public statements against us by consumer advocacy groups or others. Any of these events could cause us to incur significant costs in investigating and defending such claims and, if found liable, pay significant damages. Further, these proceedings and any subsequent adverse outcomes may cause our customers to lose trust in us, which could have an adverse effect on our reputation and business.
Any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of personal information, or regarding the manner in which the express or implied consent of customers for the use and disclosure of personal information is obtained, could require us to modify our products and features, possibly in a material manner and subject to increased compliance costs, which may limit our ability to develop new products and features that make use of the personal information that our customers voluntarily share. For example, the California Consumer Privacy Act (the “
CCPA
”), which took effect on January 1, 2020, imposes obligations and restrictions on companies regarding their collection, use, and sharing of personal information and provides new and enhanced data privacy rights to California residents. The CCPA imposes a severe statutory damages framework. Since the enactment of the CCPA, new privacy and data security laws have been proposed in more than half of the states in the U.S. and in the U.S. Congress, including another law in California where voters approved a ballot initiative from privacy rights advocates intending to augment and expand the CCPA, the California Privacy Rights Act (the “
CPRA
”), on November 3, 2020, which will take effect on January 1, 2023 (with a lookback to data collected, on or after January 1, 2022). The CPRA will significantly modify the CCPA, including by creating a new state agency that will be vested with the authority to implement and enforce California’s privacy laws. Additionally, Nevada enacted a law that went into force on October 1, 2019 and requires companies to honor consumers’ requests to no longer sell their data. Violators may be subject to injunctions and civil penalties of up to $5,000 per violation. Several other states are actively considering privacy laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for our business. We expect that there will continue to be new proposed laws, regulations, and industry standards concerning privacy, data protection, and information security and we cannot determine the impact such future laws, regulations, and standards may have on our business. We could be subject to legal claims, government action, or harm to our reputation or incur significant remediation costs if we experience a security breach or our practices fail, or are seen as failing, to comply with our policies or with applicable laws concerning personally identifiable information.
Any of the foregoing could materially adversely affect our brand, reputation, business, results of operations, and financial condition.
Any significant disruption in service in our computer systems and third-party networks and mobile infrastructure that we depend on could result in a loss of customers and we may be unable to maintain and scale the technology underlying our offerings.
Customers and potential customers access our products primarily through our website and mobile applications. Our ability to attract, retain and serve customers depends on the reliable performance and availability of our website, mobile application, and technology infrastructure. Furthermore, we depend on the reliable performance of third-party networks and mobile infrastructure to provide our technology offerings to our customers and potential customers. The proper operation of these networks and infrastructure is beyond our control, and service interruptions or website unavailability could impact our ability to service our customers in a timely manner, and may have an adverse effect on existing and potential customer relationships.
Our information systems and technology may not be able to continue to accommodate our growth and may be subject to security risks. The cost of maintaining such systems may increase. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on our business and results of operations and could result in a loss of customers.

Failure to protect our trade secrets,
know-how,
proprietary applications, business processes and other proprietary information, could adversely affect the value of our technology and products.
Our success and ability to compete depends in part on our intellectual property and our other proprietary business information. We seek to control access to our proprietary information by entering into a combination of confidentiality and proprietary rights agreements, invention assignment agreements and nondisclosure agreements with our employees, consultants and third parties with whom we have relationships. We have filed trademark and patent applications to protect certain aspects of our intellectual property. However, we cannot guarantee that patents will issue on our pending patent applications or that we will be successful in registering our trademarks. We may be unable to secure intellectual property protection for all of our technology and methodologies, or the steps we take to enforce our intellectual property rights may be inadequate. Furthermore, monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot guarantee that the steps we have taken to protect our proprietary technologies will be effective to enforce our rights against third parties. Third parties may knowingly or unknowingly infringe our proprietary rights or challenge proprietary rights held by us, and we may not be able to prevent infringement or misappropriation of our proprietary rights without incurring substantial expense. If our intellectual property rights are used or misappropriated by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our products and methods of operations. Any of these events would have a material adverse effect on our business, financial condition and results of operations.
In the future we may be party to intellectual property rights claims and other litigation which are expensive to support, and if resolved adversely, could have a significant impact on us.
Our competitors and other third parties may own or claim to own intellectual property relating to the real estate industry. In the future, third parties may claim that we are infringing on their intellectual property rights, and we may be found to be infringing such rights. Any claims or litigation, regardless of merit, could cause us to incur significant expenses. If any such claims are successfully asserted against us, it could require us to pay significant damages or ongoing licensing payments, prevent us from offering our products or services, or require us to comply with unfavorable terms. Even if we were to prevail, the time and resources necessary to resolve such disputes could be costly, time-consuming, and divert the attention of management and key personnel from our business operations. If we are not successful in defending ourselves against any potential future claims, we may be required to pay damages and may be subject to injunctions, each of which could harm our business, results of operations, financial condition and reputation.
Our services utilize third-party open source software components, which may pose particular risks to our proprietary software, technologies, products and services in a manner that could negatively affect our business.
We use open source software in our services and will continue to use open source software in the future. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code, and may not be regularly maintained and updated in order to contain and patch possible security vulnerabilities. To the extent that our services depend upon the successful operation of open source software, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of our platform, delay new solutions introductions, result in a failure of our platform, and injure our reputation.
Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with such open source software in a certain manner, we could, under certain open source licenses, be required to release or license the source code of our proprietary software to the public. From time to time, we may be subject to claims asserting ownership of, or demanding release of, our source code, the open source software or derivative works that were developed using such software, or requiring us to provide attributions of any open source software incorporated into our distributed software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a commercial license or require us to devote additional research and development resources to re-engineer
our software or change our products or services, any of which would have a negative effect on our business and results of operations. Additionally, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our products.
We rely on licenses to use the intellectual property rights of third parties which are incorporated into our products and services. Failure to renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.
We rely on products, technologies and intellectual property that we license from third parties for use in our services. We cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew or expand existing licenses, we may be required to discontinue or limit our use of the products that include or incorporate the licensed intellectual property.
We cannot be certain that our licensors are not infringing the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our services containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition and results of operations.
Our software is highly complex and may contain undetected errors.
The software and code underlying our platform is highly interconnected and complex and may contain undetected bugs, errors, malicious code, vulnerabilities, or other defects, some of which may remain undetected or may only be discovered after the code has been released. We release or update our software code regularly and this practice may result in the more frequent introduction of errors or vulnerabilities into the software underlying our platform, which can impact the customer experience on our platform. Additionally, due to the interconnected nature of the software underlying our platform, updates to certain parts of our code, including changes to our mobile app or website or third party application programming interfaces on which our mobile app or website rely, could have an unintended impact on other sections of our code, which may result in errors or vulnerabilities to our platform. Any errors or vulnerabilities discovered in our code after release could impact the security of our systems or result in the inadvertent disclosure of sensitive or other regulated information, cause damage to our reputation, loss of our customers, loss of revenue or liability for damages, any of which could adversely affect our growth prospects and our business.
Furthermore, our development and testing processes may not detect errors and vulnerabilities in our technology offerings prior to their implementation. Any inefficiencies, errors, technical problems or vulnerabilities arising in our technology offerings after their release could reduce the quality of our products or interfere with our customers’ access to and use of our technology and offerings.

Our fraud detection processes and information security systems may not successfully detect all fraudulent activity by third parties aimed at our employees or customers, which could adversely affect our reputation and business results.
Third-party actors have attempted in the past, and may attempt in the future, to conduct fraudulent activity by engaging with our customers, particularly in our title insurance and escrow business. We make a large number of wire transfers in connection with loan and real estate closings and process sensitive personal data in connection with these transactions. Though we have sophisticated fraud detection processes and have taken other measures to identify fraudulent activity on our mobile applications, websites and internal systems, we may not be able to detect and prevent all such activity. Similarly, the third parties we use to effectuate these transactions may fail to maintain adequate controls or systems to detect and prevent fraudulent activity. Persistent or pervasive fraudulent activity may cause customers and real estate partners to lose trust in us and decrease or terminate their usage of our products, or could result in financial loss, thereby harming our business and results of operations.
Risks Related to Our Liquidity and Capital Resources
We utilize a significant amount of indebtedness in the operation of our business, and so our cash flows and operating results could be adversely affected by required payments of debt or related interest and other risks of our debt financing.
As of December 31, 2021 we had $1,026.2 million aggregate principal amount of indebtedness outstanding, including $999.8 million of loans under asset-backed senior and mezzanine secured credit facilities. Our leverage could have meaningful consequences to us, including increasing our vulnerability to economic downturns, limiting our ability to withstand competitive pressures, or reducing our flexibility to respond to changing business and economic conditions. We are also subject to general risks associated with debt financing, including (1) our cash flow may not be sufficient to satisfy required payments of principal and interest; (2) we may not be able to refinance our existing indebtedness or refinancing terms may be less favorable to us than the terms of our existing debt; (3) debt service obligations could reduce funds available for capital investment and general corporate purposes; (4) any default on our indebtedness could result in acceleration of the indebtedness and foreclosure on the homes collateralizing that indebtedness, with our attendant loss of any prospective income and equity value from such property; and (5) aged real estate may be ineligible for financing on our debt facilities potentially forcing the sale of aged real estate for prices that do not allow us to meet our margin targets or cover our costs to repay those facilities. Any of these risks could place strains on our cash flows, reduce our ability to grow and adversely affect our results of operations.
We rely on agreements with third parties to finance our business.
We have entered into debt agreements with a limited number of counterparties to provide capital for the growth and operation of our businesses, including to finance our purchase and renovation of homes. If we fail to maintain adequate relationships with potential financial sources, or if we are unable to renew, refinance or extend our existing debt arrangements on favorable terms or at all, we may be unable to maintain sufficient inventory, which would adversely affect our business and results of operations. In addition, some of our secured credit facilities are not fully committed, meaning the applicable lender may not be obligated to advance new loan funds if they choose not to do so. Obtaining new or replacement funding arrangements may not be possible or may be at higher interest rates or other less favorable terms.
Our financing sources are not required to extend the maturities of our financing arrangements, and if a financing source is unable or unwilling to extend financing, and other financing sources are unable or unwilling to make or increase their financing commitments, then we will be required to repay the outstanding balance of the financing on the related maturity date. If we are unable to pay the outstanding balance of our debt obligations at maturity, the financing sources generally have the right to foreclose on the homes and other collateral securing that debt and to charge higher “default rates” of interest until the outstanding obligations are paid in full. If we are unable to renew or extend the terms of our existing senior and mezzanine secured credit facilities, we may not be able to terminate or prepay the secured credit facilities without incurring significant financial costs. If realized, any of these financing risks could negatively impact our results of operations and financial condition.
We intend to rely on proceeds from the sale of financed homes to repay amounts owed under our property financing facilities, but such proceeds may not be available or may be insufficient to repay the amounts when they become due.
For our senior and mezzanine secured credit facilities, we typically are required to repay amounts owed with respect to a financed home upon the sale of that home. There is no assurance such sale proceeds will fully cover the amounts owed. Our senior and mezzanine secured credit facilities commonly have initial terms of 18 to 24 months or less. It may be the case that not all homes securing these arrangements will be sold on or before the maturity dates of such financing arrangements, which would mean that sale proceeds would not be available to pay the amounts due at maturity. We may also be required to repay amounts owed with respect to a financed home prior to the sale of that home and prior to maturity of the related financing facility, typically due to the home having been held in our inventory for an extended period of time or, less commonly, if other unforeseen issues with the home arise during our holding period. In these situations, we may use cash on hand to repay the amounts owed or contribute other homes as additional collateral. To the extent we do not have sufficient cash or substitute collateral or are unable to draw on other financing facilities to make the required repayments, which could occur if a significant amount of our debt were to become due suddenly and unexpectedly, we would be in default under the related facility.
Covenants in our debt agreements may restrict our borrowing capacity or operating activities and adversely affect our financial condition.
Certain of our existing debt agreements contain, and future debt agreements may contain, various affirmative, negative, financial and collateral performance covenants. Specifically, we need to maintain a certain tangible net worth and liquidity minimums under certain of these facilities. These covenants may limit our operational flexibility or restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our shareholders. If we breach these covenants, in certain cases, we could be required to repay all of the relevant debt immediately, even in the absence of a payment default. The occurrence of these events would have an adverse impact on our financial condition and results of operations and such impact could be material.
The borrowers and certain other loan parties under the debt facilities we use to finance the purchase and renovation of homes are special purpose entity (“
SPE
”) subsidiaries of Offerpad. While our SPEs’ lenders’ recourse in most situations following an event of default is only to the applicable SPE or its assets, we have provided limited non-recourse
carve out guarantees under our senior and mezzanine secured credit facilities for certain of the SPEs’ obligations in situations involving “bad acts” by an Offerpad entity and certain other limited circumstances that are generally under our control. To the extent a guaranty obligation is triggered, we may become obligated to pay all or a portion of the amounts owed by our SPEs and other subsidiaries to their respective lenders.
Our debt facilities contain cross defaults and similar provisions that could cause us to be in default under multiple debt facilities or otherwise lose access to financing for new homes and excess proceeds from sales of homes in the event we default under a single facility.
If an event of default or similar event occurs under one of our senior or mezzanine secured credit facilities, this may trigger an event of default under another senior or mezzanine secured credit facility or result in us losing access to financing through our senior and mezzanine secured credit facilities or to excess proceeds from sales of homes that would otherwise be available to us. In addition, our senior and mezzanine secured credit facilities currently contain cross defaults to certain other indebtedness. The foregoing considerations significantly increase the likelihood that a default or similar event under one or more of our debt facilities would result in adverse consequences for our other debt facilities.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations.
Borrowings under our senior secured facilities accrue interest at variable rates and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase and our earnings and cash flows will correspondingly decrease. Increased interest costs could also reduce the amount of debt financing that our homes inventory can support. Assuming no change in the outstanding borrowings on our senior secured facilities, we estimate that a one percentage point increase in LIBOR would have increased our annual interest expense by approximately $8.3 million and $1.5 million for the years ended December 31, 2021 and 2020, respectively.
In connection with our variable debt, we may seek to obtain interest rate protection in the form of swap agreements, interest rate cap contracts or similar derivatives or instruments to hedge against the possible negative effects of interest rate increases. There is no assurance that we will be able to obtain any such interest rate hedging arrangements on attractive terms or at all. Even if we are successful in obtaining interest rate hedges, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations thereunder.
We could be subject to additional tax liabilities and our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.
We are subject to federal and state income and
non-income
taxes in the United States. Tax laws, regulations, and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political, and other conditions, and significant judgment is required in evaluating and estimating these taxes. Our effective tax rates could be affected by numerous factors, such as entry into new businesses and geographies, changes to our existing business and operations, acquisitions and investments and how they are financed, changes in our stock price, changes in our deferred tax assets and liabilities and their valuation, and changes in the relevant tax, accounting, and other laws, regulations, administrative practices, principles and interpretations. We are required to take positions regarding the interpretation of complex statutory and regulatory tax rules and on valuation matters that are subject to uncertainty, and IRS or other tax authorities may challenge the positions that we take.
We generated net income during the year ended December 31, 2021. However, we have incurred losses since our inception through December 31, 2020, may not be profitable in the near future, and may never achieve long-term profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2021, the Company had federal and state net operating loss (“
NOL
”) carryforwards of $222.4 million. Under the Tax Act, as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “
CARES Act
”), U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.
In addition, our net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Code, our federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in our ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes or transactions. Similar rules may apply under state tax laws.

We will need additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available.
We will require additional capital and debt financing to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to increase our marketing expenditures to improve our brand awareness, build and maintain our inventory of homes, develop new products or services or further improve existing products and services (including mortgage lending), enhance our operating infrastructure and acquire complementary businesses and technologies. During past economic and housing downturns and more recently at the onset of
COVID-19,
credit markets constricted and reduced sources of liquidity.
If cash on hand and cash generated from operations are not sufficient to meet our cash and liquidity needs, we may need to seek additional capital and engage in equity or debt financings to secure funds. However, additional funds may not be available when we need them on terms that are acceptable to us, or at all. In addition, any financing that we secure in the future could involve restrictive covenants which may make it more difficult for us to obtain additional capital and to pursue business opportunities.
Our ability to obtain financing will depend, among other things, on our product development efforts, business plans, operating performance and condition of the capital markets and housing markets at the time we seek financing. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, or may require us to agree to unfavorable terms, and our existing stockholders may experience significant dilution.
If new financing sources are required, but are insufficient or unavailable, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be adversely affected.
We may use derivatives and other instruments to reduce our exposure to interest fluctuations and those derivatives and other instruments may not prove to be effective.
We may use derivatives or other instruments to reduce our exposure to adverse changes in interest rates. Hedging interest rate risk is a complex process, requiring sophisticated models and constant monitoring. Due to interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivative instruments that are linked to the hedged assets and liabilities. If we engage in derivative transactions, we will be exposed to credit and market risk. If the counterparty fails to perform, credit risk exists to the extent of the fair value gain in the derivative. Market risk exists to the extent that interest rates change in ways that are significantly different from what we expected when we entered into the derivative transaction. Our hedging activity, if any, may fail to provide adequate coverage for interest rate exposure due to market volatility, hedging instruments that do not directly correlate with the interest rate risk exposure being hedged or counterparty defaults on obligations.
When the London Inter-Bank Offered Rate (“LIBOR”) is discontinued, interest payments under our senior secured credit facilities may be calculated using another reference rate.
Certain of our indebtedness bears interest at variable interest rates, primarily based on the London Inter-bank Offered Rate (“LIBOR”), which is subject to regulatory guidance and/or reform that could cause interest rates under our current or future debt agreements to perform differently than in the past or cause other unanticipated consequences. Some tenors of LIBOR were discontinued on December 31, 2021 and the remaining tenors are expected to be discontinued on or after June 30, 2023. The Secured Overnight Financing Rate (“
SOFR
”), which is a new index calculated by short-term repurchase agreements and backed by U.S. Treasury securities, has been proposed as an alternative to LIBOR. The market transition away from LIBOR towards SOFR is expected to be complicated, and there is no guarantee that SOFR will become a widely accepted benchmark in place of LIBOR. LIBOR is used as a benchmark rate for our senior secured credit facilities. Some of these agreements do not contain fulsome fallback language for circumstances in which LIBOR ceases to be published. The transition process may involve, among other things, increased volatility and illiquidity in markets for instruments that currently rely on LIBOR and may result in increased borrowing costs, uncertainty under our financing facilities, or difficult and costly processes to amend our financing agreements. There remains uncertainty regarding the future utilization of LIBOR and the nature of any replacement rate, and we are uncertain what impact a transition away from LIBOR may have on our business, financial results, and operations.
Failures at financial institutions at which we deposit funds could adversely affect us.
We deposit substantial funds in various financial institutions in excess of insured deposit limits. In the event that one or more of these financial institutions fail, there is no guarantee that we could recover the deposited funds in excess of federal deposit insurance. Under these circumstances, our losses could have a material adverse effect on our results of operations or financial condition.
Risks Related to Our Capital Structure and Ownership of Our Class A Common Stock and Warrants
Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Certain of our equityholders were in the past subject to lock-up restrictions that have expired as of the date of this prospectus. Now that these lock-up restrictions have expired, such equityholders are not restricted from selling shares of our Class A common stock held by them, other than by applicable securities laws. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our securities. As restrictions on resale end, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of our Class A common stock, and the market price of our Class A common stock could decline if the holders of currently restricted shares or other stockholders sell their shares or are perceived by the market as intending to sell them.
The provisions of our certificate of incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
Our certificate of incorporation provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, stockholders or employees to us or our stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or our bylaws or certificate of incorporation (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, our certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising under the Securities Act, any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
These provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable in such action.
We cannot predict the impact our multi-class structure may have on the stock price of our Class A Common Stock.
We cannot predict whether our multi-class structure will result in a lower or more volatile market price of our Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have policies that restrict or prohibit the inclusion of companies with multiple-class share structures in certain of their indices, including the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote
and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our multi-class capital structure will make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. It is possible that these policies may depress the valuations of publicly traded companies that are excluded from the indices compared to those of other similar companies that are included. Because of our multi-class structure, we will likely be excluded from certain of these indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make shares of our Class A Common Stock less attractive to other investors. As a result, the market price of shares of our Class A Common Stock could be adversely affected.
Our founder and Chief Executive Officer controls a significant percentage of our voting power and will be able to exert significant control over the direction of our business.
Brian Bair, our founder and Chief Executive Officer holds shares of our Class B Common Stock that entitle him and his permitted transferees to 10 votes per share of Class B Common Stock until the Sunset Date, which is defined as earlier of: (a) the date that is nine months following the date on which Mr. Bair (x) is no longer providing services, whether upon death, resignation, removal or otherwise, to us as a member of our senior leadership team, officer or director and (y) has not provided any such services for the duration of such nine-month period; and (b) the date as of which Mr. Bair and his permitted transferees, in the aggregate, more than 75% of the shares of our Class B Common Stock that were outstanding as of the Closing. As of February 1, 2021, Mr. Bair beneficially owned approximately 40.2% of the voting power of our company despite beneficially owning only 7.3% of our Class A Common Stock. Accordingly, for so long as Mr. Bair continues to control a significant percentage of the voting power of our company, he will be able to significantly influence the composition of our board and management and the approval of actions requiring stockholder approval. The concentration of ownership could also deprive you of an opportunity to receive a premium for your shares of Class A Common Stock as part of a sale of us and ultimately might affect the market price of our Class A Common Stock.
Delaware law and our certificate of incorporation and bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
Our certificate of incorporation and bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Class A Common Stock, and therefore depress the trading price. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the incumbent members of our board of directors or taking other corporate actions, including effecting changes in our management. Among other things, our certificate of incorporation and bylaws include provisions that:

•	authorize Class B common stock that entitle Brian Bair, our Chief Executive Officer and founder, to 10 votes per share of such stock until the Sunset Date;

•	provide for a classified board of directors with staggered, three-year terms;

•
permit our board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	following the Sunset Date, require that any action of our stockholders be effected only at a meeting of stockholders and not by written consent;

•	following the Sunset Date, provide that a director may be removed from office only for cause;

•	following the Sunset Date, provide that vacancies on our board of directors can be filled only by the vote of directors then in office;

•	limit the liability of, and provide for the indemnification of, our directors and officers;

•
permit our board of directors to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

•
require a supermajority vote of stockholders to amend certain provisions of our certificate of incorporation and, following the sunset date and a supermajority vote of stockholders in order to amend the bylaws;

•	limit our ability to engage in business combinations with certain interested stockholders without certain approvals; and

•
mandate advance notice procedures with which stockholders must comply in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our board of directors or management.
We are no longer an emerging growth company and, as a result, we now must comply with increased disclosure and compliance requirements which may increase our costs.
We no longer qualify as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as a result, are subject to various disclosure and compliance requirements that did not previously apply, such as:

•
the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002;

•	the requirement that we adopt new or revised accounting standards when they are applicable to public companies, instead of delaying their adoption until they are applicable to private companies;

•
compliance with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	the requirement that we provide full and more detailed disclosures regarding executive compensation; and

•	the requirement that we hold a non-binding advisory vote on executive compensation and obtain stockholder approval of any golden parachute payments not previously approved.
We expect that the loss of emerging growth company status and compliance with these additional requirements will increase our legal and financial compliance costs and cause management and other personnel to divert attention from operational and other business matters to devote substantial time to public company reporting requirements. In addition, if we are not able to comply with changing requirements in a timely manner, the market price of our stock could decline and we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities, which would require additional financial and management resources.
We do not intend to pay cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.
Exercise of our outstanding warrants for our Class A common stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
As of December 31, 2021, we had 21,783,304 outstanding warrants to purchase our Class A common stock, which become exercisable beginning on October 23, 2021. The exercise price of these warrants is $11.50 per share subject to adjustment as contemplated by the terms of our warrant agreement. To the extent such warrants are exercised, additional shares of our Class A common stock will be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

There is no guarantee that the public warrants will ever be in the money, and they may expire worthless.
The exercise price for our warrants is $11.50 per share of Class A common stock, subject to adjustment as described in “
Description of Securities—Redemption of Warrants
.” There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.
Registration of the offer and issuance of shares of our Class A common stock may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.
We cannot assure you that we will be able to maintain an effective registration statement covering the offer and issuance of shares of our Class A common stock underlying our warrants. If the issuance of shares upon exercise of the warrants is not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A Common Stock for sale under all applicable state securities laws.
General Risks Related to Offerpad
We have incurred, and expect to continue to incur, increased costs as a result of operating as a public company, and our management has devoted and will continue to devote substantial time to new compliance initiatives.
As a public company, we have incurred and expect to continue to incur significant legal, accounting and other expenses that we did not incur as a private company. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the applicable stock exchange. Our management and other personnel, many of whom have limited experience managing a public company, have devoted and will continue to need to devote a substantial amount of time to these compliance initiatives, and we expect these rules and regulations to substantially increase our legal and financial compliance costs and make some activities more time-consuming and costly. For instance, while we have already incurred substantial expenses in obtaining director and officer liability insurance, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance in the future and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Our management has limited experience in operating a public company.
Certain of our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of our management’s time may be devoted to these activities which will result in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. Our management will need to continually assess our staffing and training procedures to improve our internal control over financial reporting. Further, the development, implementation, documentation and assessment of appropriate processes, in addition to the need to remediate any potential deficiencies, will require substantial time and attention from management. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase its operating costs in future periods.
Some of our potential losses may not be covered by insurance. We may not be able to obtain or maintain adequate insurance coverage.
We maintain insurance to cover costs and losses from certain risk exposures in the ordinary course of our operations, but our insurance may not cover all of the costs and losses from all events. We are responsible for certain retentions and deductibles that vary by policy, and we may suffer losses that exceed our insurance coverage limits by a material amount. We may also incur costs or suffer losses arising from events against which we have no insurance coverage. In addition, large-scale market trends or the occurrence of adverse events in our business may raise our cost of procuring insurance or limit the amount or type of insurance we are able to secure. We may not be able to maintain our current coverage, or obtain new coverage in the future; on commercially reasonable terms or at all. Incurring uninsured or underinsured costs or losses could harm our business.
Our results of operations and financial condition are subject to management’s accounting judgments and estimates, as well as changes in accounting policies.
The preparation of our financial statements requires us to make estimates and assumptions affecting the reported amounts of our assets, liabilities, revenues and expenses. If these estimates or assumptions are incorrect, it could have a material adverse effect on our results of operations or financial condition. Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.
Our management will be required to evaluate the effectiveness of our internal control over financial reporting. If we are unable to maintain effective internal control over financial reporting, investors may lose confidence in the accuracy of our financial reports.
As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Subject to limited exceptions, pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to evaluate and determine the effectiveness of our internal control over financial reporting, and our auditor will be required to deliver an attestation report on the effectiveness of our internal control over financial reporting. An adverse report may be issued in the event our auditor is not satisfied with the level at which our controls are documented, designed or operating.

When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is ineffective, or if our auditor is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we could fail to meet our reporting obligations or be required to restate our financial statements for prior periods.
In addition, our internal control over financial reporting will not prevent or detect all errors and fraud. Because of the inherent limitations in all control systems, no evaluation can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
If there are material weaknesses or failures in our ability to meet any of the requirements related to the maintenance and reporting of our internal control, investors may lose confidence in the accuracy and completeness of our financial reports and that could cause the price of our Class A common stock to decline. In addition, we could become subject to investigations by the applicable stock exchange, the SEC or other regulatory authorities, which could require additional management attention and which could adversely affect our business.
We may acquire other businesses which could require significant management attention, disrupt our business, dilute stockholder value and adversely affect our operating results.
As part of our business strategy, we may make investments in or acquire other companies, products or technologies. We may not realize benefits from any acquisition that we may make in the future. If we fail to integrate successfully such acquisitions, or the businesses and technologies associated with such acquisitions, into our company, the revenue and operating results of the combined company could be adversely affected. Any integration process will require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired business or technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our capital stock. The sale of equity or issuance to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness in connection with an acquisition would result in increased fixed obligations and could also include covenants or other restrictions that may impede our ability to manage our operations.
We are and will continue to be dependent on key personnel, and our failure to attract and retain other highly qualified personnel could harm our business.
Our success depends upon the continued service of our senior management team and successful transitions when management team members pursue other opportunities. In addition, our business depends on our ability to continue to attract, motivate and retain a large number of skilled employees across all of our product and service lines. Furthermore, much of our key technology and processes are custom-made for our business by our personnel. The loss of key personnel, including key members of management, as well as our engineering, product development, home operations, marketing, sales and support, finance and legal personnel could materially and adversely affect our ability to build on the efforts they have undertaken and to execute our business plan, and we may not be able to find adequate replacements. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees in a cost-effective manner, our business could be harmed.
We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.
We may issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under our incentive plan or employee stock purchase plan, without stockholder approval, in a number of circumstances.

Our issuance of additional shares of common stock or other equity securities of equal or senior rank could have the following effects:

•	your proportionate ownership interest in our company will decrease;

•	the relative voting strength of each previously outstanding share of our common stock may be diminished; or

•	the market price of our shares may decline.
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
An active trading market for our securities may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.
In the absence of a liquid public trading market:

•	you may not be able to liquidate your investment in our securities;

•	you may not be able to resell your securities at or above the price at which you acquired them;

•	the market price of shares of our securities may experience significant price volatility; and

•	there may be less efficiency in carrying out your purchase and sale orders.
Additionally, if our securities become delisted from the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if our securities were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
The market price of our securities may be volatile.
The trading price of our securities may fluctuate substantially and may be lower than the price at which you purchase such securities. This may be especially true for companies like ours with a small public float. The trading price of our securities may be volatile and subject to wide fluctuations. The trading price of our Class A Common Stock will depend on many factors, including those described in this “
Risk Factors
” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment.
Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	speculation in the press or investment community;

•	actual or anticipated developments in our business, competitors’ businesses or the competitive landscape generally;

•	the operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to ours;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of our Class A Common Stock available for public sale;

•	any major change in our board of directors or management;

•	sales of substantial amounts of our Class A Common Stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•	general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism; and

•	other risk factors listed under “ Risk Factors. ”
Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the NYSE have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to our could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.
Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to a variety of factors, some of which are beyond our control, resulting in a decline in our stock price.
If securities or industry analysts cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations regarding our Class A Common Stock, then the price and trading volume of our securities could decline.
The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business and operations, our market, or our competitors. If any of the analysts who cover us adversely change their recommendation regarding our securities, or provide more favorable relative recommendations about our competitors, the price of our Class A Common Stock and Warrants would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

The increasing focus on environmental sustainability and social initiatives could increase our costs, harm our reputation and adversely impact our financial results.
There has been increasing public focus by investors, customers environmental activists, the media and governmental and nongovernmental organizations on a variety of environmental, social and other sustainability matters. We may experience pressure to make commitments relating to sustainability matters that affect us, including the design and implementation of specific risk mitigation strategic initiatives relating to sustainability. If we are not effective in addressing environmental, social and other sustainability matters affecting our business, or setting and meeting relevant sustainability goals, our reputation and financial results may suffer. We may experience increased costs in order to execute upon our sustainability goals and measure achievement of those goals, which could have an adverse impact on our business and financial condition.
In addition, this emphasis on environmental, social and other sustainability matters has resulted and may result in the adoption of new laws and regulations, including new reporting requirements. If we fail to comply with new laws, regulations or reporting requirements, our reputation and business could be adversely impacted.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders.
The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.
We will receive the proceeds from any exercise of Warrants for cash. We intend to use the proceeds from any exercise of Warrants for cash for general corporate and working capital purposes.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Board deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that Offerpad’s management believes is relevant to an assessment and understanding of Offerpad’s consolidated results of operations and financial condition. The discussion should be read together with the consolidated financial statements and accompanying notes included in this prospectus.
This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. Offerpad’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in this prospectus. A discussion of the year ended December 31, 2020 compared to the year ended December 31, 2019 has been reported previously in our prospectus filed pursuant to Rule 424(b) dated and filed with the SEC on October 1, 2021, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Unless the context otherwise requires, references to “we”, “our” and “the Company” refer to the business and operations of OfferPad, Inc. and its consolidated subsidiaries prior to the Business Combination (as defined below) and to Offerpad Solutions Inc. and its consolidated subsidiaries, following the consummation of the Business Combination.
Overview
Offerpad was founded in 2015 to create a better residential real estate experience by combining advanced technology solutions with fundamental industry expertise. We provide streamlined, data driven iBuying and real estate solutions for the on-demand
customer. Our digital “Solutions Center” platform gives users a holistic, customer-centric experience, enabling them to efficiently sell and buy their homes online with streamlined access to ancillary services such as mortgage and title insurance.
Our platform provides a unique dual approach to helping home sellers. In our “Express” offering, sellers can access our website or mobile app to receive a competitive cash offer for their home within 24 hours and quickly close without the major inconveniences associated with traditional real estate selling. In our “Flex” offering, we leverage our technology, scale and logistical expertise to renovate and list a seller’s home for sale while also typically providing a backup “Express” cash offer to the seller, thereby providing optionality of process and certainty of outcome. Our platform provides home buyers the opportunity to browse and tour homes online, get instant access to our listings with their mobile devices and submit purchase offers online in a simple process on their own time, with or without an agent. We also offer seamless, integrated access to in-house
agents to advise on the purchase of a home as well as access to mortgage services through one of our preferred providers. We believe by offering both “Express” and “Flex” to sellers, and a guided yet flexible and customizable experience to buyers, we have reinvented the home selling and buying experience to meet the digital and on-demand
needs of modern consumers.
We have created a pioneering iBuying company and leading
on-demand
real estate marketplace that has transacted on homes representing approximately $5.4 billion of aggregate revenue since inception in 2015 through December 31, 2021. Our significant growth relative to our limited capital invested is testament to our efficiency and results driven culture, increasing our total contribution margin after interest (per home sold) from approximately $4,900 in 2019 to approximately $9,000 in 2020 and approximately $22,900 in 2021. Since inception, we have focused on improving the unit economics of our model across our markets, with the added benefit of maximizing operational leverage as we scale. A foundation of our strategic approach to growth has been to prove out our business model first, control costs and refine our valuation automation and logistical operations before we scale into additional markets. Our contribution margin after interest across markets, which was approximately 7% company-wide in 2021, is a testament to our understanding of how to grow efficiently and enter into new markets, improve unit economics and increase operating leverage.

As of December 31, 2021, Offerpad operated in nearly 1,500 cities and towns across 21 metropolitan markets in the United States.
As we expand further into our existing markets, launch new markets, and develop a wide range of new ancillary services, we look forward to bringing our mission of providing your best way to buy and sell a home to even more homeowners and prospective home purchasers across the country.
The Business Combination
On September 1, 2021 (the “Closing Date”), we consummated the transactions contemplated by the Agreement and Plan of Merger, dated March 17, 2021 (the “Merger Agreement”), by and among OfferPad, Inc. (“Old Offerpad”), Supernova Partners Acquisition Company, Inc., a Delaware corporation (“Supernova”), and Orchids Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Pursuant to these transactions, Merger Sub merged with and into Old Offerpad, with Old Offerpad becoming a wholly owned subsidiary of Supernova (the “Business Combination” and, collectively with the other transactions described in the Merger Agreement, the “Transactions”).
On the Closing Date, and in connection with the closing of the Transactions, Supernova changed its name to Offerpad Solutions Inc. (“Offerpad Solutions”).
We accounted for the Business Combination as a reverse recapitalization whereby Old Offerpad was determined as the accounting acquirer and Supernova as the accounting acquiree. While Supernova was the legal acquirer in the Business Combination, because Old Offerpad was determined as the accounting acquirer, the historical financial statements of Old Offerpad became the historical financial statements of the combined company, upon the consummation of the Business Combination. Accordingly, Offerpad Solutions, as the parent company of the combined business, is the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.
The Business Combination had a significant impact on our reported financial position and results as a result of the reverse recapitalization. One of the most significant changes in our reported financial position and results was an increase in cash and cash equivalents. Upon the closing of the Business Combination, Offerpad Solutions received total gross proceeds of $284.0 million, which consisted of $34.0 million from Supernova’s trust and operating accounts, $200.0 million in proceeds from the private placement (“PIPE Investment”) and $50.0 million in proceeds from the execution of the forward purchase agreements pursuant to which certain affiliates of Supernova agreed to purchase, upon the closing of the Transactions, an aggregate of 5,000,000 shares of Offerpad Solutions Class A common stock and an aggregate of 1,666,667 warrants to purchase one share of Offerpad Solutions Class A common stock, for an aggregate purchase price of $50,000,000, or $10.00 per share of Offerpad Solutions Class A common stock and one-third
of one warrant to purchase one share of Offerpad Solutions Class A common stock (“Forward Purchase Agreements”). This was partially offset by transaction costs for the Business Combination of approximately $51.2 million, which principally consisted of advisory, legal and other professional fees, and $63.4 million of cumulative debt repayments, inclusive of accrued but unpaid interest, that were paid in conjunction with the closing of the Business Combination.
Additionally, in connection with the Business Combination, we recognized a $26.5 million warrant liability on our consolidated balance sheet for the fair value of the public warrants and private placement warrants that were previously issued by Supernova and assumed in the Business Combination, along with the additional private placement warrants that were issued upon the closing of the Business Combination. We adjust the warrants to fair value at each reporting period. The warrant liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in our consolidated statements of operations. As a result of the recurring fair value measurement, our future financial statements and results of operations may fluctuate quarterly, based on factors that are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash
gains or losses on the warrants each reporting period and that the amount of such gains or losses could be material.

As a result of the Business Combination, we became an
SEC-registered
and NYSE listed company, which has required us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We have incurred and expect to continue to incur additional annual operating expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.
Business Impact of
COVID-19
The
COVID-19
pandemic yielded an unprecedented environment, which required swift and thoughtful action to plan for the safety of our employees and customers. In March 2020, we initiated a companywide work from home policy and paused purchasing homes to implement additional safety protocols as well as assess the impact of shelter-in-place
and quarantine orders across each of our markets. New safety protocols included PPE supplies for field employees and customers and processes were designed in coordination with a third-party consultant. Once we became comfortable with our ability to purchase homes safely and had a better understanding of the impact of shelter-in-place
orders, we resumed purchasing in May 2020 across all of our markets and increased our acquisition pace through the second half of the year.
Despite pausing purchases in March and April 2020, we continued to actively sell our inventory through this time of disruption by ensuring we had homes with attractively renovated features that were priced right for each market. In the second half of 2020, we quickly recognized the rapid improvement in the overall home selling environment driven by increases in housing demand, low available housing supply and a continued low interest rate environment but maintained a conservative approach to acquiring inventory in light of the uncertainty associated with the
COVID-19
pandemic. As of December 31, 2021 and 2020, home inventory was $1,132.6 million and $171.4 million, respectively, compared to inventory of $343.6 million as of December 31, 2019. After experiencing sequential declines in revenue in the second and third quarters of 2020, we generated sequential increases in revenue in the fourth quarter of 2020 and during each quarter in 2021, reflective of our ability to manage our inventory portfolio through the pandemic and resume purchasing effectively. Despite the challenging circumstances in 2020, we generated $1.1 billion of revenue for the full year, a decrease of 1% from the prior year. Further, we generated revenue of $2.1 billion during the year ended December 31, 2021, representing an increase of 94.5% compared to the year ended December 31, 2020.
Our Business Model
Revenue Model
Our mission is to provide your best way to buy and sell a home. Period. Offerpad was founded to create a better residential real estate experience by combining advanced technology solutions with fundamental industry expertise. The “Express” cash offer is the flagship offering, allowing customers to sell on their own schedule and without the hassle of showings, open houses, and aligning closing dates with the purchase date of their new home. However, this is only one of several offerings within our Solutions Center designed to meet the unique needs of our customers. With Offerpad “Flex”, customers partner with Offerpad to list their home for sale on the open market while utilizing Offerpad’s concierge and renovation services, as well as work with an Offerpad Solutions Expert to help them find their next home. Through Offerpad “Flex”, our customers essentially dual track a sale by utilizing both our personalized listing services while also having our initial cash offer as a backup option, typically for up to 60 days.
We typically acquire homes directly from individual sellers. After purchasing the home, we make necessary repairs and upgrades before listing it for sale on our platforms and Multiple Listing Services (“MLS”). We resell these homes to both individual consumer and institutional investor buyers. Currently, revenues from home sales we purchase through our “Express” cash offer are our primary source of revenue; however, we expect greater contribution from our “Flex” offering as we drive expansion of this offering and from ancillary services in the future as our full product offering expands and matures.

Offers
We generate demand for our services through traditional media, digital media, organic referral, and partnership channels. Partnership channels include relationships with homebuilders, brokerages, and complementary industry partners. Interested home sellers visit our desktop or mobile website or app and fill out a short questionnaire about their home. If the home fits our eligible criteria, an Offerpad employee will reach out within 24 hours via email, phone, or text to deliver and discuss Offerpad’s cash purchase offer and review any other services that may be of interest to the customer, including our Flex listing and buyer representation services and our mortgage solutions offerings. If a customer chooses to list their home with Offerpad Flex, once a customer sells a home directly to a buyer using Flex, we earn a service fee, typically as a percentage of the sales price of the home.
Home Acquisition and Renovation
Once the offer is received and reviewed by the customer, if they choose to proceed, a purchase contract is generated and signed. If the customer is represented by a third party agent, we work directly with such agent in addition to paying the agent’s fee. Upon signing, an Offerpad employee and a third-party inspector visit the home (either virtually or in person) to verify the information gathered during underwriting and identify any necessary repairs. Once repairs are agreed upon (if any), the homeowner chooses the closing date that meets their needs. The ability to choose the closing date is a very important feature, as it allows the homeowner to close around buying their next home or other influential events.
If renovations were deemed necessary in the underwriting process, an Offerpad Project Manager will begin coordinating the renovation after we close on the home purchase. We utilize a mix of Offerpad employed foreman and crew members as well as third-party specialists to execute necessary renovations. Our renovation strategy is focused on maximizing return through accretive upgrades and ensuring the home is in list-ready condition and is continually refined based on market level trends. We actively manage our vendor network through quality, cost, and timeliness evaluations.
Home Resale
Post-renovation, an Offerpad employee completes a final walkthrough to ensure the renovation was performed according to plan and quality specifications. Efficiently turning over our inventory is important as we incur holding costs (including property taxes, insurance, utilities, and homeowner association dues) and financing costs while we own the home. However, we routinely make strategic decisions or offer services that are designed to generate improved returns even if resulting in an increase in average inventory holding period. In order to minimize the sales period, we market our homes across a wide variety of websites and platforms to generate buyer demand. This includes the Offerpad website and mobile app, local MLS, and syndication across online real estate portals.
Prior to listing the home for sale, an Offerpad Asset Manager will reevaluate the current market and comparable properties using the same underwriting technology as is used in the buying process to price the home accordingly. Our acquisition and resale teams work closely to ensure market level trends are captured and anticipated in pricing decisions. The ultimate goal during the resale process is to maximize return on investment when considering pricing and holding periods.
Once a purchase offer is received on a home, we enter into negotiations with the buyer and upon agreement of price, terms and conditions, we enter into a purchase contract. If the buyer is represented by an agent, we work directly with the agent. The buyer then conducts a customary inspection of the home and takes possession of the home upon funding and closing. We pay agent commissions for home buyers out of funds received at closing.

Factors Affecting Our Performance
Market Penetration in Existing Markets
Residential real estate is one of the largest industries with roughly $1.9 trillion in value of homes transacted in 2020 and is highly fragmented with over 100,000 brokerages, according to the National Association of Realtors (NAR) as of 2020. In 2021, we estimate that we captured roughly 0.9% market share across our then active 21 markets. Given this high degree of fragmentation, we believe that bringing a solutions-oriented approach to the market with multiple buying and selling services to meet the unique needs of customers could lead to continued market share growth and accelerated adoption of the digital model. We have demonstrated higher market share in certain markets, providing the backdrop to grow our overall market penetration as our offerings expand and evolve. By providing a consistent, transparent, and unique experience, we expect to continue to build upon our past success and further strengthen our brand and consumer adoption.
Expansion into New Markets
Since our launch in 2015, we have expanded into 14 markets as of the end of 2020, and during 2021, we expanded into seven additional markets, bringing our total markets served to 21 as of December 31, 2021. Further, during the first quarter of 2022, we announced that we had expanded into three additional markets.
Our 21 markets covered roughly 20% of the 6.5 million homes sold in 2020 in the United States. Given this current coverage, we believe there is significant opportunity to both increase market penetration in our existing markets and to grow our business through new market expansion, although new market expansion typically generates lower initial margins as we begin operations that increase as we scale volumes. Also, because of our strategic approach to renovations, as well as the listing and buyer representation of our Flex product, we believe a significant portion of the total addressable market is serviceable with our business model.
While we intend to be flexible in assessing market entry points, we will generally look to expand into new markets with qualities similar to our existing markets, including median price point, annual transaction count, as well as strong presence of new homebuilders. We believe the scale and versatility of our platform will allow us to continue to expand into new markets, with our primary barriers to entry consisting largely of capital needed to expand operations and the tendency of consumers to adopt our real estate offerings.
Ancillary Products and Services
Core to our long-term strategy is a suite of offerings to meet the unique needs of our customers. As such, we view adding both additional products and services as well as additional product specific features as critical to supporting this strategy. We aim to deliver our offerings to customers in a smooth, efficient, digital driven platform, focused on transparency and ease of use. The primary goal is to be able to offer multiple services tied to the core real estate transaction, allowing customers to bundle and save. Although further developing these products and services will require significant investment, growing our current offerings and offering additional ancillary products and services, potentially including stand-alone remodel services, energy efficiency solutions, smart home technology, insurance, moving services, and home warranty services, we believe will strengthen our unit economics and allow us to better optimize pricing. Generally, the revenue and margin profiles of our ancillary products and services are different from our “Express” offering that accounts for the vast majority of our revenue, with most ancillary products and services having a smaller average revenue per transaction than our “Express” offering, but a higher margin.
Unit Economics
We view Contribution Margin and Contribution Margin after Interest (see
“—Non-GAAP
Financial Measures”) as key performance indicators for unit economic performance, which are currently primarily driven by our

Express transactions. Future financial performance improvements are expected to be driven by expanding unit level margins through initiatives such as:

•	Continued optimization of acquisition, renovation, and resale processes, as we expand our market footprint and increase penetration in existing markets;

•	Effectively increasing our Flex business alongside the Express business, optimizing customer engagement and increasing conversion of requests for home purchases; and

•	Introducing and scaling additional ancillary services to complement our core Express and Flex products.
Operating Leverage
We utilize our technology and product teams to design systems and workflows to make our operations teams more efficient and able to support and scale with the business. Many positions are considered volume based, and as we continue to grow, we focus on developing more automation tools to gain additional leverage. Additionally, as we continue to grow the business, we expect to be able to gain operating leverage on portions of our cost structure that are more fixed in nature as opposed to purely variable. These types of cost include general and administrative expenses and certain marketing and information technology expenses, which grow at a slower pace than proportional to revenue growth.
Inventory Financing
Our business model requires significant capital to purchase inventory homes. Inventory financing is a key enabler to our growth and we rely on our non-recourse
asset-backed financing facilities, which consist of senior and mezzanine secured credit facilities to finance our home purchases. The loss of adequate access to these types of facilities, or the inability to maintain these types of facilities on favorable terms, would impair our performance.
See “—Liquidity and Capital Resources—Financing Activities.”
Seasonality
The residential real estate market is seasonal and varies from market to market. Typically, the greatest number of transactions occur in the spring and summer, with fewer transactions occurring in the fall and winter. Our financial results, including revenue, margins, inventory, and financing costs, have historically had seasonal characteristics generally consistent with the residential real estate market, a trend we expect to continue in the future.
Risk Management
Our business model is based upon acquiring homes at a price which will allow us to provide a competitive offer to the consumer, while being able to add value through the renovation process, and relist the home so that it sells at a profit and in a relatively short period of time. We have invested significant resources into our underwriting and asset management systems. Our software engineering and data science teams focus on underwriting accuracy, portfolio health, and workflow optimization. This allows us to properly assess and adjust to changes in the local housing market conditions based on our technology, analysis and local real estate experience, in order to mitigate our risk exposure.

•
We are able to manage our portfolio risk in part by our ability to manage holding periods for our inventory. Traditionally resale housing pricing moves gradually through cycles; therefore, shorter inventory holding periods limit pricing exposure. As we have increased our scale and improved our workflow optimization, combined with favorable housing market conditions across our markets during 2021, our average inventory holding period of homes sold improved from 138 days in 2016 to 95 days in both 2019 and 2020, and 76 days in 2021, reducing our pricing risk from holding aged inventory.

•
Our underwriting tools are constantly updated with inputs from third party data sources, proprietary data sources as well as internal data to adjust to the latest market conditions. This limits pricing exposure to homes previously acquired and not under contract to be resold. Typically, a large portion of our inventory is under contract to be sold at any given time.

•	Our listed homes are in market-ready and move-in ready condition following the repairs and renovations we conduct.
Non-GAAP
Financial Measures
In addition to our results of operations below, we report certain financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). These measures have limitations as analytical tools when assessing our operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income. We may calculate or present our non-GAAP
financial measures differently than other companies who report measures with similar titles and, as a result, the non-GAAP
financial measures we report may not be comparable with those of companies in our industry or in other industries.
Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest (and related margins)
To provide investors with additional information regarding our margins, we have included Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest (and related margins), which are non-GAAP
financial measures. We believe that Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest are useful financial measures for investors as they are used by management in evaluating unit level economics and operating performance across our markets. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and ancillary services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period presented. Contribution Profit provides investors a measure to assess Offerpad’s ability to generate returns on homes sold during a reporting period after considering home acquisition costs, renovation and repair costs, and adjusting for holding costs and selling costs. Contribution Profit After Interest further impacts gross profit by including interest costs (including senior and mezzanine secured credit facilities) attributable to homes sold during a reporting period. We believe these measures facilitate meaningful period over period comparisons and illustrate our ability to generate returns on assets sold after considering the costs directly related to the assets sold in a presented period.
Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest (and related margins) are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period.
Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit.
Adjusted Gross Profit / Margin
We calculate Adjusted Gross Profit as gross profit under GAAP adjusted for (1) net inventory impairment plus (2) interest expense associated with homes sold in the presented period and recorded in cost of revenue. Net inventory impairment is calculated by adding back the inventory impairment charges recorded during the period on homes that remain in inventory at period end and subtracting the inventory impairment charges recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of revenue.

We view this metric as an important measure of business performance, as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit helps management assess performance across the key phases of processing a home (acquisitions, renovations, and resale) for a specific resale cohort.
Contribution Profit / Margin
We calculate Contribution Profit as Adjusted Gross Profit, minus (1) direct selling costs incurred on homes sold during the presented period, minus (2) holding costs incurred in the current period on homes sold during the period recorded in sales, marketing, and operating, minus (3) holding costs incurred in prior periods on homes sold in the current period recorded in sales, marketing, and operating, plus (4) other income which historically is primarily comprised of net income to us from the investment related to our OPHL operations. The composition of our holding costs is described in the footnotes to the reconciliation table below. We define Contribution Margin as Contribution Profit as a percentage of revenue.
We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit helps management assess inflows and outflow directly associated with a specific resale cohort.
Contribution Profit / Margin After Interest
We define Contribution Profit After Interest as Contribution Profit, minus (1) interest expense associated with homes sold in the presented period and recorded in cost of revenue, minus (2) interest expense associated with homes sold in the presented period, recorded in costs of sales, and previously excluded from Adjusted Gross Profit, and minus (3) interest expense under our senior and mezzanine secured credit facilities incurred on homes sold during the period. This includes interest expense recorded in prior periods in which the sale occurred. Our senior and mezzanine secured credit facilities are secured by our homes in inventory and drawdowns are made on a per-home
basis at the time of purchase and are required to be repaid at the time the homes are sold. See
“—Liquidity and Capital Resources—Financing Activities.”
We define Contribution Margin After Interest as Contribution Profit After Interest as a percentage of revenue.
We view this metric as an important measure of business performance. Contribution Profit After Interest helps management assess Contribution Margin performance, per above, when fully burdened with costs of financing.

The following table presents a reconciliation of our Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest to our gross profit, which is the most directly comparable GAAP measure, for the periods indicated:

	Year Ended December 31,
(in thousands, except percentages and homes sold, unaudited)	2021	2020
Gross profit (GAAP)	$207,815	$87,779
Gross margin	10.0%	8.2%
Homes sold	6,373	4,281
Gross profit per home sold	$32.6	$20.5
Adjustments:
Inventory impairment - current period (1)	1,205	160
Inventory impairment - prior period (2)	(160)	(842)
Interest expense capitalized (3)	6,294	2,962

Adjusted gross profit	$215,154	$90,059
Adjusted gross margin	10.4%	8.5%
Adjustments:
Direct selling costs (4)	(48,066)	(30,878)
Holding costs on sales - current period (5)(6)	(4,262)	(4,419)
Holding costs on sales - prior period (5)(7)	(214)	(1,393)
Other income (8)	248	834

Contribution profit	$162,860	$54,203
Contribution margin	7.9%	5.1%
Homes sold	6,373	4,281
Contribution profit per home sold	$25.6	$12.7
Adjustments:
Interest expense capitalized (3)	(6,294)	(2,962)
Interest expense on homes sold - current period (9)	(10,228)	(8,500)
Interest expense on homes sold - prior period (10)	(468)	(4,169)

Contribution profit after interest	$145,870	$38,572
Contribution margin after interest	7.0%	3.6%
Homes sold	6,373	4,281
Contribution profit after interest per home sold	$22.9	$9.0

(1)	Inventory impairment – current period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.
(2)	Inventory impairment – prior period is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.
(3)
Interest expense capitalized represents all interest related costs, including senior and mezzanine secured credit facilities, incurred on homes sold in the period presented that were capitalized and expensed in cost of sales at the time of sale.

(4)	Direct selling costs represents selling costs incurred related to homes sold in the period presented. This primarily includes broker commissions and title and escrow closing fees.
(5)	Holding costs primarily include property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs.
(6)	Represents holding costs incurred on homes sold in the period presented and expensed to Sales, marketing, and operating on the Consolidated Statements of Operations.

(7)	Represents holding costs incurred in prior periods on homes sold in the period presented and expensed to Sales, marketing, and operating on the Consolidated Statements of Operations.
(8)	Other income in 2021 was earned from the sale of certain fixed assets. In 2020, other income primarily consists of net income to Offerpad from our historical investment in OPHL.
(9)	Represents both senior and mezzanine interest expense incurred on homes sold in the period presented and expensed to Interest expense on the Consolidated Statements of Operations.
(10)
Represents both senior and mezzanine secured credit facilities interest expense incurred in prior periods on homes sold in the period presented and expensed to Interest expense on the Consolidated Statements of Operations.

Adjusted Net Income (Loss) and Adjusted EBITDA
We also present Adjusted Net Income (Loss) and Adjusted EBITDA, which are non-GAAP
financial measures, which our management team uses to assess our underlying financial performance. We believe these measures provide insight into period over period performance, adjusted for non-recurring
or
non-cash
items.
We calculate Adjusted Net Income (Loss) as GAAP Net Income (Loss) adjusted for the change in fair value of warrant liabilities. We define Adjusted Net Income (Loss) Margin as Adjusted Net Income (Loss) as a percentage of revenue.
We calculate Adjusted EBITDA as Adjusted Net Income (Loss) adjusted for interest expense, amortization of capitalized interest, taxes, depreciation and amortization and stock-based compensation expense. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue.
Adjusted Net Income (Loss) and Adjusted EBITDA are supplemental to our operating performance measures calculated in accordance with GAAP and have important limitations. For example, Adjusted Net Income (Loss) and Adjusted EBITDA exclude the impact of certain costs required to be recorded under GAAP and could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.
The following table presents a reconciliation of our Adjusted Net Income (Loss) and Adjusted EBITDA to our GAAP net income (loss), which is the most directly comparable GAAP measure, for the periods indicated:

	Year Ended December 31,
(in thousands, except percentages, unaudited)	2021	2020
Net income (loss) (GAAP)	$6,460	$(23,118)
Change in fair value of warrant liabilities	(2,464)	—

Adjusted net income (loss)	$3,996	$(23,118)
Adjusted net income (loss) margin	0.2%	(2.2)%
Adjustments:
Interest expense	15,848	10,031
Amortization of capitalized interest (1)	6,294	2,962
Income tax expense	170	163
Depreciation and amortization	523	434
Amortization of stock-based compensation	3,079	1,363

Adjusted EBITDA	$29,910	$(8,165)
Adjusted EBITDA margin	1.4%	(0.8)%

(1)
Amortization of capitalized interest represents all interest related costs, including senior and mezzanine secured credit facilities, incurred on homes sold in the period presented that were capitalized and expensed in cost of sales at the time of sale.

Components of Our Results of Operations
Revenue
We generate revenue primarily from the sale of homes on the open market. Home sales revenue is recognized at the time of the transaction closing when title to and possession of the property are transferred to the buyer. The amount of revenue recognized for each home sale is equal to the sale price of the home net of resale concessions and credits to the buyer.
Cost of Revenue
Cost of revenue consists of the initial home purchase costs, renovation costs, holding costs and interest incurred prior to the date the home is ready for resale and real estate inventory impairments, if any. These costs are accumulated in real estate inventory during the property holding period and charged to cost of revenue under the specific identification method when the property is sold.
Operating Expenses
Sales, Marketing and Operating
Sales, marketing and operating expense consists of real estate agent commissions for home buyers, advertising, and holding costs on homes incurred after the home is ready for resale, which includes utilities, taxes, maintenance and other costs. Sales, marketing and operating expense also includes headcount expenses in support of sales, marketing, and real estate inventory operations such as salaries, benefits, and stock-based compensation. Sales, marketing and operating expenses are charged to operations as incurred.
General and Administrative
General and administrative expense consists primarily of headcount expenses, including salaries, benefits and stock-based compensation for our executive, finance, human resources, legal and administrative personnel. General and administrative expense also includes third-party professional service fees and rent expense. We have incurred and expect to continue to incur additional annual expenses as a public company. See “—The Business Combination” above.
Technology and Development
Technology and development expense consists of headcount expenses, including salaries, benefits and stock-based compensation expense for employees and contractors engaged in the design, development, and testing of website applications, mobile applications, and software development. Technology and development expenses are charged to operations as incurred.
Change in Fair Value of Warrant Liabilities
Change in fair value of warrant liabilities consists of the gains or losses recorded as a result of the re-measurement
of the warrant liabilities to fair value at each reporting period.
Interest Expense
Interest expense consists primarily of interest on borrowings, including amortization of debt issuance costs related to our senior secured credit facilities, mezzanine secured credit facilities and other notes payable. Borrowings under the senior secured credit facilities accrue interest at a rate based on a LIBOR reference rate plus a margin, while borrowings under the mezzanine secured credit facilities accrue interest at a fixed rate. We expect our interest expense to increase as we build our inventory and expand into additional markets.

Other (Income) Expense, net
Other (income) expense, net consists primarily of gains from the disposal of fixed assets and income derived from home loans processed under our historical investment in OPHL.
Income Tax Expense
We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of events that have been included in our consolidated financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the new rate is enacted.
We assess the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2021. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth. On the basis of this evaluation, we recorded a full valuation allowance against the net deferred tax assets as of December 31, 2021, 2020 and 2019.
The amount of the deferred tax assets considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as our projections for growth. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce our provision for income taxes.
Results of Operations
The following details our consolidated results of operations and includes a discussion of our operating results and significant items explaining the material changes in our operating results during the periods presented:

	Year Ended December 31,		2021 versus 2020
(in thousands, except percentages)	2021	2020	$ Change	% Change
Revenue	$2,070,446	$1,064,257	$1,006,189	94.5%
Cost of revenue	1,862,631	976,478	886,153	90.7%

Gross profit	207,815	87,779	120,036	136.7%

Operating expenses:
Sales, marketing and operating	146,872	76,786	70,086	91.3%
General and administrative	30,317	17,481	12,836	73.4%
Technology and development	10,860	7,270	3,590	49.4%

Total operating expenses	188,049	101,537	86,512	85.2%

Income (loss) from operations	19,766	(13,758)	33,524	243.7%
Other income (expense):
Change in fair value of warrant liabilities	2,464	—	2,464	100.0%
Interest expense	(15,848)	(10,031)	(5,817)	58.0%
Other income, net	248	834	(586)	(70.3)%

Total other expense	(13,136)	(9,197)	(3,939)	42.8%

Income (loss) before income taxes	6,630	(22,955)	29,585	N.A.
Income tax expense	(170)	(163)	(7)	4.3%

Net income (loss)	$6,460	$(23,118)	$29,578	N.A.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020
Revenue
Revenue increased by $1,006.2 million, or 94.5%, to $2,070.4 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily attributable to higher sales volumes, and a higher average sales price. We sold 6,373 homes during the year ended December 31, 2021 compared to 4,281 homes during the year ended December 31, 2020, representing an increase of 49%. Additionally, the average resale home price increased by 31% from $249,000 in the year ended December 31, 2020 to $325,000 in the year ended December 31, 2021. These increases were the result of the increase in number of markets due to our strategic market expansion plans, an increase in existing market penetration, and increases in overall residential housing prices caused by limited housing supply on market and strong consumer demand across our markets in the year ended December 31, 2021.
Cost of Revenue and Gross Profit
Cost of revenue increased by $886.2 million, or 90.7%, to $1,862.6 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily attributable to higher sales volumes, and a higher average home acquisition price.
Gross profit margins improved to 10.0% for the year ended December 31, 2021 compared to 8.2% for the year ended December 31, 2020. Gross margin improvement was primarily due to attaining higher resale prices as a result of favorable housing market conditions across our markets in the year ended December 31, 2021. This improvement in gross profit margin was partially offset by a decrease in the difference between the average resale home price and the average home acquisition price during the second half of 2021 as compared to the second half of 2020. This decrease was primarily due to the impact of our risk mitigation efforts in response to the
COVID-19
pandemic in the second quarter of 2020, which resulted in more conservative acquisition underwriting to account for the increased market uncertainty.
Sales, Marketing and Operating
Sales, marketing and operating expense increased by $70.1 million, or 91.3%, to $146.9 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily attributable to a $33.8 million increase in advertising expense as we continued to increase our marketing efforts in the year ended December 31, 2021 following the impact of our risk mitigation efforts in response to the
COVID-19
pandemic in the second quarter of 2020 when we significantly reduced our marketing investment. The increase was also due to higher employee compensation costs associated with increased employee headcount, and higher real estate agent commissions paid to home buyers’ agents driven by the significant increase in homes sold.
General and Administrative
General and administrative expense increased by $12.8 million, or 73.4%, to $30.3 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily attributable to higher employee compensation costs associated with increased employee headcount as a result of the current and expected future growth in the business, and increased costs associated with obtaining director and officer liability insurance as a result of the Business Combination on September 1, 2021.
Technology and Development
Technology and development expense increased by $3.6 million, or 49.4%, to $10.9 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily attributable to higher employee compensation costs associated with increased employee headcount as a result of the current and expected future growth in the business.

Change in Fair Value of Warrant Liabilities
Change in fair value of warrant liabilities for the year ended December 31, 2021 represents a $2.5 million gain that was recorded as a result of the fair value adjustment of the warrant liabilities that were assumed in connection with the Business Combination.
Interest Expense
Interest expense increased by $5.8 million, or 58.0%, to $15.8 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily attributable to an increase in the average outstanding balance of our secured credit facilities due to an increase in real estate inventory financed by the facilities, which was partially offset by a reduction in interest rates associated with these secured credit facilities.
Other Income, Net
Other income, net during the year ended December 31, 2021 principally represents a gain from the disposal of fixed assets. Other income, net during the year ended December 31, 2020 principally represents income derived from home loans processed under our historical investment in OPHL.
Income Tax Expense
Our effective tax rate was 2.6% for the year ended December 31, 2021 and (0.7)% for the year ended December 31, 2020. Our effective tax rate for each of the years ended December 31, 2021 and December 31, 2020 differed from the federal statutory rate of 21% primarily due to the valuation allowance recorded on our deferred tax assets, stock-based compensation, and state taxes. We record a full valuation allowance on our deferred tax assets, such that our income tax expense reflects only state taxes which are revenue or commerce based.
Liquidity and Capital Resources
Overview
To preserve our liquidity in response to the
COVID-19
pandemic, in March 2020, we temporarily paused hiring, the majority of our advertising spend and reduced other discretionary spending. During the second half of 2020, we began to increase our hiring and marketing and advertising activities, which continued throughout 2021. Additionally, we paused home buying in late March 2020; however, we resumed buying in all of our markets as of May 2020.
Cash and cash equivalents balances consist of operating cash on deposit with financial institutions. Our principal sources of liquidity have historically consisted of cash generated from our operations and financing activities. As of December 31, 2021, we had cash and cash equivalents of $169.8 million and had a total undrawn borrowing capacity of $666.7 million, consisting of $555.6 million under our senior secured credit facilities and $111.1 million under our mezzanine secured credit facilities (as described further below).
We generated net income during the year ended December 31, 2021. However, we have incurred losses each year from inception through December 31, 2020, and may incur additional losses in the future. We continue to invest in the development and expansion of our operations. These investments include improvements in infrastructure and a continual improvement to our software, as well as investments in sales and marketing as we expand into new markets.
We expect our working capital requirements to continue to increase in the immediate future, as we seek to increase our inventory and expand into more markets across the United States. We believe our cash on hand, which includes the cash we obtained as a result of the Business Combination, PIPE Investment and Forward Purchase Agreement, together with proceeds from the resale of homes and cash from future borrowings available under each of our existing credit facilities or the entry into new financing arrangements, will be sufficient to meet our short-term and long-term working capital and capital expenditure requirements for at least the next twelve months. However, our ability to fund our working capital and capital expenditure requirements will depend in part on general economic, financial, competitive, legislative, regulatory and other conditions that may be beyond our control. Depending on these and other market conditions, we may seek additional financing. Volatility in the credit markets may have an adverse effect on our ability to obtain debt financing. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, or may require us to agree to unfavorable terms, and our existing stockholders may experience significant dilution.
Financing Activities
Our financing activities primarily include borrowing under our senior secured credit facilities, mezzanine secured credit facilities and new issuances of equity. Historically, we have required access to external financing resources in order to fund growth, expansion into new markets and strategic initiatives, and we expect this to continue in the future. Our access to capital markets can be impacted by factors outside our control, including economic conditions.
Buying and selling high-valued assets, such as single-family residential homes, is very cash intensive and has a significant impact on our liquidity and capital resources. We primarily use non-recourse
secured credit facilities, consisting of both senior secured credit facilities and mezzanine secured credit facilities, to finance a significant portion of our real estate inventory and related home renovations. Some of our secured credit facilities, however, are not fully committed, meaning the applicable lender may not be obligated to advance new loan funds if they choose not to do so. Our ability to obtain and maintain access to these or similar kinds of credit facilities is significant for us to operate the business.
Senior Secured Credit Facilities
The following summarizes certain details related to our senior secured credit facilities (in thousands, except interest rates):

As of December 31, 2021	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate	End of Revolving / Withdrawal Period	Final Maturity Date
Facility with financial institution 1	$400,000	$365,392	2.60%	August 2022	August 2022
Facility with financial institution 2	400,000	375,063	2.60%	September 2023	March 2024
Facility with financial institution 3	500,000	7,059	2.60%	December 2023	December 2024
Facility with a related party	85,000	81,926	4.10%	December 2022	December 2022

Senior secured credit facilities	$1,385,000	$829,440

As of December 31, 2021, we had four senior secured credit facilities that we use to fund the purchase of homes and build our inventory, three with separate financial institutions and one with a related party, which holds more than 5% of our Class A common stock. Borrowings on the senior secured credit facilities with financial institutions accrue interest at a rate based on a LIBOR reference rate plus a margin of 2.50%. Borrowings on the senior secured credit facility with a related party accrue interest at a rate based on a LIBOR reference rate plus a margin of 4.00%. Effective January 1, 2022, borrowings on the senior secured credit facility with a related party accrue interest at a rate based on a LIBOR reference rate plus a margin of 4.00%, with a minimum interest rate of 6.00%. The senior secured credit facility with a related party provides increased flexibility regarding property eligibility and greater funding operation efficiencies.

Borrowings under our senior secured credit facilities are collateralized by the real estate inventory financed by the senior secured credit facility. The lenders have legal recourse only to the assets securing the debt and do not have general recourse against us with limited exceptions. We have, however, provided limited non-recourse
carve-out
guarantees under our senior and mezzanine secured credit facilities for certain of the SPEs’ obligations in situations involving “bad acts” by an Offerpad entity and certain other limited circumstances that are generally under our control. Each senior secured facility contains eligibility requirements that govern whether a property can be financed. When we resell a home, the proceeds are used to reduce the corresponding outstanding balance under both the related senior secured credit facility and the mezzanine secured credit facility.
Mezzanine Secured Credit Facilities
In addition to the senior secured credit facilities, we have utilized mezzanine secured credit facilities which are structurally and contractually subordinated to the related senior secured credit facilities. The following summarizes certain details related to our mezzanine secured credit facilities (in thousands, except interest rates):

As of December 31, 2021	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate	End of Revolving / Withdrawal Period	Final Maturity Date
Facility 1 with a related party	$65,000	$58,767	13.00%	August 2022	August 2022
Facility with third-party lender 1	90,000	86,262	9.50%	September 2023	March 2024
Facility with third-party lender 2	112,500	1,588	9.50%	December 2023	December 2024
Facility 2 with a related party	14,000	23,742	13.00%	December 2022	December 2022

Mezzanine secured credit facilities	$281,500	$170,359

As of December 31, 2021, we had four mezzanine secured credit facilities, two with separate third-party lenders and two with a related party, which holds more than 5% of our Class A common stock. Borrowings on the mezzanine secured credit facilities with third-party lenders accrue interest at a fixed rate of 9.50%. Borrowings on the mezzanine secured credit facilities with a related party accrue interest at a fixed rate of 13.00%. Effective January 1, 2022, borrowings on the mezzanine secured credit facilities with a related party accrue interest at a fixed rate of 11.00%. The mezzanine secured credit facilities with a related party provide increased flexibility regarding property eligibility and greater funding operation efficiencies.
Borrowings under our mezzanine secured credit facilities are collateralized by a second lien on the real estate inventory financed by the relevant senior secured credit facility. The lenders have legal recourse only to the assets securing the debt, and do not have general recourse against us with limited exceptions. When we resell a home, the proceeds are used to reduce the corresponding outstanding balance under both the related senior secured credit facility and the mezzanine secured credit facility.
Covenants for Senior Secured Credit Facilities and Mezzanine Secured Credit Facilities
The secured credit facilities include customary representations and warranties, covenants and events of default. Financed properties are subject to customary eligibility criteria and concentration limits. The terms of these facilities and related financing documents require us to comply with a number of customary financial and other covenants, such as maintaining certain levels of liquidity, tangible net worth or leverage (ratio of debt to tangible net worth). As of December 31, 2021, we were in compliance with all covenants.
Senior Secured Debt—Other
During July 2021, we entered into an arrangement with a third-party lender to support additional purchases of real estate inventory (“Senior Secured Debt—Other”). Borrowings on the Senior Secured Debt—Other accrue interest at a rate based on a Secured Overnight Financing Rate plus a margin of 5.74%. The weighted-average interest rate on the Senior Secured Debt—Other as of December 31, 2021 was 5.79%.
Secured Term Loan
On June 30, 2021, we entered into a credit agreement with a related party. Under the credit agreement, we borrowed a principal amount of $30.0 million. In August 2021, we amended the credit agreement to borrow an additional $25.0 million. The loan accrued interest at an annual rate of 12.0%. The principal amounts of the loan, together with all accrued but unpaid interest, were repaid in September 2021 in connection with the Closing of the Business Combination. Accordingly, there are no amounts outstanding on this loan as of December 31, 2021.
Cash Flows
The following summarizes our cash flows for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
($ in thousands)	2021	2020
Net cash (used in) provided by operating activities	$(921,920)	$154,864
Net cash used in investing activities	(11,655)	(2,858)
Net cash provided by (used in) financing activities	1,077,266	(131,147)

Net change in cash, cash equivalents and restricted cash	$143,691	$20,859

Operating Activities
Net cash (used in) provided by operating activities was $(921.9) million and $154.9 million for the years ended December 31, 2021 and 2020, respectively. In 2021, net cash used in operating activities was primarily due to a $949.6 million increase in real estate inventory as a result of the execution of our growth plan, as well as favorable housing market conditions across our markets. This cash outflow related to increased inventory levels was partially offset by a $21.6 million increase in accrued and other liabilities principally attributable to increased accruals for home renovation, payroll and other employee related expenses, and marketing.
In 2020, net cash provided by operating activities of $154.9 million was primarily due to a $169.1 million decrease in real estate inventory due to a significant reduction in inventory levels as a result of operational changes in light of the
COVID-19
pandemic in 2020. This cash inflow was partially offset by a net loss of $23.1 million.
Investing Activities
Net cash used in investing activities was $11.7 million and $2.9 million for the years ended December 31, 2021 and 2020, respectively. Net cash used in investing activities during 2021 represents purchases of property and equipment of $13.7 million, which was partially offset by proceeds from sales of property and equipment of $2.0 million.
Net cash used in investing activities during 2020 represents purchases of property and equipment.
Financing Activities
Net cash provided by (used in) financing activities was $1,077.3 million and $(131.1) million for the years ended December 31, 2021 and 2020, respectively. Net cash provided by financing activities during 2021 primarily consisted of $2,764.1 million of borrowings from credit facilities and notes payable, which was partially offset by $1,912.8 million of repayments of credit facilities and notes payable. This net increase in credit facility funding of $851.3 million was directly related to financing the increase in inventory during 2021. Net cash provided by financing activities in 2021 also included $284.0 million of proceeds from the Business Combination, which was partially offset by issuance costs of $51.2 million.
During 2020, net cash used in financing activities of $131.1 million primarily consisted of $960.5 million of repayments of credit facilities and notes payable, which was partially offset by $800.0 million of borrowings from credit facilities and notes payable. This net decrease in credit facility funding of $160.5 million was directly related to financing the decrease in inventory during 2020. Cash flows from financing activities during 2020 also included $29.8 million of proceeds from the issuance of Class C preferred stock.
Contractual Obligations and Commitments
Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we entered into during the normal course of business. The following details our contractual obligations as of December 31, 2021:

	Payments Due by Year
($ in thousands)	Total	Less than 1 year	1-3 years	3-5 years
Senior secured credit facilities (1)	$834,583	$834,583	$—	$—
Mezzanine secured credit facilities (1)	174,037	174,037	—	—
Senior secured debt - other (1)	33,728	33,728	—	—
Homes purchase commitments (2)	658,812	658,812	—	—
Operating leases (3)	5,551	1,525	3,222	804
Other contractual commitments (4)	1,574	1,233	341	—

Total	$1,708,285	$1,703,918	$3,563	$804

(1)
Represents the principal amounts outstanding as of December 31, 2021 and estimated interest payments, which have been calculated using the applicable variable or fixed interest rate in existence at December 31, 2021 over an assumed holding period of 76 days. Borrowings under the senior and mezzanine secured credit facilities are payable as the related inventory is sold, which is expected to be within one year of December 31, 2021.

(2)	As of December 31, 2021, we were under contract to purchase 2,182 homes for an aggregate purchase price of $658.8 million.
(3)	Represents future payments for operating leases that have commenced as of December 31, 2021 and imputed interest.
(4)	Represents other financial obligations that have commenced as of December 31, 2021.
Critical Accounting Policies and Estimates
We prepare our consolidated financial statements in accordance with GAAP. In doing so, we must make estimates and assumptions that affect our reported amounts of assets, liabilities, revenue and expenses, as well as related disclosures of contingent assets and liabilities. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates on experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting estimates, which we discuss below.
We have identified the accounting policies discussed below as critical to us. The discussion below is not intended to be a comprehensive list of our accounting policies. Our significant accounting policies are more fully described in Note 2: “Summary of Significant Accounting Policies” to the consolidated financial statements included in this prospectus.
Inventory
Inventory consists of acquired homes and are stated at the lower of cost or net realizable value, with cost determined by the specific identification of each home. Costs include initial purchase costs and renovation costs, as well as holding costs and interest incurred during the renovation period, prior to the listing date. Selling costs, including commissions and holding costs incurred after the listing date, are expensed as incurred and included in sales, marketing and operating expenses.
We review inventory for impairment on a quarterly basis, or more frequently if events or changes in circumstances indicate that the carrying value of inventory may not be recoverable. We review our inventory for indicators that net realizable value is lower than cost. When evidence exists that the net realizable value of inventory is lower than its cost, the difference is recognized as impairment in cost of revenue and the related inventory is adjusted to its net realizable value. For homes under contract to sell, if the carrying value exceeds the contract price less expected selling costs, the carrying value of these homes are adjusted to the contract price less expected selling costs. For all other homes, if the carrying value exceeds the expected sale price less expected selling costs, the carrying value of these homes are adjusted to the expected sale price less expected selling costs. Changes in our pricing assumptions may lead to a change in the outcome of our impairment analysis, and actual results may also differ from our assumptions. We recorded inventory impairments of $2.8 million, $3.2 million and $3.0 million during the years ended December 31, 2021, 2020 and 2019, respectively.
Inventory is classified into three categories: homes preparing for and under renovation, homes listed for sale, and homes under contract to sell.
Warrant Liabilities
We evaluate our financial instruments, including our outstanding warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. We have outstanding public and private warrants, both of which do not meet the criteria for equity classification and are accounted for as liabilities. Accordingly, we recognize the warrants as liabilities at fair value and adjusts the warrants to fair value at each reporting period. The warrant liabilities are subject to re-measurement
at each balance sheet date until exercised or expired, and any change in fair value is recognized in our consolidated statements of operations.
The fair value of the public warrants is estimated based on the quoted market price of such warrants. The fair value of the private warrants is estimated using the Black-Scholes-Merton option-pricing model based on the following key assumptions and significant inputs as of the valuation date.
Volatility:
Expected volatility is estimated using a Monte Carlo simulation model to determine volatility based on the trading price of the public warrants and to reflect the probability of different outcomes.
Expected Life:
The expected life of the warrants is assumed to be equivalent to their remaining contractual term.
Risk-Free Interest Rate:
The risk-free interest rate is estimated based on the U.S. Treasury zero-coupon
yield curve on the valuation date for a maturity similar to the expected remaining life of the warrants.
Expected Dividend Yield:
The expected dividend yield assumption considers that we have not historically paid dividends and we do not expect to pay dividends in the foreseeable future.
We recorded a $2.5 million gain as a result of the fair value adjustment of the warrant liabilities during the year ended December 31, 2021.

Recent Accounting Pronouncements
For a discussion of recent accounting pronouncements, refer to Note 2 in our consolidated financial statements contained elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.
Quantitative and Qualitative Disclosures About Market Risk.
We are subject to market risks in the ordinary course of our business. These risks include interest rate risk and inflation risk. The adverse effects of changes in these markets could pose a potential loss as discussed below.
Interest Rate Risk
We are subject to market risk associated with changing interest rates within our variable rate senior secured credit facilities and other secured debt. Our exposure to changes in interest rates within these debt arrangements is principally associated with the London Interbank Offered Rate (“LIBOR”) and the Secured Overnight Financing Rate.
As of December 31, 2021 and 2020, we had outstanding borrowings on our senior secured credit facilities and other secured debt of $862.8 million and $154.9 million, respectively. Of those borrowings, $829.4 million and $154.9 million were from the senior secured credit facilities as of the respective periods. The senior portion of the secured credit facilities accrue interest at a floating rate based on a LIBOR reference rate plus an applicable margin. Assuming no change in the outstanding borrowings on our senior secured credit facilities, we estimate that a one percentage point increase in LIBOR would have increased our annual interest expense by approximately $8.3 million and $1.5 million for the years ended December 31, 2021 and 2020, respectively.
Inflation Risk
We do not believe that inflation has had a material effect on our business, results of operations or financial condition. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability to do so could harm our business, results of operations and financial condition.

BUSINESS
Our Mission
Offerpad’s mission is to provide your best way to buy and sell a home. Period. We are a pioneer in using technology-enabled solutions across our digital platform to remake the home selling and buying experience. We aspire to be the leading on-demand
real estate solutions provider that offers customers the convenience, control and certainty to solve their housing needs.
Who We Are
Offerpad was founded in 2015 to create a better residential real estate experience by combining advanced technology solutions with fundamental industry expertise. We provide streamlined, data driven iBuying and real estate solutions for the on-demand
customer. Our digital “Solutions Center” platform gives users a holistic, customer-centric experience, enabling them to efficiently sell and buy their homes online with streamlined access to ancillary services such as mortgage and title insurance.
Our platform provides a unique dual approach to helping home sellers. In our “Express” offering, sellers can access our website or mobile app to receive a competitive cash offer for their home within 24 hours and quickly close without the major inconveniences associated with traditional real estate selling. In our “Flex” offering, we leverage our technology, scale and logistical expertise to renovate and list a seller’s home for sale while also typically providing a backup “Express” cash offer to the seller, thereby providing optionality of process and certainty of outcome. Our platform provides home buyers the opportunity to browse and tour homes online, get instant access to our listings with their mobile devices and submit purchase offers online in a simple process on their own time, with or without an agent. We also offer seamless, integrated access to in-house
agents to advise on the purchase of a home as well as access to mortgage services through one of our preferred providers. We believe by offering both “Express” and “Flex” to sellers, and a guided yet flexible and customizable experience to buyers, we have reinvented the home selling and buying experience to meet the digital and on-demand
needs of modern consumers.
Prior to the launch of Offerpad, our team had collectively spent many years buying, selling, renting, and renovating tens of thousands of homes. We created the Solutions Center because we learned through experience all the challenges people face when selling and buying a home the traditional way. Sellers are often overwhelmed by the stress of selling – making repairs, determining an appropriate listing price for their home, preparing and then vacating their home for showings, negotiating a deal, finding movers and waiting for a closing date. This process is stressful, expensive, time consuming, antiquated and inconsistent with modern consumer expectations. Buyers also experience significant friction for one of the most important purchase decisions in their lives—they often cannot access and tour homes on their own schedule, are dependent on intermediaries and have to endure lengthy offer submission and closing processes.
Since our founding in 2015 through December 31, 2021, we have transacted on homes representing approximately $5.4 billion of aggregate revenue. We believe that this revenue generation is a testament to how the simplicity and ease of iBuying and digital home sales resonates with our customers. We combine an innovative end-to-end
technology platform with the expertise of local market teams to efficiently scale our operations while maintaining a physical presence in our markets that enables us to establish and maintain better relationships with our customers. This allows us to provide a fast and simple real estate experience that our customers value. For example, during the year ended December 31, 2021, we achieved a net promoter score of 74 and 93% Customer Satisfaction Rating based on a survey of over 3,600 customers who sold their home to Offerpad.
As of December 31, 2021, Offerpad operated in nearly 1,500 cities and towns across 21 metropolitan markets in the United States. As we expand further into our existing markets, launch new markets, and develop a wide range of new ancillary services, we look forward to bringing our mission of providing your best way to buy and sell a home to even more homeowners and prospective home purchasers across the country.

We are continuously focused on providing a differentiated approach to our customers through various selling, buying and ancillary services in our Solutions Center.
Offerpad selling services
We offer two distinct selling services to our customers. Through Offerpad “Express”, customers complete a few simple steps and receive a competitive cash offer on their home within 24 hours. Customers choosing an Offerpad cash offer avoid the disruption of showing their homes, select their own closing date with the benefit of extended stay in case their new home is not ready, and enjoy complimentary free local moving. If the customer is represented by a third-party agent, we work directly with such agent in addition to paying the agent’s fee. Through Offerpad “Flex”, our customers essentially dual track a sale by utilizing both our personalized listing services while also having our initial cash offer as a backup option, typically for up to 60 days. Customers opting to list with us enjoy the benefits of complimentary list-ready home services, home improvement advances, customized marketing, and dedicated support from our Offerpad Solutions Experts, while listing with confidence knowing they can pivot to our competitive cash offer. When a customer chooses to list their home with Offerpad “Flex,” our Solutions Experts represent the customer throughout the process. The customer will either sell their home directly to a buyer or we will purchase the home under our initial cash offer. If a customer sells a home directly to a buyer using “Flex,” we earn a service fee, typically as a percent of the sales price of the home. Our “Flex” offering generates higher margins than our “Express” offering but accounted for less than 1% of our total revenue in both 2020 and 2021, although we intend to drive greater roll-out
of the “Flex” offering across our platform.
Offerpad buying services
We are also committed to removing the stress and inconvenience associated with purchasing a home. In connection with our “Flex” offering and through our Solutions Center, prospective buyers have access to our Offerpad Solutions Experts, in-house
agents who can advise on the purchase of their home, and our ability to provide access to mortgage solutions through one of our preferred providers streamlines the home loan process for our customers. Buyers are able to visit homes on their own time and utilize digital tools to complete the inspection and closing process. Our customers benefit from a home buying process designed around them, enjoying exclusive buyer benefits including early access to Offerpad homes, savings when bundling multiple Offerpad services, local experts to guide the purchasing process, a dedicated solutions coordinator, and flexibility around their move-in
date.
Ancillary services
We also offer seamless access to ancillary services through our preferred providers, which currently includes title and escrow services, mortgage solutions to make it easy for buyers to finance their next home, and complimentary free local moving for sellers. The frictionless experience our customers encounter when buying and selling their homes drives customer interest in ancillary services, which provides significant further opportunities for bundling services and enhances our ability to capture additional market share.
Below is a summary of our current ancillary products and services:

•	Offerpad Flex

•
Concierge Listing Service:
While partnering with Offerpad, the customer will be provided with complementary list-ready services to prepare their home for market, such as carpet cleaning, landscape and pool maintenance, and handyman services. Customers also have the ability to utilize Offerpad’s renovation advance program to complete strategic upgrades to maximize the resale value of the home.

•
Buying Service:
Whether a customer sells to Offerpad via Express or lists with Offerpad via Flex, they have the ability to work with an Offerpad Solutions Expert—our dedicated in-house
agents— to assist with purchasing a new home.

•
Offerpad Home Loans (“OPHL”):
We historically offered
in-house
mortgage solutions through OPHL, our online joint venture whereby our joint venture partner would underwrite and fund the loans originated by OPHL. Currently, we provide access to mortgage solutions through a brokerage model working with third-party lending partners.

•
Title and Escrow:
To deliver title and escrow closing services, we have a national relationship with a leading title and escrow company, through which we are able to leverage our size and scale to provide exceptional service with favorable economics.

We intend to provide additional value-added services in the future, including in-house
mortgage solutions that we have historically offered through Offerpad Home Loans, our online based mortgage lender. Currently, we provide access to mortgage solutions through a brokerage model working with third-party lending partners. Our primary goal is to be able to offer multiple services tied to the core real estate transaction, which may in the future include stand-alone remodel services, energy efficiency solutions, smart home technology, insurance, moving services and home warranty services, all with the goal of becoming a singular solution for real estate transactions. Generally, the revenue and margin profiles of our ancillary products and services are different from our “Express” offering that accounts for the vast majority of our revenues, with most ancillary products and services having a smaller average revenue per transaction than our “Express” offering, but a higher margin.
Our ancillary products and services represented less than 1% of our total revenue in both 2020 and 2021.
Our Market Opportunity
In 2020, $1.9 trillion in value of homes were sold in the U.S. with approximately 6.5 million homes sold for an average home value of approximately $300,000. Despite the large market size, greater than 95% of U.S. residential real estate transactions are conducted offline. As digital transactions are transforming every industry, consumers turn to technology for new and improved experiences in their daily lives. Interactions in industries such as commerce, restaurants, healthcare, automotive, and insurance have been drastically altered by digital experiences that offer new levels of convenience, efficiency, and reliability. We believe that the real estate industry is primed for a similar digital transformation as buyers and sellers of homes desire the same type of digital experience they are accustomed to from other industries. Further, we believe that the vast number of real estate brokerages, combined with the fragmentation of market share, contributes to an inconsistent experience for home buyers and sellers, offering opportunities for consolidation and integration. As of 2020, there were 1.6 million licensed real estate agents and more than 100,000 U.S. real estate brokerages, with a single brokerage rarely holding more than 10% in a given market. Today, we typically purchase homes with a price of up to $750,000, which represents a potential addressable market opportunity of approximately $1 trillion.
Separately, through a variety of ancillary service opportunities we believe we will be able to further expand our total addressable market. Vertical integration and product innovation will provide future potential opportunities including expansion of our mortgage and title solutions, as well as entry into other transaction services such as home warranty, homeowners insurance, or remodeling services.
Our Competitive Strengths
We believe the following strengths will allow us to maintain and extend our position as a leading technology-enabled real estate solutions platform.
Proprietary technology platform
The success of our business is built on the combination of our data collection capabilities, proprietary technology, and team of real estate experts. We utilize machine learning and artificial intelligence throughout our process—from initial consumer target marketing, to the offer request, to the offer delivery, to owning the asset to ultimately selling it. Our
in-house
proprietary data analytics technology continuously collects and synthesizes market data with performance history from our real estate operations, forming a knowledge distillation and feedback loop along the process and enabling us to adjust to the latest market conditions and operate a highly intelligent and automated workflow.
We collect hundreds of data points per home from an array of sources including public records, real estate brokerage transaction histories, private third-party data, and internally developed proprietary data sources. Our proprietary automated valuation and renovation-modeling engine “Offercomp” uses this information to automatically value more than 100,000 properties each year and generate our cash offers based on these data points. Our real estate experts work in tandem with and enhance our technology by providing a final review of the offer. Our proprietary and purpose-built “Helix Go” technology streamlines the renovation process for a purchased home by automating logistics and workflows. Our “Instant access” feature enables buyers to enter our homes with the push of a button on their mobile device. This combination of technology, automation and machine learning paired with real estate expertise is the reason for our exceptional accuracy to date in underwriting to actual sales prices and our consistent unit-level economic performance.
Operational expertise
We know how to efficiently manage the logistical challenge of buying, renovating and selling thousands of homes across 21 differentiated markets. Since inception to December 31, 2021, we have bought and sold in aggregate approximately 47,000 homes and have completed approximately 20,000 home renovations. We optimize our workforce through a mix of internal employees and external contractors and have local project managers that manage the renovation in its entirety. We maintain market-by-market
standards to ensure quality, cost, and time efficiency, deploying our own field automation software to enable accurate progress reporting as well as labor and material tracking.
Scalable platform, with proven economics and capital efficiency
We have a leading, scalable and
low-cost
transaction platform. We have created a pioneering iBuying company and leading on-demand
real estate marketplace. Our significant growth relative to our limited capital invested is testament to our efficiency and results driven culture. Since inception, we have focused on improving the unit economics of our model across our markets, with the added benefit of maximizing operational leverage as we scale. A foundation of our strategic approach to growth has been to prove out our business model first, control costs and refine our valuation automation and logistical operations before we scale into additional markets.
Maximizing inventory turnover and increasing returns on capital
In order to effectively mitigate risk and maximize efficiency of the business, we generally turn inventory quickly while maintaining our underwritten to actual sales price accuracy. We strive to minimize the number of homes we own for a long period of time, as the holding period of the home is typically a key factor of unit level performance because increased holding costs result in a direct decrease in contribution margin. In 2021, the average holding period from acquisition of the home until the sale improved to 76 days, compared to 95 days in 2020 and 138 days in 2016. This improvement was primarily the result of our increased scale and improved workflow optimization, combined with favorable housing market conditions across our markets during 2021. Fewer days to sale helps to mitigate pricing risk and increase inventory turns and therefore returns on capital. However, we routinely make strategic decisions or offer services that are designed to generate improved returns even if resulting in an increase in average holding period.
Customer satisfaction
Our Solutions Center was designed with the commitment to providing the best possible real estate experience. The flexibility of our offerings has enabled us to build a strong, well-respected brand in the eyes of our customers.

Proven management team with extensive digital, real-estate and finance experience
Our founder and management team have decades of experience in transactional real estate operations and property valuation, digital marketplaces, business intelligence and analytics and finance. We believe our operating success is a result of combining our detailed market-to-market
real estate expertise with strong technology and data analytics experience and a keen awareness of the evolving digital demands of our customers. Our broad-based team has been able to leverage their experience at technology companies like Amazon, Doordash, GoDaddy, Intel and Zappos, real estate companies like AV Homes, Progress Residential and Taylor Morrison, and financial institutions such as Citi and Morgan Stanley.
Our Growth Strategies
We believe we have significant untapped growth potential and intend to achieve our goals through the following strategies:
Grow share in existing markets
We plan to expand our share in our existing markets. As of December 31, 2021, we offer our services in 21 markets in the United States. Our 21 existing markets tend to share median price points of less than $550,000 and are among the top 100 metropolitan statistical areas (MSAs) in terms of annual residential real estate transactions. In 2021 and 2020, the median prices of the homes we sold were approximately $300,000 and $236,000, respectively. We intend to further increase our market penetration in these markets through additional brand marketing, improving customer awareness of our offerings and expanding the price points for home acquisition targets up to $1,000,000, which we anticipate will increase our market share. Additionally we intend to continue to evaluate adding to our catalogue of offerings in order to better support our customers and capture additional share.
Expand into new markets
Since our founding, we have been strategic in our approach to growing our market footprint. We focus on geographic diversification across high population growth cities with affordable median sales prices and increasing employment characteristics. Looking forward, we are applying rigorous criteria to identify which additional MSAs we plan to expand into in the future, with a target total market count of 29 by the end of 2022. As part of our planned expansion, we have given strategic consideration to which markets we would plan to open first and what the resource requirements for establishing a presence in those markets would be. We assess each MSA on several factors including historical housing transactions, employment and population growth, median home sales price, housing supply and demand characteristics, seasonality, market risk rating, and competitor presence. We believe geographic proximity to our existing markets will allow us to leverage our in place physical presence and applicable local expertise, though we intend to also evaluate MSAs without geographic proximity to our existing markets. While we intend to be flexible in assessing market entry points, we will generally look to expand into new markets with qualities similar to our existing markets, including median price point, annual transaction count, as well as strong presence of new homebuilders. We believe the scale and versatility of our platform will allow us to continue to expand into new markets, with our barriers to entry primarily being access to adequate capital needed to expand our operations and the tendency of consumers in a given market to adopt our digital real estate offerings.
Increase advertising and drive brand awareness
Even though historically our ability to invest in advertising has been limited due to our focus on capital efficiency we have a proven history of effective local advertising to drive inbound seller inquiries as well as local and national distribution of our active listings for resale. Going forward we intend to focus on increasing our local advertising efforts through a variety of channels as well as establish a broader national advertising presence to grow brand awareness and brand affinity.

Grow Offerpad Flex Offering
While our Flex offering has already enabled many customers to conveniently list with us with the confidence that they can take advantage of an Offerpad competitive cash offer typically for up to 60 days, we plan to further increase awareness of this service through more product centric marketing. Our goal is to expand the number of our customers selecting this service in both our existing and our future markets, enabling us to capture more customers that want the best of both iBuying and traditional real estate.
Add ancillary services
Our product expansion strategy focuses on capitalizing on ancillary service opportunities beyond our current mortgage and title service offerings in order to offer multiple services tied to the core real estate transaction, allowing our customers to bundle and save. In the mid-term,
we anticipate offering additional transaction services, including home warranty and insurance, as well as an entry into home personalization through stand-alone remodel services. Finally, in the long-term, we intend to seek to provide a personal, efficient, and hassle-free full home ownership partnership with offerings such as energy efficiency and smart home capabilities.
Marketing
Our sales and marketing efforts utilize a multichannel approach, including paid advertising, earned media and partnerships, with a focus on efficiency and low-cost
growth. As our market footprint has expanded, we have optimized our marketing strategy with advanced audience segmentation methodologies, improved targeting, and attribution modeling. Going forward we will focus on increasing our local advertising efforts through a variety of channels as well as establishing a broader national advertising presence to grow brand awareness and brand affinity. Additionally, we plan to start leveraging broad reach channels that allow us to responsibly scale brand awareness.
Our Competition
The U.S. residential real estate market is highly fragmented and non-integrated.
As of 2020, there are over 100,000 U.S. real estate brokerages in the United States, with a single brokerage rarely holding more than 10% share in any market. Additionally, we believe greater than 95% of U.S. real estate sales are still being conducted through traditional analog methods, with only a small portion of the real estate market having transitioned to the technology driven, digital method that we offer. We compete with other iBuyers and online real estate platforms, as well as institutional purchasers of residential real estate; however, we primarily compete with local real estate brokerages and the traditional way of conducting home sales.
We believe that companies in our industry compete primarily on the basis of customer experience, available offerings, and price. Although we face competition through both traditional and non-traditional
forms of buying and selling residential real estate, we believe our technology-enabled solutions combined with our extensive real estate expertise allows us to provide a complete solution and positive experience to one of life’s most significant transactions.
Human Capital Resources
Overview
We believe that we have a talented, motivated and dedicated team, and are committed to supporting the development of all of our team members. As of December 31, 2021, we employed approximately 1,000 people, nearly all on a full-time basis. None of our employees are represented by a labor union or covered by collective bargaining agreements. We believe we have strong and positive relations with our employees. We also engage numerous consultants and contractors to supplement our permanent workforce, primarily to assist with renovating our homes.

Our Culture and Core Values
Maintaining a strong company culture is critical to our team and is supported through various employee engagement activities. Our culture and passion for what we are building is reflected in the following core values:

•
Homes not houses
. A house is property, but a home is uniquely personal – a place full of emotion and memories. We help people move freely so they can live their best lives, wherever “home” happens to be.

•	Freedom first . Providing home buyers and sellers freedom is our passion. No one should ever feel stuck. We provide convenience, control, and certainty in all we do.

•	Every day matters . We operate with urgency in pursuit of delivering the best customer experience in the industry. There’s no room for hesitation—we count the days with the goal to use less.

•	Results rule . We get things done. We celebrate doers. When we see a problem, we solve it.

•	Embrace our roots . We know homes. We understand the people in those homes at a “living room” level. We leverage our past to provide your best way to buy and sell a home.
Workplace Practices and Policies
We are committed to providing a workplace free of harassment or discrimination based on race, color, religion, sex, sexual orientation, gender identity, national origin, disability, veteran status, caste or other legally protected characteristic. We are an equal opportunity employer committed to inclusion and diversity.
Diversity, Equity, Inclusion and Belonging
We believe that each employee’s uniqueness and individuality strengthen our collective whole. By seeking out diverse perspectives and valuing individual input, we create a sense of belonging.
In fostering a diverse, equitable and inclusive environment, we are committed to hiring inclusively, providing training and development opportunities, and ensuring equitable pay for employees, and are continuing to focus on increasing diverse representation at every level of the Company.
Compensation and Employee Benefits
To attract and retain top talent, we offer our employees a broad range of company-paid benefits and highly competitive compensation packages. Our employees are eligible for medical, dental and vision insurance, a savings/retirement plan, life and disability insurance, various wellness programs and tuition reimbursement, along with other optional benefits designed to meet individual employee needs.
Health and Safety
We are committed to supporting our employees’ well-being and safety while they are at work and in their personal lives. We took a wide variety of measures to protect the health and well-being of our employees, suppliers, customers and third-party contractors and consultants during the
COVID-19
pandemic. We made substantial modifications to employee travel policies and implemented office closures so non-essential
employees could work remotely. We have also provided information resources, testing, face masks and personal protective equipment supplies for field employees and customers.
Training and Talent Development
To support our strong company culture, we offer a wide range of training and development opportunities, including new employee orientation through our Offerpad University training sessions, which cover a range of topics including company values and culture, and other training programs that support employee growth and development.

Intellectual Property
We rely on a variety of federal, state and common law rights to protect our intellectual property. We also rely on a combination of trademarks, domain names, patents, copyrights, trade secrets, contractual provisions and restrictions on access and use to establish and protect our proprietary rights.
As of December 31, 2021, we have 11 total IP registrations and pending applications including: four registered U.S. trademarks, two foreign registered trademarks, three pending U.S. trademark applications and two U.S. issued copyright registrations. Our trademarks registrations and applications include “Offerpad” and the Offerpad logo.
We are the registered holder of a variety of domain name registrations, including “offerpad.com”.
In addition to the protection provided by our intellectual property rights, we enter into confidentiality and proprietary rights agreements with certain of our employees, consultants, contractors and business partners. Certain of our employees and contractors are also subject to invention assignment agreements. We further restrict the use of our proprietary technology and intellectual property through provisions in both our general and product-specific terms of use on our website.
Government Regulation
We operate in highly regulated businesses through a number of different channels across the United States. As a result, we are currently subject to a variety of, and may in the future become subject to additional, federal, state and local statutes and regulations in various jurisdictions (as well as judicial and administrative decisions and state common law), which are subject to change at any time, including laws regarding the real estate and mortgage industries, settlement services, insurance, mobile and internet based businesses and other businesses that rely on advertising, as well as data privacy and consumer protection laws, and employment laws.
In particular, the advertising, sale, and financing of homes is highly regulated by states in which we do business, as well as the U.S. federal government. Regulatory bodies include the Consumer Financial Protection Bureau (“CFPB”), the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”), the Department of Housing and Urban Development (“HUD”), and various state licensing authorities, various state consumer protection agencies, and various state financial regulatory agencies. We are subject to compliance audits of our operations by many of these authorities. For a discussion of the various risks we face from regulation and compliance matters, see “
Risk Factors—Risks Related to Our Business and Industry
”.
Additionally, laws, regulations, and standards covering marketing and advertising activities conducted by telephone, email, mobile devices, and the internet, may be applicable to our business, such as the Telephone Consumer Protection Act (“TCPA”), the Telemarketing Sales Rule, the
CAN-SPAM
Act, and similar state consumer protection laws. Through our various subsidiaries, we buy and sell homes, provide real estate brokerage services, and provide other product offerings, which results in us receiving or facilitating transmission of personally identifiable information. This information is increasingly subject to legislation and regulation in the United States, such as the California Consumer Privacy Act. These laws, and other similar privacy laws and regulations, are generally intended to protect the privacy and security of personal information, including customer Social Security Numbers and credit card information that is collected, processed and transmitted. These laws also can restrict our use of this personal information for other commercial purposes. For a more detailed discussion of the risks we face in connection with privacy regulations, see “
Risk Factors—Risks Related to Our Intellectual Property and Technology—We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, and violation of these privacy obligations could result in a claim for damages, regulatory action, loss of business, or unfavorable publicity.
”

In order to provide the broad range of products and services that we offer customers, certain of our subsidiaries maintain real estate brokerage licenses, and we may in the future apply for additional licenses as our business grows and develops. These entities are subject to stringent state and federal laws and regulations, including, but not limited to, the Real Estate Settlement Procedures Act (“RESPA”) and those administered by applicable state departments of real estate, banking, and consumer services, and to the scrutiny of state and federal government agencies as licensed businesses as noted above. We may be subject to additional local, state and federal laws and regulations governing residential real estate transactions, including those administered by HUD, and the states and municipalities in which we transact. For certain licenses, we are required to designate individual licensed brokers of record, qualified individuals and control persons. Certain licensed entities also are subject to routine examination and monitoring by the CFPB (for mortgages) and/or state licensing authorities. As of December 31, 2021, Offerpad Brokerage, LLC, Offerpad Brokerage “FL”, LLC, and Offerpad Brokerage CA, Inc. hold real estate brokerage licenses in certain of our markets and certain other states.
We plan to continue providing mortgage services in the future which we will originate in-house
through a traditional brokerage model. Mortgage products are regulated at the state level by licensing authorities and administrative agencies, with additional oversight from the CFPB and other federal agencies. These laws generally regulate the manner in which lending and lending-related activities are marketed or made available to consumers, including, but not limited to, advertising, finding and qualifying applicants, the provision of consumer disclosures, payments for services, and record keeping requirements; these laws include, at the federal level, the RESPA, the Fair Credit Reporting Act (as amended by the Fair and Accurate Credit Transactions Act), the Truth in Lending Act (including the Home Ownership and Equity Protection Act of 1994), the Equal Credit Opportunity Act, the Fair Housing Act, the Gramm-Leach-Bliley Act, the Electronic Fund Transfer Act, the Servicemembers Civil Relief Act, the Military Lending Act, the Homeowners Protection Act, the Home Mortgage Disclosure Act, the Secure and Fair Enforcement for Mortgage Licensing Act of 2008, the Federal Trade Commission Act, the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, the Bank Secrecy Act (including the Office of Foreign Assets Control and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act), the TCPA, the Mortgage Acts and Practices Advertising Rule (Regulation N), the CARES Act, all implementing regulations, and various other federal, state and local laws. The CFPB also has broad authority to enforce prohibitions on practices that it deems to be unfair, deceptive or abusive. Additionally, state and local laws may restrict the amount and nature of interest and fees that may be charged by a lender or mortgage broker, impose more stringent privacy requirements and protections for servicemembers, and/or otherwise regulate the manner in which lenders or mortgage brokers operate or advertise.
Seasonality
The residential real estate market is seasonal and varies from market to market. Typically, the greatest number of transactions occur in the spring and summer, with fewer transactions occurring in the fall and winter. Our financial results, including revenue, margins, inventory, and financing costs, have historically had seasonal characteristics generally consistent with the residential real estate market, a trend we expect to continue in the future.
Legal Proceedings
From time to time, we may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations.

MANAGEMENT
The following details certain information about our board of directors:

Name	Age	Position
Brian Bair	45	Chief Executive Officer and Chairman of the Board
Katie Curnutte	42	Director
Kenneth DeGiorgio	50	Director
Alexander Klabin	45	Director
Ryan O’Hara	53	Director
Sheryl Palmer	60	Director
Roberto Sella	56	Director
Brian Bair
has served as Offerpad’s Chief Executive Officer since he founded Offerpad in July 2015 with a mission to provide the best way to buy and sell a home, including as the Chief Executive Officer and Chairman of Offerpad Solutions Inc. since September 2021. Mr. Bair has had a strong influence in the real estate industry over the past 15 years, having pioneered several successful real estate service models that aim to give sellers and buyers more certainty and control. Prior to founding Offerpad, Mr. Bair served as the founder and president at Bair Group Real Estate from April 2008 to June 2015. Additionally, Mr. Bair co-founded
Lexington Financial in March 2011, and served as its managing member from March 2011 to March 2012. He also co-founded
Bridgeport Financial Services in May 2008, a company that specialized in acquiring distressed homes, and served as its managing member from May 2008 to May 2011. Mr. Bair has also consulted for national companies on how to acquire, renovate and sell homes. Mr. Bair has also served as an advisory member for the Freddie Mac Housing of Tomorrow Council since January 2020.
We believe that Mr. Bair is qualified to serve as Chairman of our board of directors due to his extensive experience in the real estate industry and his history as Offerpad’s founder.
Katie Curnutte
has served on our board of directors since September 2021. Ms. Curnutte is a founding partner at Kingston Marketing Group (“KMG”), a start-up
focused, global marketing and communications firm founded in September 2019. At KMG, she runs communications strategy for notable companies. Before KMG, Ms. Curnutte was senior vice president of communications and public affairs at Zillow from July 2008 to August 2019. Since its inception in March 2021, Ms. Curnutte serves on the board of directors of Supernova Partners Acquisition Company II. Ms. Curnutte graduated from the University of Illinois Urbana-Champaign with a B.S. in Journalism.
We believe Ms. Curnutte is qualified to serve on our board of directors due to her experience in communications, public affairs and scaling technology companies.
Kenneth DeGiorgio
served as a member of the board of directors for OfferPad, Inc. from February 2019 until September 2021 and on the board of directors of Offerpad Solutions Inc. since September 2021. Mr. DeGiorgio also serves as chief executive officer of First American Financial Corporation (“FAF”), a public company engaged in title insurance and settlement services, a position he has held since February 2022, having been previously named president in May 2021. Prior to his appointment as president, Mr. DeGiorgio served as FAF’s executive vice president, overseeing FAF’s international division, trust company and various corporate functions from 2010 until his promotion.
We believe Mr. DeGiorgio is qualified to serve on our board of directors due to his extensive real estate and business experience and knowledge of Offerpad’s business and operations.
Alexander M. Klabin
served as a member of Supernova’s board of directors since its inception until September 2021, and on the board of directors of Offerpad Solutions Inc. since September 2021. Mr. Klabin co-founded
Senator Investment Group in early 2008 where he served as managing partner and co-chief
investment officer until 2020 and has served as executive chairman of Sotheby’s Financial Services since October 2020. Mr. Klabin has served as a member of the board of directors of Supernova Partners Acquisition Co II, Ltd, and Supernova Partners Acquisition Co III, Ltd. since both of their inceptions in March 2021. He is a member of the board of directors of several private companies. Additionally, Mr. Klabin serves as a Trustee of the New York Philharmonic, The Allen-Stevenson School and is a member of the Leadership Council of The Robin Hood Foundation. Mr. Klabin received a B.A. degree in English Literature from Princeton University.
We believe Mr. Klabin is well qualified to serve on our board of directors due to his significant investment and corporate finance experience.
Ryan O’Hara
has served on our board of directors since September 2021. Mr. O’Hara has served as an advisor to Apollo Global Management, a global alternative investment management firm, in the technology and media sectors since January 2020. From June 2019 to December 2019, Mr. O’Hara served as the chief executive officer of Shutterfly, Inc., a public image sharing company, where he also served as a member of the board of directors from June 2019 to October 2019. Prior to Shutterfly, from January 2015 to June 2019, Mr. O’Hara served as the chief executive officer of Move Inc., a real estate listing company, which operates real estate websites including Realtor.com. Mr. O’Hara has also served as a board member on the board of REA Group Limited from June 2017 to April 2019. Mr. O’Hara currently serves on two public company boards of directors: Thryv Holdings, Inc., a company specializing in small business management software, and TKB Critical Technologies 1, a special purpose acquisition company. Mr. O’Hara also currently serves on the advisory council for the Stanford University Center on Longevity. Mr. O’Hara holds a B.A. in Economics from Stanford University, an M.B.A. from Harvard Business School and the Director Certificate from Harvard Business School.
We believe Mr. O’Hara is qualified to serve on our board of directors because of his significant knowledge of the technology sector and his experience serving on the board of directors of both public and private companies.
Sheryl Palmer
has served on our board of directors since September 2021. Ms. Palmer has served as the president, chief executive officer and a member of the board of directors of Taylor Morrison Home Corporation (“Taylor Morrison”), a public national homebuilder and developer, since August 2007. She has also served as Taylor Morrison’s chairman of the board of directors since May 2017. Ms. Palmer brings over 30 years of cross-functional building experience to her position, including leadership in land acquisition, sales and marketing, development and operations management. In addition to her employment with Taylor Morrison, Ms. Palmer currently serves as a member of the board of directors and the audit and compensation committees of Interface, Inc., a leading publicly traded global manufacturer of modular carpet, as a member of the board of directors and executive committee of HomeAid America, a national non-profit
that works with the local building industry to build and renovate multi-unit shelters for homeless families, as chairman of the board of directors for Building Talent Foundation, and as a member of the executive committee of the Joint Center for Housing Studies at Harvard University.
We believe Ms. Palmer’s over 30 years of real estate industry experience and her role as a seasoned public company director will make her a valuable member of our board of directors.
Roberto Sella
served as a member of the board of directors of OfferPad, Inc. from February 2019 until September 2021, and on the board of directors of Offerpad Solutions Inc. since September 2021. Mr. Sella is the founder of LL Funds, an alternative asset manager and private equity fund, and has served as LL Funds’ managing partner since inception in March 2009. Mr. Sella currently serves on the board of directors of several private companies. Mr. Sella received his B.A. in Economics and Mathematics from the University of Wisconsin and M.B.A. from The Wharton School, University of Pennsylvania.
We believe Mr. Sella is qualified to serve on our board of directors because of his extensive investment experience, financial expertise and knowledge of Offerpad’s business and operations.

Information about our Executive Officers
The following details certain information about our executive officers:

Name	Age	Position
Brian Bair	45	Chief Executive Officer and Chairman of the Board
Stephen Johnson	51	Chief Operating Officer
Michael Burnett	54	Chief Financial Officer
Benjamin Aronovitch	43	Chief Legal Officer
The biography for Mr. Bair appears above under the heading “Information About Our Directors.”
Stephen Johnson
has served as Offerpad’s Chief Operating Officer since August 2020. Before joining Offerpad, Mr. Johnson provided consultation services to multiple private equity-owned growth companies, delivering strategic and general management support from June 2019 to August 2020. Previously, Mr. Johnson held various roles at MSCI, Inc., a finance company, and its subsidiaries. He was Managing Director of Innovation Transformation at MSCI, Inc. from March 2018 to June 2019 and served as both President of InvestorForce, Inc., a provider of reporting solutions to institutional investors, and Managing Director at MSCI from March 2017 to October 2018. Prior to these positions, Mr. Johnson was the Chief Operating Officer and Managing Director at MSCI Analytics from March 2015 to March 2017, after having been Chief Operating Officer at InvestorForce, Inc. and Executive Director at MSCI from May 2010 to March 2015. Mr. Johnson holds a B.A. in Economics and History from Yale University and an M.B.A. from Harvard Business School.
Michael Burnett
has served as Offerpad’s Chief Financial Officer since October 2019. Previously, Mr. Burnett served as Executive Vice President and Chief Financial Officer at AV Homes, Inc., a national homebuilder and developer, from October 2013 to October 2018. Prior to this, Mr. Burnett served as Group Vice President, Finance, Treasury and Investor Relations for JDA Software Group, Inc., a leading global software provider offering supply chain management solutions, from November 2009 to October 2013. Mr. Burnett holds a B.S. in Accounting from Miami University.
Benjamin Aronovitch
has served as Offerpad’s Chief Legal Officer since October 2020. Previously, Mr. Aronovitch was Vice President and Deputy General Counsel at Taylor Morrison from September 2013 to October 2020. Prior to Taylor Morrison, Mr. Aronovitch was a corporate attorney at Paul, Weiss, Rifkind, Wharton & Garrison LLP from May 2010 to September 2013 and Cravath, Swaine & Moore LLP from October 2006 to May 2010. Mr. Aronovitch holds a B.A. in Political Science and Economics from McGill University and law degrees from McGill and Oxford University. He is a member of the New York Bar and is admitted to practice in Arizona.
Corporate Governance
Composition of the Board of Directors
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable Offerpad Solutions’ board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three year terms. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors is divided among three classes as follows:

•	the Class I directors are Brian Bair, Roberto Sella and Kenneth DeGiorgio, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors are Alexander Klabin and Katie Curnutte, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors are Sheryl Palmer and Ryan O’Hara, and their terms will expire at the annual meeting of stockholders to be held in 2024.
This classification of our board of directors may have the effect of delaying or preventing changes in control of our Company. Prior to the Sunset Date, Directors may only be removed with or without cause by the affirmative vote of the holders of at least a majority of our common stock. After the Sunset Date, directors may only be removed for cause by the affirmative vote of the holders of at least a majority of Offerpad Solutions’ common stock.
Director Independence
As a result of our Class A Common Stock being listed on the NYSE , we are required to comply with the applicable rules of the NYSE in determining whether a director is independent. Our board has undertaken a review of the independence of the individuals named above and has determined that each of Katie Curnutte, Kenneth DeGiorgio, Alexander Klabin, Ryan O’Hara and Sheryl Palmer qualifies as “independent” as defined under the applicable the NYSE rules.
Committees of the Board of Directors
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conduct its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operate under a written charter.
Current copies of our committee charters are posted on our website, investor.offerpad.com, as required by applicable SEC and the NYSE rules. The information on or available through such website is not deemed incorporated in this prospectus and does not form part of this prospectus. In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues.
Audit Committee
Our audit committee consists of Katie Curnutte, Alexander Klabin and Sheryl Palmer, with Sheryl Palmer serving as the chair of the committee. Each of these individuals meets the independence requirements of the Sarbanes-Oxley Act, Rule
10A-3
under the Exchange Act and the applicable listing standards of the NYSE. Each member of our audit committee meets the requirements for financial literacy under the applicable the NYSE rules. In arriving at this determination, our board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
Our board of directors has determined that each of Sheryl Palmer and Alexander Klabin qualify as audit committee financial experts within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. Our independent registered public accounting firm and management periodically will meet privately with our audit committee.

The audit committee’s responsibilities include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Compensation Committee
Our compensation committee consists of Kenneth DeGiorgio, Alexander Klabin and Ryan O’Hara with Ryan O’Hara serving as the chair of the committee.
The compensation committee’s responsibilities include, among other things:

•
reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of our Chief Executive Officer;

•	reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•	making recommendations to our board of directors regarding the compensation of our directors;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.
We believe that the composition and functioning of our compensation committee meets the requirements for independence under the current the NYSE listing standards.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Kenneth DeGiorgio, Ryan O’Hara and Sheryl Palmer, with Kenneth DeGiorgio serving as the chair of the committee.
The nominating and corporate governance committee’s responsibilities include, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	recommending to our board of directors the nominees for election to our board of directors at annual meetings of our stockholders;

•	overseeing an evaluation of our board of directors and its committees; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.
We believe that the composition and functioning of our nominating and corporate governance committee meets the requirements for independence under the current the NYSE listing standards.
Our board of directors may from time to time establish other committees.
Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available on our website, investor.offerpad.com. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Business Conduct and Ethics on our website rather than by filing a Current Report on Form
8-K.

EXECUTIVE COMPENSATION
General
In this Compensation Discussion and Analysis (“CD&A”), we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the Summary Compensation Table below (each, an “NEO”) during fiscal 2021, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal 2021 and the material factors considered in making those decisions. Our NEOs for the year ended December 31, 2021, which consist of our principal executive officer, our principal financial officer and other two executive officers for fiscal year 2021 are:

•	Brian Bair, Chief Executive Officer;

•	Michael Burnett, Chief Financial Officer ;

•	Benjamin Aronovitch, Chief Legal Officer ; and

•	Stephen Johnson, Chief Operating Officer .
Executive Summary
2021 Highlights.
On September 1, 2021, the Business Combination closed and we transitioned into becoming a new public company. In connection with the Business Combination, we engaged Pay Governance as our independent compensation consultant to help structure a competitive executive compensation program from a public company perspective, position executive compensation by relevant market data, and make individual compensation decisions factoring in comparable positions at companies with which we compete for talent. We intend to implement these decisions as part of our 2022 executive compensation program.
As a general matter, our executive compensation program consists of annual base salary, target annual cash incentive opportunities and equity-based long-term incentives. This CD&A provides a description of each of these elements for fiscal year ending 2021. We will continue to evaluate, develop and evolve our executive compensation program as we progress as a newly public company.
Compensation Governance and Best Practices.
We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

What We Do		What We Do Not Do
✓	Emphasize performance-based, at-risk compensation.	X	Do not guarantee annual salary increases.
✓	Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	X	Do not grant uncapped annual cash incentives or guaranteed equity compensation.
✓	Weight the overall pay mix towards incentive compensation for senior executives.	X	Do not provide significant or excessive perquisites.
✓	Engage an independent compensation consultant to directly advise our Compensation Committee.	X	Do not provide any compensation-related tax gross-ups.
Stockholder Advisory Vote on Executive Compensation
We expect to ask our stockholders to vote, at our 2023 annual meeting of stockholders, on a non-binding,
advisory vote to approve the compensation of our NEOs (the
“Say-on-Pay
Vote”). We are not required to hold a

Say-on-Pay
Vote in 2022; however, at our 2022 annual meeting of stockholders, we expect to ask our stockholders to vote in a non-binding,
advisory vote regarding the frequency of our
Say-on-Pay
Votes.
Executive Compensation Objectives and Philosophy
The key objectives of our executive compensation program are to attract, motivate, and reward leaders who create an inclusive and diverse environment and have the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program is designed to:

•	Attract and retain talented and experienced executives in a competitive and dynamic market;

•	Motivate our NEOs to help our Company achieve the best possible financial and operational results;

•
Provide reward opportunities consistent with our performance on both a short-term and long-term basis that are industry competitive, flexible, fiscally responsible and linked to our overall business objectives; and

•	Align the long-term interests of our NEOs with those of our stockholders.
We strive to provide a competitive total compensation opportunity to executives while balancing other important factors. Executives may be compensated above or below levels of compensation for similar positions found in the external market based on factors such as experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “—
Determination of Executive Compensation
.”
Determination of Executive Compensation
Role of Compensation Committee and Executive Officers
The Compensation Committee is responsible for establishing and overseeing our executive compensation programs and we expect that the Compensation Committee will annually review and determine the compensation to be provided to our NEOs, including with respect to our Chief Executive Officer.
In setting executive compensation, the Compensation Committee will consider a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s own compensation) and members of our human resources team, current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership, and internal equity pay considerations. Our Chief Executive Officer’s recommendations are based on his evaluation of each other NEO’s individual performance and contributions, of which our Chief Executive Officer has direct knowledge.
Role of Compensation Consultant
In order to design a competitive executive compensation program that will continue to attract top executive talent and reflect our compensation philosophy, our Compensation Committee has retained Pay Governance as an independent compensation consultant to provide executive compensation advisory services, help evaluate our compensation philosophy and objectives and provide guidance in designing, maintaining and administering our executive compensation program. The Compensation Committee has evaluated Pay Governance’s independence pursuant to the requirements of NYSE and SEC rules and has determined that Pay Governance does not have any conflicts of interest in advising the Compensation Committee.

We are in the process of developing a peer group with Pay Governance and we expect to refer to this peer group in structuring our executive compensation program for fiscal year 2022. Our Compensation Committee may also refer to compensation survey data.
Elements of Compensation
Overview
The
primary elements of our
NEOs’ compensation and the main objectives of each are:

•	Base Salary . Base salary attracts and retains talented executives in a competitive market, recognizes individual roles and level of responsibilities, and provides stable income;

•
Annual Performance-Based Incentive Compensation
. Annual cash incentives promote and reinforce the attainment of short-term performance objectives and reward executives for their contributions toward achieving those objectives; and

•
Equity Based Long-Term Incentive Compensation
. Equity compensation, which we have historically provided in the form of stock options to purchase shares of our common stock (each, an “Offerpad Option”), aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent. In 2021, we did not grant any equity or equity-based compensation to our NEOs.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We have also entered into employment agreements with certain of our NEOs, which include severance benefits, among other things. Such arrangements aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2021 is described further below
Base Salary
The base salaries of our named executive officers are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee intends to annually review and determine the base salaries of our executives and evaluate the base salaries of new hires at the time of hire. In 2021, we approved incremental base salary increases for our named executive officers in light of cost of living considerations. Our NEOs’ base salaries were as set forth below for 2021:

Named Executive Officer	2021 Annualized Base Salary
Brian Bair	$450,000
Michael Burnett	$332,413
Benjamin Aronovitch	$328,473
Stephen Johnson	$327,281
Cash Incentive Compensation
2021 Annual Cash Incentive Program
We consider annual cash incentives to be an important component of our total compensation program by providing incentives necessary to retain and motivate executive officers to achieve important financial and strategic performance objectives. The Company currently maintains an annual cash incentive program in which certain eligible employees at the director level and above, including our named executive officers, participate. Each NEO is eligible to receive an annual performance-based cash incentive based on a specified target award amount, expressed as a percentage of the named NEO’s base salary. In fiscal 2021, our NEOs participated in our annual cash incentive program at the following target percentages of base salary:

Named Executive Officer	Target Annual Incentive Opportunity as a Percentage of Base Salary
Brian Bair	60%
Michael Burnett	50%
Benjamin Aronovitch	50%
Stephen Johnson	50%
The target annual cash incentive opportunities for each of our named executive officers in 2021 were not increased or changed from fiscal year 2020.
Under the 2021 program, the annual cash incentives were earned based upon the achievement of pre-determined
Company performance for 2021 for the following performance measures: home sales, closing goals, pre-tax
net income (“PTNI”) goals and return on investment, each of which comprised 25% of the participant’s annual incentive opportunity for 2021.
The target goals with respect to each performance measure under our 2021 annual cash incentive program are set forth in the following table:

Performance Measure	Target Performance Goal
Home Sales	5,861
Closing Goals	1,995
PTNI Goals (1)	($55,200,000)
Return on Investment	3.5%

(1)	PTNI generally is calculated as income/loss before income taxes, calculated in accordance with GAAP.
Under the 2021 incentive program, participants were eligible to receive a percentage of the participant’s target annual cash incentive opportunity, ranging from 0% to 150%, based on the level at which each of the performance goals was achieved, as set forth in the following table:

Performance Level	% Payout (1)
Below Threshold	0%
Threshold	50%
Target	100%
Stretch 1	125%
Stretch 2	150%

(1)
For each performance goal, if actual performance falls between the “threshold” and “target” levels specified above, the “threshold” level will apply. In addition, if actual performance falls between the “target” and “Stretch 1” levels specified above or between the “Stretch 1” and “Stretch 2” levels specified above, the percentage of such performance goal that is earned will be determined by using linear interpolation as between the applicable levels.

The actual results that we achieved with respect to each performance goal under our 2021 annual cash incentive program are set forth in the following table:

Performance Measure	2021 Actual Achievement	% of Target Goal Achieved
Home Sales	6,373	110%
Closing Goals	1,667	50%
PTNI Goals	$6,800,000	150%
Return on Investment	7.6%	150%
The NEOs’ actual 2021 annual cash incentive awards are set forth in the column titled “
Non-Equity
Incentive Plan Compensation
” in the “
Summary Compensation Table
” below.
Other Cash Compensation
In addition, our Compensation Committee awarded to each of Messrs. Burnett and Aronovitch (the Chief Financial Officer and Chief Legal Officer, respectively) a discretionary performance bonus in the amount of $200,000 related to their exceptional contributions during 2021, including in connection with the Business Combination.
Equity-Based Long-Term Incentive Awards
We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of our executives with our stockholders.
In 2021, prior to the Closing of the Business Combination, we maintained the 2016 Stock Option and Grant Plan, which was terminated in connection with the Closing (the “2016 Plan”). Under the 2016 Plan, we offered awards of Offerpad Options to eligible service providers, including our NEOs. In connection with the completion of the Business Combination and the adoption of the 2021 Incentive Award Plan (the “2021 Plan”), no further awards will be granted under the 2016 Plan. However, any outstanding awards granted under the 2016 Plan will remain outstanding, subject to the terms of the 2016 Plan and applicable award agreement.
In 2021, we did not grant any equity or equity-based compensation to our NEOs.
Actual Performance of 2017 CEO Stock Options
In 2017, we granted to Mr. Bair stock option awards that were scheduled to vest based on stock price performance goals. In connection with the Closing of the Business Combination, the Board determined that each of the Company performance goals applicable to each of the Offerpad Options then-held by Mr. Bair were satisfied. Accordingly, all of Mr. Bair’s then-unvested Offerpad Options vested and became exercisable as of immediately prior to the Closing. For additional information on Mr. Bair’s Offerpad Options, see the section titled, “—
Outstanding Equity Awards at Fiscal
Year-End
” below.
Employee Benefits and Perquisites
Retirement Savings, Health and Welfare Benefits
We maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements; in 2021, each of our NEOs participated in the 401(k) plan. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax
basis

through contributions to the 401(k) plan. In 2021, the Company did not make matching contributions under the 401(k) plan. We believe that providing a vehicle for tax-deferred
retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.
Health and Welfare Plans
All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, and life insurance.
We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
Perquisites; No Tax
Gross-Ups
All of our employees, including our named executive officers, are eligible to participate in the Company’s FLEX agent listing services program on substantially the same arms-length terms as those prevailing at the time for comparable transactions with non-related
parties; however, under the program, we offer a 1% discount on commission payments to all of our employees, including our named executive officers (the “FLEX Employee Discount”). In December 2021, in connection with the sale of his personal residence, Mr. Bair participated in the FLEX Employee Discount. The actual amount of such savings are set forth in the column titled “
All Other Compensation
” in the “
Summary Compensation Table
” below. No other named executive officer received a FLEX Employee Discount in 2021.
Other than as noted above, we do not currently provide perquisites to our NEOs, and we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide additional perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of the executive’s duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Board or Compensation Committee.
In addition, we do not make
gross-up
payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our Company.
Severance and Change in Control Arrangements
We are currently party to Employment Agreements (as defined below) with each of our NEOs. The Employment Agreements with each of Messrs. Burnett, Aronovitch and Johnson provide for severance benefits and payments upon certain qualifying terminations of employment, including in connection with a “change in control” of the Company. We believe that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such arrangements can enhance alignment with stockholders by encouraging management to pursue transactions that create value for stockholders irrespective of the potential for job loss or diminution of duties and can encourage retention through the conclusion of the transaction. The payments and benefits provided under the Employment Agreements are designed to be competitive with market practices. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2021, are set forth in “—
Potential Payments Upon Termination or Change in Control
” below.

Other Policies and Considerations
Section 409A
The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Internal Revenue Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
“Golden Parachute” Payments
Sections 280G and 4999 of the Internal Revenue Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a tax deduction on the amounts subject to this additional tax. While the Compensation Committee may take the potential forfeiture of such tax deduction into account when making compensation decisions, it will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us. We do not provide any tax gross-ups
to cover excise taxes under Section 4999 in connection with a change in control.
Accounting for Stock-Based Compensation
We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards.
EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table contains information about the compensation earned by each of our NEOs during our fiscal years ended December 31, 2021 and December 31, 2020:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Brian Bair	2021	450,000		—		—	310,689	23,000	783,689
Chief Executive Officer	2020	269,330		—		—	190,328	—	459,658
Michael Burnett	2021	332,125		200,000	(4)	—	191,246	—	723,371
Chief Financial Officer	2020	318,125		—		—	162,500	—	480,625
Benjamin Aronovitch	2021	328,338		200,000	(4)	—	188,983	—	717,321
Chief Legal Officer	2020	62,500	(5)	200,000		649,513	—	—	912,013
Stephen Johnson	2021	327,192		—		—	188,299	—	515,491
Chief Operating Officer	2020	118,750	(5)	—		668,430	63,934	—	851,114

(1)
Amounts reflect the full grant-date fair value of Offerpad Options granted to the named individual, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all Offerpad Options made to our NEOs in Note 12 to the consolidated financial statements included in this prospectus.

(2)
Amounts for fiscal years 2020 and 2021 represent payments earned by our NEOs based upon the achievement of pre-established
performance objectives for fiscal years 2020 and 2021 and which were paid in cash in 2021 and 2022, respectively. Please see the description of the 2021 annual cash incentive program under “
Cash Incentive Compensation
” in the CD&A above.

(3)
Amount reflects the aggregate FLEX Employee Discount realized by Mr. Bair in connection with the sale of his personal residence in December 2021. Please see the description of the FLEX Employee Discount under “
Retirement Savings, Health and Welfare Benefits
” in the CD&A above.

(4)	Amounts reflect payment of a one-time discretionary bonus to each of Messrs. Burnett and Aronovitch.
(5)
Messrs. Aronovitch and Johnson commenced employment with the Company on October 12, 2020 and August 10, 2020, respectively. Each of their respective salaries was prorated for the portion of the 2020 fiscal year during which he was employed.

Grants of Plan-Based Awards in Fiscal 2021
The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2021 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards made during fiscal year 2021.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)	Target ($)	Maximum ($)
Brian Bair	135,000	270,000	405,000
Michael Burnett	83,103	166,207	249,310
Benjamin Aronovitch	82,118	164,237	246,355
Stephen Johnson	81,820	163,641	245,461

(1)
Amounts reflect potential payouts under our 2021 annual cash incentive program at threshold, target and maximum (or “Stretch 2”) amounts based on 2021 base salaries. Please see the description of the annual cash incentive program under “
Cash Incentive Compensation
” in the CD&A above.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
Named Executive Officer Employment Agreements
We have entered into offers of employment letters or employment agreements (collectively, the “Employment Agreements”) with each of our named executive officers. The material terms of the Employment Agreements are described below.
Brian Bair
On August 6, 2016, we entered into an offer of employment letter with Mr. Bair, pursuant to which he serves as our Chief Executive Officer. Mr. Bair’s offer letter provides for at-will
employment, an annual base salary, a 60% target bonus opportunity and eligibility to participate in the benefit plans and programs maintained for the benefit of our executive employees. In addition, Mr. Bair’s offer letter contains customary confidentiality and assignment of inventions provisions, as well as standard non-compete
and employee
non-solicitation
restrictions effective during employment and for 12 months thereafter.
In March 2022, we entered into a new employment agreement with Mr. Bair, which supersedes this offer letter.
Michael Burnett; Benjamin Aronovitch; Stephen Johnson
The Employment Agreements with each of Messrs. Burnett, Aronovitch and Johnson are dated October 21, 2019, September 24, 2020 and August 10, 2020, respectively. The term of employment under these Employment

Agreements is for one year; the term will automatically renew for successive one-year
periods, unless either party provides at least 45 days of advance written notice of the party’s intention not to renew the then-current term. Pursuant to their respective Employment Agreements, Messrs. Burnett, Aronovitch and Johnson are entitled to receive an annual base salary of $325,000 per year, pro-rated
for partial years of employment. In addition, the executives are eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees, as well as the paid-time-off
programs maintained by us for the benefit of our executives generally.
Each of Messrs. Burnett, Aronovitch and Johnson is eligible to earn annual performance-based cash incentive award, based on the achievement of specified performance goals established by our Board and targeted at 50% of the executive’s annual base salary. The payment of any annual cash incentive, to the extent any such bonus becomes payable, will be made within 90 days following the end of the applicable calendar year in a form mutually agreed upon by the Board and the applicable executive; any such payment will be contingent upon the executive’s continued employment through the last day of the applicable calendar year.
In addition, in connection with the commencement of his employment with us in 2020, Mr. Aronovitch was paid a cash sign-on
bonus of $100,000.
In addition, the Employment Agreements with Messrs. Burnett, Aronovitch and Johnson each contain customary confidentiality and assignment of inventions provisions, as well as (i) standard non-compete
and employee
non-solicitation
restrictions effective during employment and for 18 months thereafter and
(ii) non-disparagement
provisions, effective during employment and for 24 months thereafter.
The severance benefits and payments payable to Messrs. Burnett, Aronovitch and Johnson upon certain qualifying terminations of their employment are summarized below under the section titled, “—
Potential Payments Upon Termination or Change in Control
”.
Outstanding Equity Awards at Fiscal
Year-End
Table
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for our named executive officers as of December 31, 2021. None of our NEOs held any restricted stock or restricted stock unit awards as of December 31, 2021.

				Option Awards
Name	Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Brian Bair	2/10/2017		(1)	968,418	—	0.73	2/9/2027
	2/10/2017		(1)	1,792,809	—	0.69	2/9/2027
	7/11/2017		(1)	95,191	—	0.69	7/10/2027
	7/11/2017		(1)	29,272	—	0.69	7/10/2027
Michael Burnett	10/17/2019	10/21/2019	(2)	564,956	564,956	1.24	10/16/2029
Benjamin Aronovitch	10/27/2020	10/12/2020	(2)	273,062	819,186	1.23	10/26/2030
Stephen Johnson	10/27/2020	8/10/2020	(2)	353,097	776,815	1.23	10/26/2030

(1)
Each of these Offerpad Options were eligible to vest and become exercisable with respect to one-third
of the shares underlying the Offerpad Option upon our Board’s good faith determination that the per share value of Offerpad’s common stock (on a fully-diluted basis) equals or exceeds three times (3x), four times (4x) and/or five times (5x), in each case, of the exercise price applicable to the Offerpad Option. On February 5, 2019, one-third
(1/3) of the shares subject to these Offerpad Options vested in connection with Offerpad’s attainment of the initial stock price goal, as determined by our Board. In addition, in connection with the Closing of the Business Combination, the Board determined that each of the Company performance goals applicable to the Offerpad Options held by Mr. Bair were satisfied. Accordingly, all of Mr. Bair’s then-unvested Offerpad Options vested and became exercisable upon the Closing.
(2)
Each of these Offerpad Options vests and becomes exercisable over a four-year period, subject to the executive’s continued employment with the Company or its affiliates through the applicable vesting date, as follows: (i) 25% of the shares underlying the Offerpad Option on the first annual anniversary of the vesting commencement date and (ii) 75% of the shares underlying the Offerpad Option in 12 substantially equal installments on each quarterly anniversary of the vesting commencement date thereafter. In addition, upon the occurrence of a “sale event” (as defined in the 2016 Plan), the Offerpad Option will accelerate and become fully vested and exercisable.

Option Exercises and Stock Vested in Fiscal 2021
During the year ended December 31, 2021, none of our NEOs exercised any portion of their respective Offerpad Options.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Brian Bair	—	—
Michael Burnett	—	—
Benjamin Aronovitch	—	—
Stephen Johnson	—	—
Potential Payments Upon Termination or Change in Control
Executive Employment Agreements
As noted above, we are party to Employment Agreements with each of our named executive officers. The Employment Agreements provide severance benefits and payments to certain of our named executive officers upon qualifying terminations of their employment, as summarized below.
Brian Bair
Mr. Bair’s employment offer letter, as in effect as of December 31, 2021, did not provide for any severance benefits or payments upon qualifying terminations of employment, including in connection with a “change in control” of the Company.
Michael Burnett; Benjamin Aronovitch; Stephen Johnson
Under the Employment Agreements with each of Messrs. Burnett, Aronovitch and Johnson, on a termination of employment by the Company without “cause,” by the executive for “good reason” (each, as defined in the applicable Employment Agreement) or, with respect to Mr. Aronovitch, due to the Company’s non-renewal
of the employment term, in any case, the applicable executive is eligible to receive the following severance payments and benefits:

(i)
in the case of Mr. Burnett, an amount equal to 12 months of his then-current base salary, payable in equal installments in accordance with the Company’s normal payroll policies;
provided that
if such termination occurs in contemplation of, or within 12 months following, a Sale Event (as defined in the 2016 Plan), Mr. Burnett is entitled to an amount equal to 12 months of his then-current base salary, payable in a single lump sum;

(ii)
in the case of Mr. Aronovitch, an amount equal to six months of his then-current base salary, payable in equal installments in accordance with the Company’s normal payroll policies;
provided that
if such termination occurs in contemplation of or within 12 months following a Sale Event, Mr. Aronovitch is entitled to an amount equal to six months of his then-current base salary, payable in a single lump sum;

(iii)
in the case of Mr. Johnson, an amount equal to six months of his then-current base salary, payable in equal installments in accordance with the Company’s normal payroll policies;
provided that
if such termination occurs in contemplation of or within 12 months following a Sale Event, such severance amount will be paid in a single lump sum; and

(iv)
each of Messrs. Burnett, Aronovitch and Johnson is also eligible to receive (A) payment of any annual cash incentive that the executive has earned in respect of the calendar year ending on or prior to the applicable date of termination; and (B) Company-subsidized healthcare coverage at the same levels as in effect on the date of termination for up to 12 months (for Mr. Burnett) and up to six months (for Messrs. Aronovitch and Johnson) following the applicable date of termination.

Each of the executives’ eligibility to receive such severance payments and benefits upon certain qualifying terminations of employment, as described above, is subject to the executive’s (i) timely execution and non-revocation
of a general release of claims in favor of the Company and (ii) continued compliance with the restrictive covenant obligations described above under “—
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Named Executive Officer Employment Agreements
.”
In addition, in connection with entering into their respective Employment Agreements, the Offerpad Options granted to Messrs. Burnett, Aronovitch and Johnson (i) will accelerate and become fully vested and exercisable upon a “sale event” of the Company (as defined in the 2016 Plan) and (ii) may be exercised for a period of up to one year following a termination of service with the Company for any reason. Additional information on the executives’ outstanding option awards can be found under the section titled “—
Outstanding Equity Awards at Fiscal
Year-End
” above.
Estimated Potential Payments
The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a “change in control”, in any case, occurring on December 31, 2021. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees.

Name	Payment or Benefit	Termination Without Cause, for Good Reason or due to Non-Renewal (no Change in Control) ($) (1)	Change in Control (no Termination) ($)	Termination Without Cause, for Good Reason or due to Non-Renewal in Connection with a Change in Control ($)
Brian Bair	Cash	—	—	—
	Equity Acceleration (2)	—	—	—
	Continued Healthcare	—	—	—
	Total (3)	—	—	—
Michael Burnett	Cash	523,659	—	523,659
	Equity Acceleration (2)	—	2,915,173	2,915,173
	Continued Healthcare	16,337	—	16,337
	Total (3)	539,996	2,915,173	3,455,169
Benjamin Aronovitch	Cash	353,220	—	353,220
	Equity Acceleration (2)	—	4,235,192	4,235,192
	Continued Healthcare	8,675	—	8,675
	Total (3)	361,895	4,235,192	4,597,087

Name	Payment or Benefit	Termination Without Cause, for Good Reason or due to Non-Renewal (no Change in Control) ($) (1)	Change in Control (no Termination) ($)	Termination Without Cause, for Good Reason or due to Non-Renewal in Connection with a Change in Control ($)
Stephen Johnson	Cash	351,940	—	351,940
	Equity Acceleration (2)	—	4,016,134	4,016,134
	Continued Healthcare	8,169	—	8,169
	Total (3)	360,109	4,016,134	4,376,243

(1)
Amounts reflect the payments that would be made to our NEOs on a termination of employment by the Company without “cause,” by the executive for “good reason” (each, as defined in the applicable Employment Agreement) or, with respect to Mr. Aronovitch, due to the Company’s non-renewal
of the employment term.

(2)
With respect to Offerpad Options, amounts reflected were calculated by (i) multiplying the number of accelerated shares of common stock underlying the options by $6.40, the closing trading price of our common stock on December 31, 2021 and (ii) subtracting the exercise price for the options.

(3)	Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2021.
2021 DIRECTOR COMPENSATION
Director Compensation Program
In 2021, prior to the effectiveness of the Director Compensation Program (as defined below), one non-employee
director, James Satloff, received an annual cash fee of $60,000 for services on our Board. None of our other non-employee
directors received compensation from the Company for their services on our Board prior to the Closing.
Effective as of September 1, 2021, our Board adopted a
non-employee
director compensation program (the “Director Compensation Program”). The Director Compensation Program provides for annual cash retainer fees and long-term equity awards for each of our non-employee
directors, other than Roberto Sella (each, an “Eligible Director”). The Director Compensation Program consists of the following components:
Cash Compensation:

•	Annual Retainer: $50,000

•	Annual Committee Chair Retainer:

•	Audit: $20,000

•	Compensation: $20,000

•	Nominating and Governance: $10,000

•	Annual Committee Member (Non-Chair) Retainer:

•	Audit: $10,000

•	Compensation: $10,000

•	Nominating and Governance: $5,000

•	Lead Independent Director: $25,000

The annual cash retainers will be paid in quarterly installments in arrears. Annual cash retainers will be pro-rated
for any partial calendar quarter of service.
Equity Compensation:

•
Initial Grant
: Each Eligible Director who is initially elected or appointed to serve on our Board after the Closing will be granted, automatically on the date on which such Eligible Director is appointed or elected to serve on the Board, an award of restricted stock units covering shares of our common stock (“RSUs”) with an aggregate value of $300,000.

Each Initial Grant will vest with respect to
one-third
of the RSUs on each of the first three anniversaries of the grant date, subject to continued service

•
Annual Grant:
An Eligible Director who is serving on our Board as of the date of an annual meeting of stockholders (beginning with calendar year 2022) automatically will be granted, on the date of such annual meeting, an award of RSUs with an aggregate value of $150,000.

Each Annual Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

•	Award Terms:
The number of RSUs subject to an Initial Grant and/or Annual Grant will be determined by dividing the value of the award by the average closing price of the Company’s common stock for the 30 consecutive calendar days prior to (and including) the date immediately preceding the applicable grant date.
In addition, each equity award granted to an Eligible Director under the Director Compensation Program will vest in full immediately prior to the occurrence of a “change in control” (as defined in the 2021 Plan), to the extent the Eligible Director will not become, as of immediately following such change in control, a board member of the Company or its ultimate parent company.
In connection with the Closing of the Business Combination, we granted each Eligible Director an award of RSUs under the 2021 Plan with an aggregate value of $300,000. These RSU awards represent the Initial Grants for Eligible Directors, and are eligible to vest with respect to one-third
of the RSUs subject thereto on each of the first three anniversaries of the Closing date (i.e., September 1, 2021), subject to continued service.
Compensation under the Director Compensation Program is subject to the annual limits on non-employee
director compensation set forth in the 2021 Plan.
Director Deferred Compensation Plan
Effective as of September 1, 2021, our Board adopted the Offerpad Solutions, Inc. Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”). The Deferred Compensation Plan permits our non-employee
directors to (i) receive all or a portion of their annual cash retainers (including any cash retainers for service on a committee) earned under the Director Compensation Program in the form of fully vested RSUs and (ii) defer the settlement of all or a portion of any RSU awards granted under the Director Compensation Program.
With respect to 2021, Kenneth DeGiorgio, Alexander Klabin, Ryan O’Hara and Sheryl Palmer each elected to defer 100% of their annual cash retainers and RSU awards earned or granted under the Director Compensation Program.

Director Compensation Table
The following table sets forth compensation paid to or earned by our non-employee
directors during the year ended December 31, 2021.

Name (1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Total ($)
Vaughn Bair (3) (4)	—		—	—
Katie Curnutte	20,000		300,000	320,000
Kenneth DeGiorgio	23,333	(5)	300,000	323,333
Alexander Klabin	23,333	(5)	300,000	323,333
James Morrissey (3)	—		—	—
Shivraj Mundy (3)	—		—	—
Ryan O’Hara	25,000	(5)	300,000	325,000
Sheryl Palmer	25,000	(5)	300,000	325,000
James Satloff (3)	55,000		—	55,000
Roberto Sella	—		—	—

(1)
Brian Bair, our Chief Executive Officer, did not receive any compensation for his services as a member of our Board in 2021; the compensation paid to Mr. Bair for the services he provided to our Company during 2021 is reflected in the section titled, “
Executive Compensation Tables—Summary Compensation Table.
”

(2)
Amounts reflect the full grant-date fair value of RSU awards granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all such awards made to our directors in Note 12 to the consolidated financial statements included in this prospectus.

(3)	The services of each of Messrs. Vaughn Bair, Morrissey, Mundy and Satloff on our Board ended upon the Closing of the Business Combination.
(4)
In addition to serving on our Board during 2021, Mr. Vaughn Bair was employed as a non-executive
employee of the Company pursuant to an offer letter by and between the Company and Mr. Vaughn Bair, dated as of August 5, 2016. This offer letter generally provides for at-will
employment, an annual base salary of $150,000, a 60% target bonus opportunity under our annual bonus program, participation in our health and welfare plans and customary restrictive covenants. In 2021, Mr. Vaughn Bair received an annual base salary of $313,000; Mr. Bair did not receive additional compensation for his services on our Board during 2021.

(5)
Amounts include the full value of the named individual’s annual cash retainer (including any cash retainers for service on a committee), including any portion thereof that was paid in the form of fully vested RSUs, pursuant to the named individual’s election under the Deferred Compensation Plan. The number of RSUs granted is determined by dividing the value of the aggregate amount of cash fees earned by the closing price of the Company’s common stock on the applicable date the cash fees would have otherwise been paid.

The following table shows the aggregate numbers of Offerpad Options (exercisable and unexercisable) and outstanding RSU awards held as of December 31, 2021 by each non-employee
director.

Name	Option Awards Outstanding at 2021 Fiscal Year End (#)	RSU Awards Outstanding at 2021 Fiscal Year End (#) (A)
Vaughn Bair	1,747,100	—
Katie Curnutte	—	37,617
Kenneth DeGiorgio	—	41,122
Alexander Klabin	—	41,122
James Morrissey	—	—
Shivraj Mundy	—	—
Ryan O’Hara	—	41,372
Sheryl Palmer	—	41,372
James Satloff (B)	167,129	—
Roberto Sella	—	—

(A)
Amounts include RSUs which have vested, but have not yet been settled in shares of our common stock, pursuant to the named individual’s election to defer settlement thereof under the Deferred Compensation Plan, as set forth in the following table:

Name	Vested and Unsettled RSU Awards Outstanding at 2021 Fiscal Year End (#)
Kenneth DeGiorgio	3,505
Alexander Klabin	3,505
Ryan O’Hara	3,755
Sheryl Palmer	3,755

(B)
Upon Mr. Satloff’s departure from our Board, in connection with the Closing of the Business Combination, we accelerated the vesting of a portion of Mr. Satloff’s unvested Offerpad Option to reflect his partial service between his last occurring vesting date and departure date. Following such departure, Mr. Satloff will have one year from the Closing to exercise any vested Offerpad Options held by him.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.
Securities Authorized For Issuance under Equity Compensation Plans (As of December 31, 2021)

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Available for Future Issuance Under Equity Compensation Plans (excludes securities reflected in first column)
Equity compensation plans approved by security holders(1)	—		—		28,763,939	(2)
Options to purchase common stock	25,576,327	(3)	$0.73	(4)	—
Restricted stock units	202,605	(5)	—		—

Equity compensation plans not approved by security holders	—		—		—

Total	25,778,932		$0.73		28,763,939

(1)
Consists of the OfferPad 2016 Stock Option and Grant Plan (the “2016 Plan”), the Offerpad Solutions Inc. 2021 Incentive Award Plan (the “2021 Plan”) and the Offerpad Solutions Inc. 2021 Employee Stock Purchase Plan (“ESPP”).

(2)
No additional awards will be granted under the 2016 Plan and, as a result, no shares remain available for issuance for new awards under the 2016 Plan. The number of shares of our Class A common stock available for issuance under the 2021 Plan increases annually on the first day of each calendar year, beginning on and including January 1, 2022 and ending on and including January 1, 2031 equal to the lesser of (i) a number of shares such that the aggregate number of shares of Class A common stock available for grant under the 2021 Plan immediately following such increase shall be equal to 5% of the number of fully-diluted shares on the final day of the immediately preceding calendar year and (ii) such smaller number of shares of Class A common stock as is determined by our board of directors. The number of shares of our Class A common stock available for issuance under the ESPP increases annually on the first day of each calendar year, beginning on and including January 1, 2022 and ending on and including January 1, 2031, by the lesser of (a) a number of shares such that the aggregate number of shares of Class A common stock available for grant under the ESPP immediately following such increase shall be equal to 1% of the number of fully-diluted shares on the final day of the immediately preceding calendar year and (b) such smaller number of shares of Class A common stock as determined by our board of directors; provided that, no more than 50,000,000 shares of Class A common stock may be issued under the ESPP.

(3)	Consists of 25,576,327 outstanding options to purchase stock under the 2016 Plan. As of December 31, 2021, there were no outstanding options under the 2021 Plan.
(4)	As of December 31, 2021, the weighted-average exercise price of outstanding options under the 2016 Plan was $0.73.
(5)	Consists of 202,605 outstanding restricted stock units under the 2021 Plan. As of December 31, 2021, no restricted stock units have been granted under the 2016 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. Under the policy, our legal team is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If our legal team determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our legal department is required to present to the Audit Committee all relevant facts and circumstances relating to the related person transaction. Our Audit Committee must review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chairperson of the Audit Committee subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person, then upon such recognition the transaction will be presented to the Audit Committee for ratification at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.
All transactions described below that were entered into following the Closing were undertaken in compliance with our Related Person Transaction Policy described above, including review and approval by our Audit Committee
Relationships and Transactions with Directors, Executive Officers and Significant Stockholders
Offerpad’s Related Party Transactions
The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding Common Stock, or any member of the immediate family of any of the foregoing persons, since January 1, 2021, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.”
LL Credit Facilities
As of December 31, 2021, we have one senior secured credit facility with a related party and two mezzanine secured credit facilities with a related party. The following summarizes certain details related to these facilities as of December 31, 2021:

($ in thousands)	Borrowing Capacity	Outstanding Amount
Senior secured credit facility with a related party	$85,000	$81,926
Mezzanine secured credit facilities with a related party	$79,000	$82,509

Since October 2016, we have been party to a loan and security agreement (the “LL Funds Loan Agreement”), with LL Private Lending Fund, L.P. and LL Private Lending Fund II, L.P., both of which are affiliates of LL Capital Partners I, L.P., which holds more than 5% of our Class A common stock. Additionally, Roberto Sella, who is a member of our board of directors, is the managing partner of LL Funds. The LL Funds Loan Agreement is comprised of a senior secured credit facility and a mezzanine secured credit facility, under which we may borrow funds up to a maximum principal amount of $85.0 million and $14.0 million, respectively. The LL Funds Loan Agreement also provides us with the option to borrow above the fully committed borrowing capacity, subject to the lender’s discretion. Refer to
Note 8, Credit Facilities and Notes Payable
, for further details about the facilities under the LL Funds Loan Agreement.
Since March 2020, we have also been party to a mezzanine loan and security agreement (the “LL Mezz Loan Agreement”), with LL Private Lending Fund II, L.P. Under the LL Mezz Loan Agreement, we may borrow funds up to a maximum principal amount of $65.0 million. Refer to
Note 8, Credit Facilities and Notes Payable
, for further details about the mezzanine facility under the LL Mezz Loan Agreement.
From September 10, 2021 through December 15, 2021, we were party to a loan and security agreement (the “Loan and Security Agreement”) for which LL Private Lending Fund II, L.P was a lender for the mezzanine facility under the Loan and Security Agreement. On December 16, 2021, we amended the Loan and Security Agreement, which among other things, replaced LL Private Lending Fund II, L.P. as a lender on the facility with an unrelated third-party lender.
We paid interest for borrowings under the LL facilities of $11.7 million during the year ended December 31, 2021.
Commercial Relationship with First American Financial Corporation
First American Financial Corporation (“First American”), which holds more than 5% of our Class A common stock, through its subsidiaries is a provider of title insurance and settlement services for real estate transactions and a provider of property data services. We use First American’s services in the ordinary course of its home-buying and home-selling activities. In the years ended December 31, 2019, 2020 and 2021, we paid First American $6.9 million, $7.1 million and $11.9 million for its services, respectively, inclusive of the fees for property data services.
Credit Agreement with First American
On June 30, 2021, Offerpad entered into a credit agreement (the “First American Credit Agreement”) with First American Title Insurance Company, which is an affiliate of First American, which holds more than 5% of our Class A common stock. Under the First American Credit Agreement, we borrowed a principal amount of $30.0 million.
In August 2021, we amended the First American Credit Agreement to borrow an additional $25.0 million. The largest amount of principal outstanding under the First American Credit Agreement, as amended, was $55.0 million. The loan accrued interest at an annual rate of 12.0%. We used the loan to help continue to fund our ongoing operations through the consummation of the Business Combination. The principal amounts of the loan, together with all accrued but unpaid interest, were repaid in connection with the Closing of the Business Combination.
Notes Payable
From August 2015 to January 2017, Offerpad issued an aggregate of $1.1 million in notes payable to immediate family members of Brian Bair, Offerpad’s chief executive officer and a member of its board of directors. The notes payable accrued interest at a rate of 14.0% per annum, were pre-payable
and had no set maturity date. In

the years ended December 31, 2019, 2020 and 2021, Offerpad paid a total of, $0.2 million, $0.2 million and $0.1 million, respectively, in interest for borrowings under the notes payable. The principal amount of each note, together with all accrued but unpaid interest, was repaid in connection with the Closing of the Business Combination.
Compensation of Immediate Family Members of Brian Bair
Offerpad employs two of Brian Bair’s brothers, along with Mr. Bair’s sister-in-law.
The following details the total compensation paid to Mr. Bair’s brothers and Mr. Bair’s sister-in-law
during the years ended December 31, 2019, 2020 and 2021:

($ in thousands)	2019	2020	2021
Mr. Bair’s brother 1	$240	260	572
Mr. Bair’s brother 2	216	313	469
Mr. Bair’s sister-in-law	145	120	141
	$601	693	1,182
Brian Bair Home Sale
In December 2021, Mr. Bair, our Chairman and Chief Executive Officer, sold a personal residence for $2.3 million using the Company’s Flex agent listing services. The transaction was conducted in the ordinary course of business, on substantially the same arms-length terms as those prevailing at the time for comparable transactions with non-related
parties, other than as relates to the application of a customary employee discount that is made available to all of our employees generally.
Repurchase of Common Stock
In connection with Offerpad’s Series C convertible preferred stock financing, in February 2019, Offerpad repurchased an aggregate of 636,396 shares of common stock at a purchase price of $16.7348 per share. The purchase price represents a price equal to 84% of the purchase price of $19.9224 per share of Series C convertible preferred stock. Of the 636,396 shares of common stock repurchased: 253,961 shares of common stock were sold by Brian Bair, our Chief Executive Officer; 134,450 shares were sold by a family member of Brian Bair; and 119,511 shares were sold by a separate family member of Brian Bair.
Voting Agreement
Offerpad was party to a Fourth Amended and Restated Voting Agreement, dated as of April 16, 2020, pursuant to which certain holders of its capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers, agreed to vote their shares of Offerpad stock on certain matters, including with respect to the election of directors. This agreement terminated upon the Closing.
Investor Rights Agreement
Offerpad was party to a Third Amended and Restated Investors Rights Agreement, dated as of February 5, 2019, as amended on February 20, 2020, which granted registration rights and information rights, among other things, to certain holders of its capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers. This agreement terminated upon the Closing.

Right of First Refusal and
Co-Sale
Agreement
Offerpad was party a Third Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated as of February 5, 2019, as amended on February 20, 2020, whereby Offerpad had the right to purchase shares of Offerpad stock that certain stockholders proposed to sell to other parties. Certain holders of Offerpad stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers, have rights of first refusal and co-sale
under the agreement. This agreement terminated upon the Closing.
Supernova’s Related Party Transactions
On September 9, 2020, the SPNV Sponsor paid $25,000 to cover for certain offering costs in exchange for 11,500,000 founder shares, or approximately $0.002 per share. On September 14, 2020, SPNV effectuated an
0.75-for-1
reverse split of the founder shares, resulting in an aggregate outstanding amount of 8,625,000 founder shares. On September 24, 2020, the SPNV Sponsor transferred 34,500 founder shares to each of the then five independent director nominees. The purchase price of the founder shares was determined by dividing the amount of cash contributed to SPNV by the number of founder shares issued. On October 20, 2020, SPNV effectuated a
6-for-7
stock split of the founder shares, resulting in an aggregate outstanding amount of 10,062,500 founder shares. Upon the completion of the SPNV IPO, SPNV’s initial stockholders held 10,062,500 founder shares. The SPNV Sponsor is considered a related person of SPNV because, from SPNV’s formation until the Closing, the SPNV Sponsor was an affiliate of SPNV and held more than 5% of SPNV’s capital stock.
The SPNV Sponsor purchased an aggregate of 6,700,000 private placement warrants at a price of $1.50 per warrant for $10,050,000 in a private placement that occurred simultaneously with the closing of the SPNV IPO. Each private placement warrant is exercisable to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as provided herein. Private placement warrants may be exercised only for a whole number of shares. The private placement warrants (including the Class A Common Stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the initial Business Combination with Offerpad.
Supernova entered into a forward purchase agreement with affiliates of the SPNV Sponsor pursuant to which such affiliates committed to purchase, and did purchase from Supernova 5,000,000 units, consisting of one share of Class A common stock and one-third
of one warrant to purchase one share of Class A Common Stock for $10.00 per unit, or an aggregate amount of up to $50,000,000, in a private placement that closed concurrently with the closing of the Business Combination with Offerpad.
Sponsor Support Agreement
In connection with the execution of the Merger Agreement, Supernova, the Supernova Insiders and Offerpad entered into the Sponsor Support Agreement pursuant to which the Supernova Insiders agreed to, among other things, vote to adopt and approve the Merger Agreement and the Transactions, in each case, subject to the terms and conditions of the Sponsor Support Agreement. The Sponsor and each independent officer and director of Supernova has entered into a letter agreement with Supernova in connection with the Supernova IPO, pursuant to which they agreed to vote any shares of Supernova capital stock held by them in favor of the Transactions. The Supernova Sponsor and each of the Supernova Insiders also agreed to not transfer any lock-up
shares (i) during the period prior to Closing, and (ii) during the period of 180 days after the Closing Date, in each case, subject to limited exceptions including (x) with respect to 33% of the
Lock-Up
Shares if the closing price of Supernova’s Class A common stock equals or exceeds $12.50 per share for any 20 trading days within any
30-trading
day period commencing at least 30 days following the Closing and (y) with respect to an additional 50% of the
Lock-Up
Shares if the closing price of the Company’s Class A common stock equals or exceeds $15.00 per share for any 20 trading days within any
30-trading
day period commencing at least 30 days following the Closing. Such restrictions apply to the shares of the Company’s Class A common stock and the Company’s warrants. In addition, the Sponsor has agreed that 20% of its shares of Class B common stock issued in connection with the IPO (the “Sponsor Shares”) will be unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, (i) the volume weighted average price of the Company’s Class A common stock equals or exceeds $12.00 for any twenty trading days within a period of thirty consecutive trading days or (ii) there is a change of control of the Company. Any Sponsor Shares that remain unvested after the fifth anniversary of the Closing will be forfeited.
Registration Rights Agreement
At the Closing, the Company, the Supernova Sponsor, certain independent directors of Supernova, the parties to the Supernova Forward Purchase Agreements, certain former stockholders of Offerpad and other parties entered into an Amended and Restated Registration Rights Agreement, pursuant to which we have agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of our common stock and other equity securities that are held by the parties thereto from time to time. The Registration Rights Agreement will terminate on the earlier of (i) the five year anniversary of the date of the Registration Rights Agreement or (ii) with respect to any Holder (as defined therein), on the date that such Holder no longer holds any Registrable Securities (as defined therein).

PRINCIPAL STOCKHOLDERS
The following sets forth the beneficial ownership of Offerpad’s Class A Common Stock and Class B Common Stock as of March 10, 2022 by:

•	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of Offerpad’s Class A Common Stock or Class B Common Stock;

•	each of Offerpad’s current named executive officers and directors; and

•	all current executive officers and directors of Offerpad as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 226,166,339 shares of Class A common stock and 14,816,236 shares of Class B common stock outstanding as of March 10, 2022. “Percentage of Total Voting Power” represents voting power with respect to all outstanding shares of our Class A common stock and Class B common stock, as a single class, as of March 10, 2022. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 10, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Unless otherwise indicated, Offerpad believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Class A Common Stock		Class B Common Stock		Percentage of Total Voting Power
Name and Address of Beneficial Owner(1)	Shares	%	Shares	%
5% or Greater Stockholders
Entities affiliated with LL Capital Partners I, L.P.(2)	100,249,983	44.3%	—	—	26.8%
First American Financial Corporation(3)	32,138,883	14.2%	—	—	8.6%
Jerry Coleman(4)	18,714,704	8.2%	—	—	5.0%
Named Executive Officers and Directors
Brian Bair(5)	17,701,926	7.3%	14,816,236	100.0%	40.0%
Stephen Johnson(6)	423,715	*	—	—	*
Michael Burnett(7)	706,192	*	—	—	*
Benjamin Aronovitch(8)	409,591	*	—	—	*
Katie Curnutte	—	—	—	—	—
Kenneth DeGiorgio(9)	81,122	*	—	—	*
Alexander M. Klabin(10)(9)	10,512,941	4.6%	—	—	2.8%
Ryan O’Hara(9)	51,372	*	—	—	*
Sheryl Palmer(9)	35,000	*	—	—	*
Roberto Sella(2)	100,628,089	44.5%	—	—	26.9%
All directors and executive officers as a group (10 individuals)	130,549,948	52.5%	14,816,236	100.0%	69.1%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 2150 E Germann Rd., Suite 1, Chandler, AZ 85286.
(2)
Based solely on a Schedule 13D filed with the SEC on September 13, 2021. Consists of shares of Class A Common Stock held by LL Capital Partners I, L.P. and by SIF V, LLC. LLCP I GP, LLC is the general partner of LL Capital Partners I, L.P. and exercises voting and dispositive power over the shares noted

herein held by LL Capital Partners I, L.P. LLCP II GP, LLC is the general partner of SIF V, LLC and exercises voting and dispositive power over the shares noted herein held by SIF V, LLC. Roberto Sella is the sole manager of SIF V, LLC and LLCP II GP, LLC. As the sole manager of SIF V, LLC and LLCP II GP, LLC, Roberto Sella may be deemed to have voting and dispositive power for the shares noted herein held by LL Capital Partners I, L.P. and SIF V, LLC. Each of LL Capital Partners I, L.P., SIF V, LLC and Roberto Sella separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o LL Funds, LLC, 2400 Market Street Philadelphia, PA 19103.
(3)
Based solely on a Schedule 13D filed with the SEC on September 10, 2021. Consists of shares of Class A Common Stock held of record by First American Financial Corporation (“First American”). The management of First American exercises voting and dispositive power with respect to these securities. The board of directors of First American is responsible for appointing all of the members of management, and no member of the board of directors of First American is deemed to beneficially own the shares of common stock held by First American. The address for First American Financial Corporation is 1 First American Way, Santa Ana, CA 97207.

(4)
Based solely on a Schedule 13D filed with the SEC on September 13, 2021. Includes 2,885,690 shares of Class A Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of March 10, 2022.

(5)
Consists of (i) 2,648,229 shares of our Class B Common Stock held by the BBAB 2021 Irrevocable Trust, (ii) 12,168,007 shares of Class B Common Stock held directly and (iii) 2,885,690 shares of Class A Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of March 10, 2022.

(6)	Consists of 423,715 shares of Class A Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of March 10, 2022.
(7)	Consists of 706,192 shares of Class A Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of March 10, 2022.
(8)	Consists of 409,591 shares of Class A Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of March 10, 2022.
(9)
Does not include 3,505 shares of Class A Common Stock for each of Mr. DeGiorgio and Mr. Klabin, and 3,755 shares of Class A Common Stock for each of Mr. O’Hara and Ms. Palmer, associated with RSUs that have vested, but have not yet been settled in shares of our common stock, pursuant to the named individual’s election to defer settlement thereof under the Deferred Compensation Plan.

(10)
Consists of (i) 7,187,191 shares of Class A Common Stock and (ii) 3,325,750 warrants to purchase shares of Class A common stock that became exercisable beginning on October 23, 2021 held by an entity controlled by Mr. Klabin.

SELLING SECURITYHOLDERS
The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock and Warrants after the date of this prospectus.
The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Class A Common Stock and Warrants that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Moreover, the securities identified below include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the Selling Securityholders. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering. See “
Plan of Distribution
.”
Percentage ownership is based on 224,297,545 shares of Class A Common Stock outstanding as of February 1, 2022.
Other than as described below or elsewhere in this prospectus, none of the Selling Securityholders has any material relationship with us or any of our predecessors or affiliates.

Names and Addresses	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
	Shares of Class A Common Stock	Warrants	Shares of Class A Common Stock	Warrants	Shares of Class A Common Stock	Percentage	Warrants	Percentage
BlackRock, Inc.(1)	4,000,000	—	4,000,000	—	—	—	—	—
Darrell Sherman	30,000	—	30,000	—	—	—	—	—
Carl David Cone	30,000	—	30,000	—	—	—	—	—
David S. Connelly	50,000	—	50,000	—	—	—	—	—
Highmark Long/Short Equity 4 Ltd.	343,496	—	343,496	—	—	—	—	—
Ghisallo Master Fund LP	355,000	—	355,000	—	—	—	—	—
Luxor Wavefront, LP	464,174	—	409,201	—	54,973	—	—	—
Thebes Offshore Master Fund, LP	55,850	—	55,850	—	—	—	—	—
Lugard Road Capital Master Fund, LP	62,352	—	62,352	—	—	—	—	—
Luxor Capital Partners Long Offshore	14,055	—	10,856	—	3,199	—	—	—
Luxor Capital Partners Long, LP	42,438	—	32,636	—	9,802	—	—	—
Luxor Capital Partners Offshore	1,189,518	—	594,578	—	594,940	—	—	—
Luxor Gibraltar, LP—Series I	72,206	—	64,245	—	7,961	—	—	—
Luxor Capital Partners, LP	1,316,611	—	363,744	—	952,867	—	—	—
BEMAP Master Fund Ltd	139,720	—	139,720	—	—	—	—	—
Bespoke Alpha MAC MIM LP	21,114	—	21,114	—	—	—	—	—
DS Liquid Div RVA MON LLC	162,782	—	162,782	—	—	—	—	—
SFL SPV I LLC	24,561	—	24,561	—	—	—	—	—
Park West Investors Master Fund, Limited	1,068,744	212,996	1,068,744	—	—	—	212,996	—
Park West Partners International, Limited	102,256	20,337	102,256	—	—	—	20,337	—

Names and Addresses	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
	Shares of Class A Common Stock	Warrants	Shares of Class A Common Stock	Warrants	Shares of Class A Common Stock	Percentage	Warrants	Percentage
Senvest Master Fund, LP	800,000	192,305	800,000	—	—	—	192,305	—
Sheryl Palmer(2)	35,000	—	35,000	—	—	—	—	—
Taylor Morrison Home Corporation	1,000,000	—	1,000,000	—	—	—	—	—
Nineteen77 Global Merger Arbitrage Opportunity Fund	19,200	—	19,200	—	—	—	—	—
Nineteen77 Global Multi-Strategy Alpha Master Limited	114,975	—	114,975	—	—	—	—	—
IAM Investments ICAV—O’Connor Event Driven UCITS Fund	850	—	850	—	—	—	—	—
Nineteen77 Global Merger Arbitrage Master Limited	114,975	—	114,975	—	—	—	—	—
Ulysses Partners L.P.	606,400	—	440,000	—	166,400	—	—	—
Ulysses Offshore Fund, Ltd.	82,666	—	60,000	—	22,666	—	—	—
Brookdale Global Opportunity Fund	370,000	—	370,000	—	—	—	—	—
Brookdale International Partners, L.P.	630,000	—	630,000	—	—	—	—	—
ZP Master Utility Fund, Ltd(3)	4,003,293	—	3,000,000	—	1,003,293	—	—	—
Entities affiliated with LL Capital Partners I, L.P.(4)	100,249,983	—	100,249,983	—	—	—	—	—
First American Financial Corporation(5)	32,138,883	—	32,138,883	—	—	—	—	—
Jerry Coleman(6)	18,714,704	—	18,714,704	—	—	—	—	—
Brian Bair(7)	17,701,926	—	17,701,926	—	—	—	—	—
Stephen Johnson(8)	1,129,912	—	1,129,912	—	—	—	—	—
Mike Burnett(9)	1,129,912	—	1,129,912	—	—	—	—	—
Benjamin Aronovitch(10)	1,092,248	—	443,375	—	648,873	—	—	—
Ancient 1604 LLC(11)	10,512,941	3,325,750	10,512,941	3,325,750	—	—	—	—
Roberto Sella(12)	378,106	—	378,106	—	—	—	—	—
75 & Sunny LP(13)	6,131,879	2,377,667	6,131,879	2,377,667	—	—	—	—
Vaughn Bair(14)	9,848,875	—	9,848,875	—	—	—	—	—
Casey Bair(15)	6,778,397	—	6,778,397	—	—	—	—	—
Darrin Shamo(16)	1,401,278	—	1,401,278	—	—	—	—	—
Ken Fox(17)	40,250	—	40,250	—	—	—	—	—
Jim Lanzone(17)	40,250	—	40,250	—	—	—	—	—
Gregg Renfrew(17)	40,250	—	40,250	—	—	—	—	—
Rajeev Singh(17)	40,250	—	40,250	—	—	—	—	—
Damien Hooper-Campbell(17)	40,250	—	40,250	—	—	—	—	—
James Satloff(18)	648,873	—	648,873	—	—	—	—	—
Michael Clifton(19)	2,054,630	831,219	2,054,630	831,219

Names and Addresses	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
	Shares of Class A Common Stock	Warrants	Shares of Class A Common Stock	Warrants	Shares of Class A Common Stock	Percentage	Warrants	Percentage
Palmetto Advisors, LLC(20)	4,512,941	1,825,750	4,512,941	1,825,750	—	—	—	—
Scott Hudson(21)	15,526	6,281	15,526	6,281	—	—	—	—

(1)
The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Allocation Fund, Inc.; BlackRock Global Funds - Global Allocation Fund; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Global Allocation Collective Fund; BlackRock Global Funds - Global Dynamic Equity Fund; BlackRock Capital Allocation Trust; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; Strategic Income Opportunities Bond Fund; BGF ESG Fixed Income Global Opportunities Fund; BGF Fixed Income Global Opportunities Fund; Master Total Return Portfolio of Master Bond LLC; BlackRock Total Return Bond Fund; and BlackRock Global Long/Short Credit Fund of BlackRock Funds IV. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, New York 10055. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(2)	Sheryl Palmer is a member of the board of directors of the Company.
(3)
ZP Master Utility Fund, Ltd. (the “ZP Fund”) has delegated to Zimmer Partners, LP, as investment manager (the “ZP Investment Manager”), sole voting and investment power over the Class A Common Stock held by the ZP Fund pursuant to its investment management agreement with Zimmer Partners, LP. As a result, each of the ZP Investment Manager, Zimmer Partners GP, LLC, as the general partner of the Investment Manager, Sequentis Financial LLC, as the sole member of Zimmer Partners GP, LLC, and Stuart J. Zimmer, as the managing member of Sequentis Financial LLC, may be deemed to exercise voting and investment power over the Class A Common Stock held by the ZP Fund and thus may be deemed to beneficially own such Class A Common Stock.

(4)
Consists of (i) 92,685,278 shares of Class A Common Stock held by LL Capital Partners I, L.P. and (ii) 7,564,705 shares of Class A Common Stock held by SIF V, LLC. LLCP I GP, LLC is the general partner of LL Capital Partners I, L.P. and exercises voting and dispositive power over the shares noted herein held by LL Capital Partners I, L.P. LLCP II GP, LLC is the managing member of SIF V, LLC and exercises voting and dispositive power over the shares noted herein held by SIF V, LLC. Roberto Sella, who is a member of the board of directors at the Company, is the sole manager of LLCP I GP, LLC. These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “
Certain Relationships and Related Party Transactions—Registration Rights Agreement
.”

(5)
These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “
Certain Relationships and Related Party Transactions—Registration Rights Agreement
.”

(6)
Consists of (i) 15,829,014 shares of Class A Common Stock and (ii) 2,885,690 shares of Class A Common Stock that would be issuable upon the exercise of options. Jerry Coleman was a co-founder of OfferPad, Inc. These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “
Certain Relationships and Related Party Transactions—Registration Rights Agreement
.”

(7)
Consists of (i) 2,648,229 shares of Class B Common Stock held by the BAB 2021 Irrevocable Trust, (ii) 12,168,007 shares of Class B Common Stock and (iii) 2,534,128 shares of Class A Common Stock that would be issuable upon the exercise of options. Brian Bair is the chief executive officer and chairman of the board of directors at the Company and served as an executive officer and director of OfferPad, Inc. prior to the Business Combination. These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “
Certain Relationships and Related Party Transactions—Registration Rights Agreement
.”

(8)
Consists of 1,129,912 shares of Class A Common Stock that would be issuable upon the exercise of options. Stephen Johnson is chief operating officer at the Company and served as an executive officer of OfferPad, Inc. prior to the Business Combination. These securities are being registered for resale in accordance with the terms of the Registration

Rights Agreement, as described under “ Certain Relationships and Related Party Transactions—Registration Rights Agreement .”
(9)
Consists of 1,129,912 shares of Class A Common Stock that would be issuable upon the exercise of options. Michael Burnett is chief financial officer at the Company and served as an executive officer of OfferPad, Inc. prior to the Business Combination. These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “
Certain Relationships and Related Party Transactions—Registration Rights Agreement
.”

(10)
Consists of 1,092,248 shares of Class A Common Stock that would be issuable upon the exercise of options. Benjamin Aronovitch is the chief financial officer at the Company and served as an executive officer of OfferPad, Inc. prior to the Business Combination. These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “
Certain Relationships and Related Party Transactions—Registration Rights Agreement
.”

(11)
Consists of (i) 7,187,191 shares of Class A Common Stock and (ii) 3,325,750 warrants to purchase shares of Class A Common Stock. Alexander Klabin, a member of the board of directors of the Company, controls the vote and disposition of shares held by Ancient 1604 LLC. These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “
Certain Relationships and Related Party Transactions—Registration Rights Agreement
.”

(12)
Roberto Sella is a member of the board of directors of the Company. These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “
Certain Relationships and Related Party Transactions—Registration Rights Agreement
.”

(13)
Consists of (i) 3,754,212 shares of Class A Common Stock and (ii) 2,377,667 warrants to purchase shares of Class A Common Stock. Spencer Rascoff, a member of the board of directors of the Company until completion of the Business Combination, controls the vote and disposition of shares held by 75 & Sunny LP. These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “
Certain Relationships and Related Party Transactions—Registration Rights Agreement
.”

(14)
Consists of (i) 8,101,775 shares of Class A Common Stock and (ii) 1,747,100 shares of Class A Common Stock that would be issuable upon the exercise of options. Vaughn Bair is the brother of Brian Bair, the Company’s chief executive officer and chairman of the board of directors, served as a member of the board of directors of OfferPad, Inc. prior to the Business Combination and is a non-executive
employee at the Company. These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “
Certain Relationships and Related Party Transactions—Registration Rights Agreement
.”

(15)
Consists of (i) 5,445,335 shares of Class A Common Stock and (ii) 1,333,062 shares of Class A Common Stock that would be issuable upon exercise of options. Casey Bair is the brother of Brian Bair, the Company’s chief executive officer and chairman of the board of directors, and is an employee at the Company. These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “
Certain Relationships and Related Party Transactions—Registration Rights Agreement
.”

(16)
Consists of (i) 376,637 shares of Class A Common Stock and (ii) 1,024,641 shares of Class A Common Stock that would be issuable upon exercise of options. Darrin Shamo is a non-executive
employee at the Company. These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “
Certain Relationships and Related Party Transactions—Registration Rights Agreement
.”

(17)	Formerly a director of Supernova Partners Acquisition Company, Inc. prior to the Business Combination.
(18)	Formerly a director of OfferPad, Inc. prior to the Business Combination.
(19)
Consists of (i) 1,223,411 shares of Class A Common Stock and (ii) 831,219 warrants to purchase shares of Class A Common Stock. These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “
Certain Relationships and Related Party Transactions—Registration Rights
Agreement
.”

(20)
Consists of (i) 2,687,191 shares of Class A Common Stock and (ii) 1,825,750 warrants to purchase shares of Class A Common Stock. These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “
Certain Relationships and Related Party Transactions—Registration Rights
Agreement
.”

(21)
Consists of (i) 9,245 shares of Class A Common Stock and (ii) 6,281 warrants to purchase shares of Class A Common Stock. These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “
Certain Relationships and Related Party Transactions—Registration Rights
Agreement
.”

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our certificate of incorporation, our bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you reach each of the documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Authorized Capital Stock
Our restated certificate of incorporation authorizes capital stock consisting of:

•	2,000,000,000 shares of Class A common stock, par value $0.0001 per share;

•	20,000,000 shares of Class B common stock, par value $0.0001 per share;

•	250,000,000 shares of Class C common stock, par value $0.0001 per share; and

•	100,000,000 shares of preferred stock, par value $0.0001 per share.
As of December 31, 2021, the Company had two classes of securities registered under Section 12 of the Exchange Act: Class A common stock and redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50.
We have no shares of Class C common stock or preferred stock issued and outstanding. The following summary describes the material provisions of our capital stock.
Class A Common Stock
Voting Rights
Holders of Class A common stock are entitled to cast one vote per share of Class A common stock. Generally, holders of all classes of our common stock vote together as a single class, and an action is approved by our stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Holders of our Class A common stock are not entitled to cumulate their votes in the election of directors.
The restated certificate of incorporation further provides that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms.
The restated certificate of incorporation further provides that the affirmative vote of at least two-thirds
of the total voting power of all then outstanding shares of our stock, voting as a single class, is be required to amend, alter, repeal or rescind certain provisions of the restated certificate of incorporation, including provisions relating to voting and dividend rights, the size and classifications of the board of directors, special meetings, director and officer indemnification, forum selection, and amendments to the restated certificate of incorporation. The affirmative vote of the holders of at least two-thirds
of the voting power of all the then-outstanding shares of our voting stock, voting as a single class, will be required to amend or repeal the bylaws, although the bylaws may be amended by a simple majority vote of our board of directors.
Dividend Rights
Each holder of our Class A common stock will share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by our board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, Class A common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up
In the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, each holder of Class A common stock then outstanding will participate pro rata in the funds and assets of Offerpad Solutions Inc. that may be legally distributed to its stockholders, subject to the designations, preferences, limitations, restrictions and relative rights of any class or series of preferred stock then outstanding.
Other Matters
No shares of Class A common stock are subject to redemption or have preemptive rights to purchase additional shares of Class A common stock. Holders of shares of Class A common stock do not have subscription, redemption or conversion rights.
Class B Common Stock
Voting Rights
Prior to the Sunset Date, which is the earlier of: (a) the date that is nine months following the date on which Brian Bair (x) is no longer providing services, whether upon death, resignation, removal or otherwise, to us as a member of our senior leadership team, officer or director and (y) has not provided any such services for the duration of such nine-month period; and (b) the date as of which the Qualified Stockholders have Transferred (as such terms are defined in the restated certificate of incorporation), in the aggregate, more than seventy-five percent (75%) of the shares of our Class B Common Stock that were held by the Qualified Stockholders immediately following the closing of the Business Combination transaction with OfferPadd, Inc., holders of our Class B common stock will be entitled to cast 10 votes per share of Class B common stock. From and after the Sunset Date, each share of Class B common stock will automatically convert into one share of Class A common stock. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by our stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Holders of Class B common stock are not entitled to cumulate their votes in the election of directors.
Dividend Rights
Each holder of Class B common stock will share ratably (based on the number of shares of Class B common stock held) if and when any dividend is declared by our board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, Class B common stock with respect to the payment of dividends.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, each holder of Class B common stock then outstanding will participate pro rata in the funds and assets of Offerpad Solutions Inc. that may be legally distributed to its stockholders, subject to the designations, preferences, limitations, restrictions and relative rights of any class or series of preferred stock then outstanding.
Transfers
Pursuant to the restated certificate of incorporation, shares of Class B common stock are fully transferable to any transferee, provided, however, that such Class B common stock will automatically convert into Class A common stock upon certain transfers of such shares, subject to certain exceptions set forth in the restated certificate of incorporation, and upon the Sunset Date.

Other Matters
No shares of Class B common stock are subject to redemption or have preemptive rights to purchase additional shares of Class B common stock. Each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder thereof at any time upon written notice to our transfer agent. Each share of Class B common stock will automatically convert into one share of Class A common stock (a) upon certain transfers of such shares, subject to exceptions set forth in the restated certificate of incorporation or (b) on the Sunset Date.
Class C common stock will entitle its holder to have substantially the same rights as Class A common stock, except it will not have any voting rights.
Preferred Stock
The restated certificate of incorporation provides that our board of directors has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, which rights may be greater than the rights of the holders of the common stock.
The purpose of authorizing our board of directors to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of common stock by restricting dividends on common stock, diluting the voting power of common stock or subordinating the dividend or liquidation rights of common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of common stock.
Warrants
Public Warrants
Each public warrant entitles the holder to acquire Class A common stock. Each whole warrant will entitle the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below. A holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire on September 1, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Redemption of Warrants for Cash
Once the warrants become exercisable, we may call the warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the last reported sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of our Class A common stock and equity-linked securities as described below) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The last of the redemption criterion discussed above prevents a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of warrants for shares of Offerpad Solutions Class A common stock
Once the warrants become exercisable, we may redeem the outstanding warrants for shares of Class A common stock:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Class A common stock (as defined below) except as otherwise described below;

•
if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like and for certain issuances of our Class A common stock and equity-linked securities as described above) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•
if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of our Class A common stock) as the outstanding public warrants, as described above.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

		Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and time to expiration may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or
366-day
year, as applicable. For example, if the average last reported sale price of Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant, subject to adjustment. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

We can redeem the warrants when our Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when our Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Class A common stock if and when our Class A common stock trades at a price higher than the exercise price of $11.50 per share.
No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the Warrant Agreement, the warrants may be exercised for such security.
Redemption procedures and cashless exercise
If we call the warrants for redemption as described above under “—
Redemption of Warrants for Cash
,” our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of its warrants. If its management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A ordinary shares per warrant, subject to adjustment. We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the
30-day
redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. The “fair market value” shall mean the volume-weighted average price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Off Class A common stock outstanding immediately after giving effect to such exercise.
Anti-dilution adjustments
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up
of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend,
split-up
or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume-weighted average price of Class A common stock as reported during the
10-trading
day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or makes a distribution in cash, securities or other assets to the holders of our Class A common stock on account of such shares of Class A common stock (or other shares of capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of our Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which Offerpad Solutions is the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of as an entirety or substantially as an entirety in connection with which it is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule
12b-2
under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule
13d-3
under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus
Black-Scholes
Warrant Value (as defined in the Warrant Agreement) of the warrant.
The warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants and forward purchase warrants to make any change that adversely affects the interests of the registered holders of public warrants or forward purchase warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of Class A common stock.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade.
Private Placement Warrants
The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) are redeemable by us so long as they are held by the SPNV Sponsor or its permitted transferees (except for a number of shares of Class A common stock as described under “—
Redemption of Warrants for Shares of Offerpad Solutions Class
 A Common Stock
”). The SPNV Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and the SPNV Sponsor and its permitted transferees has certain registration rights related to the private placement warrants (including the shares of Offerpad Solutions Class A common stock issuable upon exercise of the private placement warrants). Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the SPNV Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public.

Exclusive Forum
Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery (the “
Chancery Court
”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (1) any derivative action, suit or proceeding brought on our behalf; (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, stockholders or employees of ours or our stockholders; (3) any action, suit or proceeding asserting a claim against us arising pursuant to any provision of the DGCL, the Bylaws or the restated certificate of incorporation (as either may be amended from time to time); or (4) any action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine.
Our restated certificate of incorporation provides that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any such foreign action is filed in a court other than the courts in the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce such actions and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Our restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. This choice of forum provision has important consequences for our stockholders.
Anti-Takeover Effects of Provisions of the Company’s Restated Certificate of Incorporation and Bylaws and Applicable Law
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the restated certificate of incorporation, we opted out of Section 203 of the DGCL, but provide other similar restrictions regarding takeovers by interested stockholders;
provided
that Section 203 shall apply to us for the
12-month
period following the filing of the restated certificate of incorporation.
Transfer Agent
The transfer agent for our common stock is Continental Stock Transfer & Trust Company.
Listing of Class A Common Stock and Warrants
Our Class A common stock and warrants are listed on the NYSE under the symbols “OPAD” and “OPAD WS,” respectively.

PLAN OF DISTRIBUTION
We are registering 219,037,256 shares of Class A Common Stock and 8,366,667 Warrants for possible sale by the Selling Securityholders from time to time and up to 8,366,667 shares of Class A Common Stock that are issuable upon the exercise of the Warrants. The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their shares of Class A Common Stock or Warrants. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A Common Stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.
The shares of Class A Common Stock and Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter
market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Common Stock and Warrants by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•
through trading plans entered into by a Selling Securityholder pursuant to
Rule 10b5-1
under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•	settlement of short sales entered into after the date of this prospectus;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	through loans or pledges of the shares, including to a broker-dealer or an affiliate thereof;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.
In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

A Selling Securityholder that is an entity may elect to make an in-kind
distribution of Class A Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling

Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the Warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to use our commercially reasonable efforts to maintain the effectiveness of this registration statement related to the until (i), regarding the shares of common stock issued pursuant to the PIPE Investment, the earliest of (x) the third anniversary of the Closing, (y) the date on which the holder ceases to hold any shares and (z) on the first date on which the holder is able to sell all of its shares without restriction under Rule 144 of the Securities Act within ninety (90) days without limitation as to the amount of such securities that may be sold, and (ii), regarding the shares being registered for resale in accordance with the terms of the Registration Rights Agreement, the expiration or redemption of the Warrants in accordance with the provisions of the Registration Rights Agreement. We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Selling Securityholders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.

LEGAL MATTERS
The validity of the shares of Class A Common Stock and Warrants offered hereby will be passed upon for us by Latham & Watkins LLP, Costa Mesa, California.

EXPERTS
The financial statements of Offerpad Solutions Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form
S-1
under the Securities Act with respect to the shares of Class A Common Stock and Warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Class A Common Stock and Warrants offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is
www.sec.gov
.

Item 8. Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm
To the stockholders and the Board of Directors of Offerpad Solutions Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Offerpad Solutions Inc. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in temporary equity and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Inventory—Valuation—Refer to Notes 2 and 4 to the financial statements
Critical Audit Matter Description
As described in Note 2 of the financial statements, the Company carries inventory of acquired homes at the lower of cost or net realizable value. Inventory is reviewed at least quarterly for impairment indicators that net realizable value may be lower than cost. If the net realizable value is lower than cost, an inventory impairment is recorded to cost of revenue and the related inventory is adjusted to its net realizable value. For homes that are not under contract, if the carrying value exceeds the expected sales price less expected selling costs, the carrying value of these homes are adjusted to the expected sales price less expected selling costs. The inventory balance of homes that are not under contract was $727.8 million as of December 31, 2021.
We identified the expected sales price estimate used in the inventory impairment analysis for homes that are not under contract to be a critical audit matter due to the subjectivity of management’s market comparables used in estimating the expected sales price. The evaluation of inventory recoverability for homes not under contract required a high degree of auditor judgment and an increased extent of effort to evaluate the reasonableness of the expected sales price estimate used in management’s impairment analysis.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to evaluating the expected sales price estimate included the following, among others:

•
We evaluated management’s ability to accurately estimate the expected sales price by comparing actual closing prices for homes closed to the expected sales price estimate for these same homes used in management’s impairment analysis.

•	We evaluated the market comparables used by management to determine the expected sales price estimate and compared to external market sources.

•	With the assistance of our internal fair value specialists, we evaluated the reasonableness of management’s methodology for identifying market comparables.

•	We evaluated external macroeconomic market sources regarding trends and changing market conditions.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 7, 2022
We have served as the Company’s auditor since 2019.

OFFERPAD SOLUTIONS INC.
Consolidated Balance Sheets

		As of December 31,
(in thousands, except par value per share)		2021	2020
ASSETS
Current assets:
Cash and cash equivalents		$169,817	$43,938
Restricted cash		24,616	6,804
Accounts receivable		6,165	2,309
Inventory		1,132,571	171,359
Prepaid expenses and other current assets		9,808	2,880

Total current assets		1,342,977	227,290
Property and equipment, net		5,146	8,231
Other non-current assets		4,959	352

TOTAL ASSETS	(1)	$1,353,082	$235,873

LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable		$6,399	$2,149
Accrued and other current liabilities		35,027	11,181
Secured credit facilities and notes payable, net		861,762	50,143
Secured credit facilities and notes payable - related party		164,434	126,825

Total current liabilities		1,067,622	190,298
Secured credit facilities and notes payable, net of current portion		—	4,710
Warrant liabilities		24,061	—
Other long-term liabilities		3,830	—

Total liabilities	(2)	1,095,513	195,008

Commitments and contingencies (Note 17)
Temporary equity:
Series A convertible preferred stock, zero and 21,011 shares authorized, respectively; zero and 20,907 shares issued and outstanding, respectively; liquidation preference of $0 and $15,099, respectively		—	14,921
Series A-1 convertible preferred stock, zero and 10,905 shares authorized, issued and outstanding, respectively; liquidation preference of $0 and $7,500, respectively		—	7,470
Series A-2 convertible preferred stock, zero and 8,322 shares authorized, issued and outstanding, respectively; liquidation preference of $0 and $7,500, respectively		—	7,463
Series B convertible preferred stock, zero and 58,390 shares authorized, issued and outstanding, respectively; liquidation preference of $0 and $50,000, respectively		—	49,845
Series C convertible preferred stock, zero and 56,716 shares authorized, respectively; zero and 39,985 shares issued and outstanding, respectively; liquidation preference of $0 and $105,750, respectively		—	104,424

Total temporary equity		—	184,123

Stockholders’ equity (deficit):
Class A common stock, $0.0001 and $0.00001 par value, respectively; 2,000,000 and 256,694 shares authorized, respectively; 224,154 and 57,865 shares issued and outstanding, respectively		22	—
Class B common stock, $0.0001 and zero par value, respectively; 20,000 and zero shares authorized, respectively; 14,816 and zero shares issued and outstanding, respectively		2	—
Additional paid in capital		389,601	5,908
Accumulated deficit		(132,056)	(138,516)
Treasury stock		—	(10,650)

Total stockholders’ equity (deficit)		257,569	(143,258)

TOTAL LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ EQUITY (DEFICIT)		$1,353,082	$235,873

(1)
Our consolidated assets as of December 31, 2021 and 2020 include the following assets of certain variable interest entities (“VIEs”) that can only be used to settle the liabilities of those VIEs: Restricted cash, $24,616 and $6,804; Accounts receivable, $4,845 and $1,638; Inventory, $1,132,571 and $171,212; Prepaid expenses and other current assets, $2,871 and $1,036; Property and equipment, net, $0 and $2,772; Total assets of $1,164,903 and $183,462, respectively.

(2)
Our consolidated liabilities as of December 31, 2021 and 2020 include the following liabilities for which the VIE creditors do not have recourse to Offerpad: Accounts payable, $2,810 and $716; Accrued and other current liabilities, $3,537 and $575; Current portion of secured credit facilities and notes payable, net, $1,026,196 and $173,539;
Non-current
portion of secured credit facilities and notes payable, net, $0 and $653; Total liabilities, $1,032,543 and $175,483, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

OFFERPAD SOLUTIONS INC.
Consolidated Statements of Operations

	Year Ended December 31,
(in thousands, except per share data)	2021	2020	2019
Revenue	$2,070,446	$1,064,257	$1,075,882
Cost of revenue	1,862,631	976,478	1,001,495

Gross profit	207,815	87,779	74,387

Operating expenses:
Sales, marketing and operating	146,872	76,786	85,226
General and administrative	30,317	17,481	15,111
Technology and development	10,860	7,270	7,450

Total operating expenses	188,049	101,537	107,787

Income (loss) from operations	19,766	(13,758)	(33,400)

Other income (expense):
Change in fair value of warrant liabilities	2,464	—	—
Interest expense	(15,848)	(10,031)	(18,298)
Other income, net	248	834	—

Total other expense	(13,136)	(9,197)	(18,298)

Income (loss) before income taxes	6,630	(22,955)	(51,698)
Income tax expense	(170)	(163)	(254)

Net income (loss)	$6,460	$(23,118)	$(51,952)

Net income (loss) per share, basic	$0.05	$(0.40)	$(0.90)

Net income (loss) per share, diluted	$0.05	$(0.40)	$(0.90)

Weighted average common shares outstanding, basic	118,571	57,865	57,848

Weighted average common shares outstanding, diluted	143,220	57,865	57,848

The accompanying notes are an integral part of these consolidated financial statements.

OFFERPAD SOLUTIONS INC.
Consolidated Statements of Changes in Temporary Equity and Stockholders’ Equity (Deficit)

	Temporary Equity											Stockholders’ (Deficit) Equity
	Series A Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Total Temporary Equity	Common Stock		Additional Paid in Capital	Accumulated Deficit	Treasury Stock		Total Stockholders’ (Deficit) Equity
(in thousands)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount			Shares	Amount
Balance at December 31, 2018	2,775	$14,921	1,448	$7,470	1,105	$7,463	7,751	$49,845	—	$—	$79,699	8,242	$—	$3,107	$(63,446)	—	$—	$(60,339)
Retroactive conversion of shares due to Business Combination	18,132	—	9,457	—	7,217	—	50,639	—	—	—	—	53,841	—	—	—	—	—	—

Balance at December 31, 2018, as converted	20,907	14,921	10,905	7,470	8,322	7,463	58,390	49,845	—	—	79,699	62,083	—	3,107	(63,446)	—	—	(60,339)
Issuance of Series C (extension) stock, net of offering costs	—	—	—	—	—	—	—	—	28,358	74,601	74,601	—	—	—	—	—	—	—
Repurchased shares	—	—	—	—	—	—	—	—	—	—	—	(4,794)	—	—	—	4,794	(10,650)	(10,650)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	1,268	—	—	—	1,268
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	576	—	170	—	—	—	170
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(51,952)	—	—	(51,952)

Balance at December 31, 2019	20,907	$14,921	10,905	$7,470	8,322	$7,463	58,390	$49,845	28,358	$74,601	$154,300	57,865	$—	$4,545	$(115,398)	4,794	$(10,650)	$(121,503)
Issuance of Series C (extension) stock, net of offering costs	—	—	—	—	—	—	—	—	11,627	29,823	29,823	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	1,363	—	—	—	1,363
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(23,118)	—	—	(23,118)

Balance at December 31, 2020	20,907	$14,921	10,905	$7,470	8,322	$7,463	58,390	$49,845	39,985	$104,424	$184,123	57,865	$—	$5,908	$(138,516)	4,794	$(10,650)	$(143,258)

OFFERPAD SOLUTIONS INC.
Consolidated Statements of Changes in Temporary Equity and Stockholders’ Equity (Deficit) (continued)

	Temporary Equity											Stockholders’ (Deficit) Equity
	Series A Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Total Temporary Equity	Common Stock		Additional Paid in Capital	Accumulated Deficit	Treasury Stock		Total Stockholders’ (Deficit) Equity
(in thousands)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount			Shares	Amount
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	2,279	—	647	—	—	—	647
Issuance of common stock upon early exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	211	—	—	—	—	—	—
Repurchased shares	—	—	—	—	—	—	—	—	—	—	—	(70)	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	171	—	—	—	171
Conversion of preferred stock to common stock	(20,907)	(14,921)	(10,905)	(7,470)	(8,322)	(7,463)	(58,390)	(49,845)	(39,985)	(104,424)	(184,123)	138,612	14	184,109	—	—	—	184,123
Issuance of Class A common stock and Class B common stock in connection with Business Combination	—	—	—	—	—	—	—	—	—	—	—	40,073	10	195,687	—	(4,794)	10,650	206,347
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	3,079	—	—	—	3,079
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	6,460	—	—	6,460

Balance at December 31, 2021	—	$—	—	$—	—	$—	—	$—	—	$—	$—	238,970	$24	$389,601	$(132,056)	—	$—	$257,569

The accompanying notes are an integral part of these consolidated financial statements.

OFFERPAD SOLUTIONS INC.
Consolidated Statements of Cash Flows

	Year Ended December 31,
($ in thousands)	2021	2020	2019
Cash flows from operating activities:
Net income (loss)	$6,460	$(23,118)	$(51,952)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	523	434	377
Gain on sale of property and equipment	(246)	—	—
Amortization of debt financing costs	916	262	40
Impairment of inventory	2,843	3,170	3,002
Stock-based compensation	3,079	1,363	1,268
Change in fair value of warrant liabilities	(2,464)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(3,845)	937	(1,075)
Inventory	(949,591)	169,079	(60,731)
Prepaid expenses and other assets	(5,288)	115	(937)
Accounts payable	4,130	841	(2,421)
Accrued and other liabilities	21,563	1,781	3,455

Net cash (used in) provided by operating activities	(921,920)	154,864	(108,974)

Cash flows from investing activities:
Purchases of property and equipment	(13,687)	(2,858)	(1,039)
Proceeds from sales of property and equipment	2,032	—	60

Net cash used in investing activities	(11,655)	(2,858)	(979)

Cash flows from financing activities:
Proceeds from Business Combination	284,011	—	—
Issuance cost of common stock	(51,249)	—	—
Borrowings from credit facilities and notes payable	2,764,071	799,997	1,077,781
Repayments of credit facilities and notes payable	(1,912,837)	(960,510)	(1,019,347)
Payment of debt financing costs	(7,632)	(457)	(52)
Proceeds from exercise of stock options	902	—	170
Proceeds from issuance of Class C preferred stock, net	—	29,823	74,601
Repurchase of common stock	—	—	(10,650)

Net cash provided by (used in) financing activities	1,077,266	(131,147)	122,503

Net change in cash, cash equivalents and restricted cash	143,691	20,859	12,550
Cash, cash equivalents and restricted cash, beginning of period	50,742	29,883	17,333

Cash, cash equivalents and restricted cash, end of period	$194,433	$50,742	$29,883

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:
Cash and cash equivalents	$169,817	$43,938	$22,856
Restricted cash	24,616	6,804	7,027

Total cash, cash equivalents and restricted cash	$194,433	$50,742	$29,883

Supplemental disclosure of cash flow information:
Cash payments for interest	$21,875	$14,048	$20,008
Supplemental disclosure of non-cash investing and financing activities:
Transfer of property and equipment, net to inventory	$14,464	$—	$—
Acquisition of warrant liabilities	$26,525	$—	$—
Conversion of preferred stock to common stock	$184,123	$—	$—
Conversion of treasury stock	$10,650	$—	$—
The accompanying notes are an integral part of these consolidated financial statements.

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements
NOTE 1. BUSINESS ACTIVITY
On September 1, 2021 (the “Closing Date”), we consummated the transactions contemplated by the Agreement and Plan of Merger, dated March 17, 2021 (the “Merger Agreement”), by and among OfferPad, Inc. (“Old Offerpad”), Supernova Partners Acquisition Company, Inc., a Delaware corporation (“Supernova”), and Orchids Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Pursuant to these transactions, Merger Sub merged with and into Old Offerpad, with Old Offerpad becoming a wholly owned subsidiary of Supernova (the “Business Combination” and, collectively with the other transactions described in the Merger Agreement, the “Transactions”). On the Closing Date, and in connection with the closing of the Transactions (the “Closing”), Supernova changed its name to Offerpad Solutions Inc. (“Offerpad Solutions”). Unless the context otherwise requires, references in this prospectus to the “Company,” “Offerpad,” “we,” “us,” or “our” refer to the business of Old Offerpad, which became the business of Offerpad Solutions and its subsidiaries following the Closing.
Offerpad was founded in 2015 and together with its subsidiaries, is a customer-centric, home buying and selling platform that provides customers with the ultimate home transaction experience, offering convenience, control, certainty, and value. The Company is headquartered in Chandler, Arizona and operated in nearly 1,500 cities and towns across 21 metropolitan markets in the United States as of December 31, 2021.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Impact of Business Combination
We accounted for the September 1, 2021 Business Combination as a reverse recapitalization whereby Old Offerpad was determined as the accounting acquirer and Supernova as the accounting acquiree. This determination was primarily based on:

•	former Offerpad stockholders having the largest voting interest in Offerpad Solutions;

•	the board of directors of Offerpad Solutions having 7 members, and Offerpad’s former stockholders having the ability to nominate the majority of the members of the board of directors;

•	Offerpad management continuing to hold executive management roles for the post-combination company and being responsible for the day-to-day operations;

•	the post-combination company assuming the Offerpad name;

•	Offerpad Solutions maintaining the pre-existing Offerpad headquarters; and

•	the intended strategy of Offerpad Solutions being a continuation of Offerpad’s strategy.
Accordingly, the Business Combination was treated as the equivalent of Old Offerpad issuing stock for the net assets of Supernova, accompanied by a recapitalization. The net assets of Supernova are stated at historical cost, with no goodwill or other intangible assets recorded.
While Supernova was the legal acquirer in the Business Combination, because Old Offerpad was determined as the accounting acquirer, the historical financial statements of Old Offerpad became the historical financial statements of the combined company, upon the consummation of the Business Combination. As a result, the financial statements included in the accompanying consolidated financial statements reflect (i) the historical operating results of Old Offerpad prior to the Business Combination; (ii) the combined results of the Company and Old Offerpad following the closing of the Business Combination; (iii) the assets and liabilities of Old Offerpad at their historical cost; and (iv) the Company’s equity structure for all periods presented.
In connection with the Business Combination transaction, we have converted the equity structure for the periods prior to the Business Combination to reflect the number of shares of the Company’s common stock issued to Old Offerpad’s stockholders in connection with the recapitalization transaction. As such, the shares, corresponding

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

capital amounts and earnings per share, as applicable, related to Old Offerpad convertible preferred stock and common stock prior to the Business Combination have been retroactively converted by applying the exchange ratio established in the Business Combination.
Basis of Presentation and Financial Statements
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).
Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Significant estimates include those related to the net realizable value of inventory and warrant liabilities, among others. Actual results could differ from those estimates.
Principles of Consolidation
The Company’s consolidated financial statements include the assets, liabilities, revenues and expenses of the Company, its wholly owned operating subsidiaries and variable interest entities where the Company is the primary beneficiary. All intercompany accounts and transactions have been eliminated in consolidation.
Segment Reporting
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing operating performance. Under the provisions of ASC 280, Segment Reporting, the Company is not organized around specific services or geographic regions. The Company operates in one service line, providing a home buying and selling platform.
We determined that our Chief Executive Officer is the Chief Operating Decision Maker and he uses financial information, business prospects, competitive factors, operating results and other
non-U.S.
GAAP financial ratios to evaluate our performance, which is the same basis on which our results and performance are communicated to our Board of Directors. Based on the information described above and in accordance with the applicable literature, management has concluded that we are organized and operated as one operating and reportable segment on a consolidated basis for each of the periods presented.
JOBS Act Accounting Election
Prior to December 31, 2021, the Company was an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and as a result, was eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. The Company elected to take advantage of the extended transition period for adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. However, the Company no longer qualifies as an emerging growth

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

company as of December 31, 2021. Therefore, the Company is no longer able to take advantage of the extended transition period for adopting new or revised accounting standards.
Cash and Cash Equivalents
Cash includes demand deposits with banks and financial institutions. Cash equivalents include only investments with initial maturities of three months or less that are highly liquid and readily convertible to known amounts of cash.
Restricted Cash
Restricted cash consists of cash received from the resale of homes that is specifically designated to repay borrowings under one of the Company’s secured credit facilities and is typically released within a few days of the home sale.
Concentrations of Credit Risk
Financial instruments that are potentially subject to concentrations of credit risk are primarily cash and cash equivalents. Cash and cash equivalents are placed with major financial institutions deemed to be of high-credit-quality in order to limit credit exposure. Cash is regularly maintained in excess of federally insured limits at the financial institutions. Management believes that the Company is not exposed to any significant credit risk related to cash deposits.
Accounts Receivable
Accounts receivable are generated through the sale of a home and generally results in a one-
or
two-day
delay in receiving cash from the title company. Accounts receivable are stated at the amount management expects to collect from outstanding balances. Most of the Company’s transactions are processed through escrow and therefore, collectability is reasonably assured. The Company reviews accounts receivable on a regular basis and estimates an amount of losses for uncollectible accounts based on its historical collections, age of the receivable, and any other known conditions that may affect collectability.
Inventory
Inventory consists of acquired homes and are stated at the lower of cost or net realizable value, with cost determined by the specific identification of each home. Costs include initial purchase costs and renovation costs, as well as holding costs and interest incurred during the renovation period, prior to the listing date. Selling costs, including commissions and holding costs incurred after listing date, are expensed as incurred and included in sales, marketing and operating expenses.
The Company reviews inventory for impairment on a quarterly basis, or more frequently if events or changes in circumstances indicate that the carrying value of inventory may not be recoverable. The Company reviews inventory for indicators that net realizable value is lower than cost. When evidence exists that the net realizable value of inventory is lower than its cost, the difference is recognized as impairment in cost of revenue and the related inventory is adjusted to its net realizable value. For homes under contract to sell, if the carrying value exceeds the contract price less expected selling costs, the carrying value of these homes are adjusted to the contract price less expected selling costs. For all other homes, if the carrying value exceeds the expected sale price less expected selling costs, the carrying value of these homes are adjusted to the expected sale price less expected selling costs. Changes in the Company’s pricing assumptions may lead to a change in the outcome of

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

the Company’s impairment analysis, and actual results may also differ from the Company’s assumptions. The Company recorded inventory impairments of $2.8 million, $3.2 million and $3.0 million during the years ended December 31, 2021, 2020 and 2019, respectively.
Inventory is classified into three categories: Homes preparing for and under renovation, homes listed for sale, and homes under contract to sell.
Property and Equipment
Property and equipment is recorded at cost and primarily consist of rooftop solar panel systems installed on residential real estate. The Company depreciates its property and equipment for financial statement purposes using the straight-line method based on the estimated useful lives of the assets, which are as follows:

Property and Equipment Category	Estimated Useful Life
Rooftop solar panel systems	Thirty years
Properties held for use	Twenty-seven and a half years
Leasehold improvements	Lesser of estimated useful life or remaining lease term
Computers and equipment	Five years
Office equipment and furniture	Seven years
Software systems	Four to five years
Leases
The Company determines if an arrangement is or contains a lease at inception of the arrangement. For leases with terms greater than 12 months, the Company records the related operating or finance right-of-use
asset and lease liability at the present value of the future lease payments over the lease term at the lease commencement date. The Company is generally not able to readily determine the implicit rate in its lease arrangements, and therefore, uses its incremental borrowing rate at lease commencement to determine the present value of lease payments. The incremental borrowing rate represents the Company’s estimate of the interest rate the Company would incur at lease commencement to borrow an amount similar to the lease payments on a collateralized basis over the term of a lease. Renewal and early termination options are not included in the measurement of the right-of-use
asset and lease liability unless the Company is reasonably certain to exercise the option. Additionally, certain leases contain lease incentives, such as construction allowances from landlords. These incentives reduce the right-of-use
asset related to the lease.
Certain of the Company’s leases contain rent escalations over the lease term. The Company recognizes expense for operating leases on a straight-line basis over the lease term. Certain of the Company’s lease agreements also contain variable lease payments for common area maintenance, utility, and taxes. The Company has elected the practical expedient to combine lease and non-lease
components for all asset categories. Therefore, the lease payments used to measure the lease liability for these leases include fixed minimum rentals along with non-lease
component charges. The Company does not have significant residual value guarantees or restrictive covenants in its lease portfolio.
Operating lease assets and liabilities are included on the Company’s Consolidated Balance Sheet beginning on January 1, 2021 in
Other
non-current
assets
,
Accrued and other current liabilities
, and
Other long-term liabilities
.
Long-Lived Asset Impairments
Long-lived assets, including property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent the carrying amount of the underlying asset exceeds its fair value.
The Company recognized no impairment charges on property and equipment during the years ended December 31, 2021, 2020 and 2019.
Accrued Liabilities
Accrued liabilities include accrued salaries and wages, home renovation, interest, advertising, and other expenses.
Warrant Liabilities
The Company evaluates its financial instruments, including its outstanding warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The Company has outstanding public and private warrants, both of which do not meet the criteria for equity classification and are accounted for as liabilities. Accordingly, the Company recognizes the warrants as liabilities at fair value and adjusts the warrants to fair value at each reporting period. The warrant liabilities are subject to re-measurement
at each balance sheet date until exercised or expired, and any change in fair value is recognized in the Company’s consolidated statements of operations.
The fair value of the public warrants is estimated based on the quoted market price of such warrants. The fair value of the private warrants is estimated using the Black-Scholes-Merton option-pricing model.
Revenue Recognition
Revenue is recognized when (or as) performance obligations are satisfied by transferring control of the promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those products or services. The Company applies the following steps in determining the timing and amount of revenue to recognize: (1) identify the contract with our customer; (2) identify the performance obligation(s) in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract, if applicable; and (5) recognize revenue when (or as) the performance obligation is satisfied.
Revenue from the sale of homes is derived from the resale of homes on the open market. Home sales revenue is recognized at the time of the closing when title to and possession of the property are transferred to the buyer. The amount of revenue recognized for each home sale is equal to the sale price of the home net of resale concessions and credits to the buyer.
Cost of Revenue
Cost of revenue includes the initial purchase costs, renovation costs, holding costs and interest incurred during the renovation period, prior to listing date and real estate inventory valuation adjustments, if any. These costs are accumulated in real estate inventory up until the home is ready for resale, and then charged to cost of revenue under the specific identification method when the property is sold.

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

Sales, Marketing and Operating
Sales, marketing and operating expenses consist of real estate agent commissions, advertising, and holding costs on homes incurred during the period that homes are listed for sale, which includes utilities, taxes, maintenance, and other costs. Sales, marketing and operating expense includes any headcount expenses in support of sales, marketing, and real estate inventory operations such as salaries, benefits, and stock-based compensation. Sales, marketing and operating expenses are charged to operations as incurred. The Company incurred advertising expenses of $45.3 million, $11.5 million and $17.3 million during the years ended December 31, 2021, 2020 and 2019, respectively.
Technology and Development
Technology and development expenses consist of headcount expenses, including salaries, benefits and stock-based compensation expense for employees and contractors engaged in the design, development, and testing of website applications and software development. Technology and development expenses are charged to operations as incurred.
Stock-Based Compensation
Stock-based compensation awards consist of stock options and restricted stock units, and stock options represent the substantial majority of our stock-based compensation expense. The Company has historically issued stock options with exercise prices equal to the fair value of the underlying stock price. Prior to the completion of the Business Combination and listing of the Company’s common stock on the public stock exchange, the fair value of Old Offerpad common stock that underlies the stock options was determined based on then-current valuation estimates at the time of grant. Because such grants occurred prior to the public trading of the Company’s common stock, the fair value of Old Offerpad common stock was typically determined with assistance of periodic valuation analyses from an independent third-party valuation firm.
The Company uses the Black-Scholes-Merton option-pricing model to determine the fair value as of the grant date for option awards. The fair value of restricted stock unit awards is determined based on the closing price of the Company’s common stock on the grant date.
Compensation expense for all stock-based awards is recorded on a straight-line basis over the requisite service period of the awards, which is generally the award’s vesting period. These amounts are reduced by forfeitures as they occur.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the new rate is enacted.
The Company records a valuation allowance to reduce deferred tax assets to the amount that it believes is more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning
strategies, carryback potential if permitted under the tax laws, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company evaluates and accounts for uncertain tax positions using a two-step
approach. Recognition (step one) occurs when the Company concludes that a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. Measurement (step two) determines the amount of benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. Derecognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more likely than not threshold of being sustained.
Consolidation of Variable Interest Entities
The Company is a variable interest holder in certain entities in which equity investors at risk do not have the characteristics of a controlling financial interest or where the entity does not have enough equity at risk to finance its activities without additional subordinated financial support from other parties; these entities are VIEs. The Company’s variable interest arises from contractual, ownership or other monetary interest in the entity, which fluctuates based on the VIE’s economic performance. The Company consolidates a VIE if it is the primary beneficiary. The Company is the primary beneficiary if it has a controlling financial interest, which includes both the power to direct the activities that most significantly impact the economic performance of the VIE and a variable interest that obligates the Company to absorb losses or the right to receive benefits that potentially could be significant to the VIE. The Company assesses whether it is the primary beneficiary of a VIE on an ongoing basis.
Fair Value Measurements
The Company accounts for assets and liabilities in accordance with accounting standards that define fair value and establish a consistent framework for measuring fair value on either a recurring or a nonrecurring basis. Fair value is an exit price representing the amount that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.
Accounting standards include disclosure requirements relating to the fair values used for certain financial instruments and establish a fair value hierarchy. The hierarchy prioritizes valuation inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of three levels:
Level 1
—Quoted prices in active markets for identical assets or liabilities.
Level 2
—Assets or liabilities valued based on observable market data for similar instruments, such as quoted prices for similar assets or liabilities.
Level 3
—Unobservable inputs that are supported by little or no market activity; instruments valued based on the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.
New Accounting Pronouncements Recently Adopted
In February 2016, the FASB issued ASU
No. 2016-02,
Leases (Topic 842) (“ASU
2016-02”),
which, together with subsequent amendments, supersedes the lease requirements in ASC 840, Leases. ASU
2016-02
and the

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

related amendments provide guidance requiring lessees to recognize a right-of-use
asset and a lease liability on the balance sheet for substantially all leases, with the exception of short-term leases. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations.
Until December 31, 2021, the Company was an emerging growth company as defined by the JOBS Act and previously disclosed that these amendments would become effective for annual periods beginning after December 15, 2021. However, this ASU instead became effective for the Company in this prospectus for the fiscal year ended December 31, 2021, with an effective date of January 1, 2021, as the Company no longer qualifies as an emerging growth company as of December 31, 2021.
As a result, the Company adopted ASU
2016-02
effective January 1, 2021 using the modified retrospective transition method, with comparative periods continuing to be reported under ASC 840 as it was the accounting standard in effect for such periods. In the adoption of ASU
2016-02,
the Company carried forward the assessment from ASC 840 of whether its contracts contain or are leases, the classification of its leases, and remaining lease terms. The Company did not elect the hindsight practical expedient upon adoption of the new standard.
The most significant impact resulting from the adoption of this new standard was the recognition of $4.4 million of operating lease right-of-use
assets and $4.8 million of operating lease liabilities as of the adoption date. The difference between the right-of-use
assets and lease liabilities on the accompanying consolidated balance sheet is primarily due to the accrual for lease payments as a result of straight-line lease expense and unamortized tenant incentive liability balances. The Company did not have any impact to opening retained earnings as a result of the adoption of the guidance. Further, the adoption of this new guidance did not have a material impact on the Company’s results of operations or cash flows. Refer to
Note 6, Leases
, for further details.
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU
2016-13”),
which, together with subsequent amendments, changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. The Company adopted ASU
2016-13
during 2021 and the adoption of this ASU did not have a material impact to the Company’s consolidated financial statements.
In December 2019, the FASB issued ASU
No. 2019-12,
Simplifying the Accounting for Income Taxes (Topic 740) (“ASU
2019-12”).
ASU
2019-12
eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal year. The Company adopted this ASU as of January 1, 2021 and the adoption of this ASU did not have a material impact to the Company’s consolidated financial statements given that the Company has a full valuation allowance and the scenarios for which the guidance offer simplification are not significant for the Company.
New Accounting Pronouncements Recently Issued Not Yet Adopted
In March 2020, the FASB issued ASU
No. 2020-04,
Reference Rate Reform (Topic 848) (“ASU
2020-04”),
which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions that reference the London Inter Bank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. This guidance is optional for a limited period of time to ease the potential burden in accounting for, or recognizing the effects of, reference rate reform on financial reporting. This guidance is effective from March 12, 2020 through December 31, 2022. Entities may elect to adopt the amendments for contract modifications as of any date from the beginning of an interim period

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. The Company may elect to take advantage of this optional guidance in its transition away from LIBOR within certain debt contracts. While the goal of the reference rate reform transition is for it to be economically neutral to entities, the Company is currently evaluating the effect that the new guidance will have on its consolidated financial statements and disclosures.
NOTE 3. BUSINESS COMBINATION
On September 1, 2021, Old Offerpad and Supernova consummated the transactions contemplated by the Merger Agreement. At the Closing, each share of common stock and preferred stock of Old Offerpad that was issued and outstanding immediately prior to the effective time of the Merger (other than excluded shares as contemplated by the Merger Agreement) was cancelled and converted into the right to receive approximately 7.533 shares (the “Exchange Ratio”) of Offerpad Solutions Inc. common stock. The shares of Offerpad Solutions Inc. common stock received as consideration by Brian Bair, the Chief Executive Officer and Founder of the Company, are Class B shares, and entitle Mr. Bair or his permitted transferees to 10 votes per share until the earlier of (a) the date that is nine months following the date on which Mr. Bair (x) is no longer providing services, whether upon death, resignation, removal or otherwise, to Offerpad Solutions as a member of the senior leadership team, officer or director and (y) has not provided any such services for the duration of such nine-month period; and (b) the date as of which Mr. Bair or his permitted transferees have transferred, in the aggregate, more than seventy-five (75%) of the shares of Class B common stock that were held by Mr. Bair and his permitted transferees immediately following the Closing.
At the Closing, each option to purchase Old Offerpad’s common stock, whether vested or unvested, was assumed and converted into an option to purchase a number of shares of Offerpad Solutions Class A common stock in the manner set forth in the Merger Agreement.
Additionally, in connection with the execution of the Merger Agreement, Supernova entered into subscription agreements, pursuant to which certain Supernova investors agreed to purchase at the closing of the Transactions an aggregate of 20,000,000 shares of Offerpad Solutions Class A common stock, for a price of $10.00 per share for an aggregate purchase price of $200.0 million (the “PIPE Investment”). The PIPE Investment was consummated simultaneously with the Closing.
Further, in connection with the closing of Supernova’s initial public offering, Supernova entered into forward purchase agreements pursuant to which certain affiliates of Supernova agreed to purchase, upon the closing of the Transactions, an aggregate of 5,000,000 shares of Offerpad Solutions Class A common stock and an aggregate of 1,666,667 warrants to purchase one share of Offerpad Solutions Class A common stock, for an aggregate purchase price of $50,000,000, or $10.00 per share of Offerpad Solutions Class A common stock and one-third
of one warrant to purchase one share of Offerpad Solutions Class A common stock (“Forward Purchase Agreements”). Offerpad Solutions received the funds under the Forward Purchase Agreements upon the Closing.
We accounted for the Business Combination as a reverse recapitalization whereby Old Offerpad was determined as the accounting acquirer and Supernova as the accounting acquiree. Refer to
Note 2, Summary of Significant Accounting Policies
, for further details. Accordingly, the Business Combination was treated as the equivalent of Old Offerpad issuing stock for the net assets of Supernova, accompanied by a recapitalization. The net assets of Supernova are stated at historical cost, with no goodwill or other intangible assets recorded.
Upon the closing of the Transactions, Offerpad Solutions received total gross proceeds of $284.0 million, which consisted of $34.0 million from Supernova’s trust and operating accounts, $200.0 million from the PIPE Investment and $50.0 million from the Forward Purchase Agreements. Total transaction costs were $51.2 million, which principally consisted of advisory, legal and other professional fees. Cumulative debt

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

repayments of $63.4 million, inclusive of accrued but unpaid interest, were paid in conjunction with the close, which included a $55.8 million repayment of the Secured Term Loan with First American Title Insurance Company, a $3.8 million repayment of a term loan that was used to finance the Company’s rooftop solar panel systems, a $2.5 million repayment of Notes Payable to related parties and a $1.3 million repayment of Notes Payable – other.
NOTE 4. INVENTORY
The components of inventory, net of applicable lower of cost or net realizable value adjustments, consist of the following as of December 31:

($ in thousands)	2021	2020
Homes preparing for and under renovation	$327,455	$47,978
Homes listed for sale	400,308	30,826
Homes under contract to sell	404,808	92,555

Inventory	$1,132,571	$171,359

NOTE 5. PROPERTY AND EQUIPMENT
Property and equipment consist of the following as of December 31:

($ in thousands)	2021	2020
Rooftop solar panel systems	$5,075	$5,094
Leasehold improvements	797	749
Software systems	318	318
Computers and equipment	265	265
Office equipment and furniture	160	70
Properties held for use	—	2,790

Property and equipment, gross	6,615	9,286
Less: accumulated depreciation	(1,469)	(1,055)

Property and equipment, net	$5,146	$8,231

Depreciation expense totaled $0.5 million, $0.4 million and $0.4 million during the years ended December 31, 2021, 2020 and 2019, respectively.
NOTE 6. LEASES
The Company’s operating lease arrangements consist of its corporate headquarters in Chandler, Arizona and field office facilities in most of the metropolitan markets in which the Company operates in the United States. These leases typically have original lease terms of 1 year to 6 years, and some leases contain multiyear renewal options. The Company does not have any finance lease arrangements.
The Company’s operating lease costs are included in operating expenses in the accompanying consolidated statements of operations. During the year ended December 31, 2021, operating lease cost was $1.4 million, and variable and short-term lease costs were $0.2 million. Rent expense for operating leases, as previously reported under former lease accounting standards, was $1.4 million and $1.2 million during the years ended December 31, 2020 and 2019, respectively.

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

During the year ended December 31, 2021, cash payments for amounts included in the measurement of operating lease liabilities was $1.4 million, and right-of-use
assets obtained in exchange for new or acquired operating lease liabilities was $1.6 million.
As of December 31, 2021, the Company’s operating leases had a weighted-average remaining lease term of 3.5 years and the weighted-average discount rate of 4.1%.
The Company’s operating lease liability maturities as of December 31, 2021 are as follows:

($ in thousands)
2022	$1,525
2023	1,637
2024	1,585
2025	640
2026	122
Thereafter	42

Total future lease payments	5,551
Less: Imputed interest	(376)

Total lease liabilities	$5,175

The Company’s operating lease
right-of-use
assets and operating lease liabilities, and the associated financial statement line items, as of December 31, 2021 are as follows:

($ in thousands)	Financial Statement Line Items	Balance
Right-of-use assets	Other non-current assets	$4,784
Lease liabilities:
Current liabilities	Accrued and other current liabilities	1,345
Non-current liabilities	Other long-term liabilities	3,830

Total lease liabilities		$5,175

NOTE 7. ACCRUED AND OTHER LIABILITIES
Accrued and other current liabilities consist of the following as of December 31:

($ in thousands)	2021	2020
Payroll and other employee related expenses	$12,836	$7,430
Home renovation	8,540	1,057
Marketing	5,795	1,035
Interest	3,537	699
Legal and professional obligations	1,743	314
Operating lease liabilities	1,345	—
Other	1,231	646

Accrued and other current liabilities	$35,027	$11,181

Other long-term liabilities as of December 31, 2021 consists of the non-current
portion of our operating lease liabilities.

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

NOTE 8. CREDIT FACILITIES AND NOTES PAYABLE
The carrying value of the Company’s credit facilities, notes payable and other debt consist of the following as of December 31:

($ in thousands)	2021	2020
Credit facilities and notes payable, net
Senior secured credit facilities with financial institutions	$747,514	$49,544
Senior secured credit facility with a related party	81,926	105,397
Senior secured debt - other	33,320	—
Mezzanine secured credit facilities with third - party lenders	87,851	—
Mezzanine secured credit facilities with a related party	82,508	19,251
Notes payable with related parties	—	2,385
Notes payable - other	—	5,309
Debt issuance costs	(6,923)	(208)

Total credit facilities and notes payable, net	1,026,196	181,678

Current portion - credit facilities and notes payable, net
Total credit facilities, other debt and notes payable	861,762	50,143
Total credit facilities and notes payable, net - related party	164,434	126,825

Non-current portion - credit facilities and notes payable, net
Total credit facilities and notes payable	—	4,710

Total credit facilities and notes payable, net	$1,026,196	$181,678

Senior Secured Credit Facilities
The Company utilizes senior secured credit facilities to provide financing for the Company’s real estate inventory purchases and renovation. The senior secured credit facilities are classified as current liabilities on the accompanying consolidated balance sheets as amounts drawn to purchase and renovate homes are due as homes are sold, which is expected to be within 12 months. The following summarizes certain details related to the Company’s senior secured credit facilities (in thousands, except interest rates):

As of December 31, 2021	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate	End of Revolving / Withdrawal Period	Final Maturity Date
Facility with financial institution 1	$400,000	$365,392	2.60%	August 2022	August 2022
Facility with financial institution 2	400,000	375,063	2.60%	September 2023	March 2024
Facility with financial institution 3	500,000	7,059	2.60%	December 2023	December 2024
Facility with a related party	85,000	81,926	4.10%	December 2022	December 2022

Senior secured credit facilities	$1,385,000	$829,440

As of December 31, 2020	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate
Facility with financial institution 1	$200,000	$49,544	3.72%
Facility with a related party	225,000	105,397	5.28%

Senior secured credit facilities	$425,000	$154,941

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

As of December 31, 2021, the Company had four senior secured credit facilities, three with separate financial institutions and one with a related party, which holds more than 5% of our Class A common stock.

•	Senior Secured Credit Facility with Financial Institution 1
During 2021, the Company amended its senior secured credit facility with financial institution 1, which collectively increased the borrowing capacity from $200.0 million as of December 31, 2020 to $400.0 million as of December 31, 2021 ($100.0 million of which is uncommitted). Borrowings on the senior secured credit facility with financial institution 1 accrue interest at a rate based on a LIBOR reference rate plus a margin of 2.5%.

•	Senior Secured Credit Facility with Financial Institution 2
In September 2021, the Company entered into a loan and security agreement with financial institution 2, which initially provided for a $300.0 million committed credit facility available over a
24-month
term with an accordion feature providing for additional capacity of $100.0 million. During November 2021, the Company exercised the accordion feature provided for in the loan and security agreement, increasing the committed amount under the credit facility to $400.0 million. Borrowings on the senior secured credit facility with financial institution 2 accrue interest at a rate based on a LIBOR reference rate plus a margin of 2.5%.

•	Senior Secured Credit Facility with Financial Institution 3
In December 2021, the Company entered into a loan and security agreement with financial institution 3. The loan and security agreement provides for a $500.0 million credit facility available over a
24-month
term ($200.0 million of which is uncommitted). Borrowings on the senior secured credit facility with financial institution 3 accrue interest at a rate based on a LIBOR reference rate plus a margin of 2.5%.

•	Senior Secured Credit Facility with a Related Party
In December 2021, the Company amended its senior secured credit facility with a related party, which, among other things, reduced the borrowing capacity on the facility to $85.0 million upon execution of the agreement, provides the Company with the option to borrow above the fully committed borrowing capacity, subject to the lender’s discretion, and amended the interest rate under the facility effective January 1, 2022. Borrowings on the senior secured credit facility with a related party accrue interest at a rate based on a LIBOR reference rate plus a margin of 4.0%. Effective January 1, 2022, borrowings on the senior secured credit facility with a related party accrue interest at a rate based on a LIBOR reference rate plus a margin of 4.0%, with a minimum interest rate of 6.0%.
The Company may also pay fees on its senior secured credit facilities, including a commitment fee and fees on certain unused portions of the committed borrowing capacity, as defined in the respective credit agreements.
Borrowings under the Company’s senior secured credit facilities are collateralized by the real estate inventory financed by the senior secured credit facility. The lenders have legal recourse only to the assets securing the debt and do not have general recourse against the Company with limited exceptions. The Company has, however, provided limited non-recourse
carve-out
guarantees under its senior and mezzanine secured credit facilities for certain of the SPEs’ obligations in situations involving “bad acts” by an Offerpad entity and certain other limited circumstances that are generally under the Company’s control. Each senior secured facility contains eligibility requirements that govern whether a property can be financed. When the Company resells a home, the proceeds are used to reduce the corresponding outstanding balance under both the related senior secured credit facility and the mezzanine secured credit facility.
As of December 31, 2021, the Company’s senior secured credit facility with financial institution 1 and senior secured credit facility with a related party mature within the next twelve months following the date these

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

consolidated financial statements are issued. The Company expects to enter into new financing arrangements or amend existing arrangements to meet its obligations as they come due, which the Company believes is probable based on its history of prior credit facility renewals and an assessment of the current lending environment. The Company believes cash on hand, which includes the cash the Company obtained as a result of the Business Combination, PIPE Investment and Forward Purchase Agreement, together with proceeds from the resale of homes and cash from future borrowings available under each of the Company’s existing credit facilities or the entry into new financing arrangements will be sufficient to meet its obligations as they become due in the ordinary course of business for at least 12 months following the date these consolidated financial statements are issued.
Mezzanine Secured Credit Facilities
The Company utilizes mezzanine secured credit facilities to provide financing for the Company’s real estate inventory purchases and renovation. The mezzanine secured credit facilities are classified as current liabilities on the accompanying consolidated balance sheets as amounts drawn to purchase and renovate homes are due as homes are sold, which is expected to be within 12 months. These facilities are structurally and contractually subordinated to the related senior secured credit facilities. The following summarizes certain details related to the Company’s mezzanine secured credit facilities (in thousands, except interest rates):

As of December 31, 2021	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate	End of Revolving / Withdrawal Period	Final Maturity Date
Facility 1 with a related party	$65,000	$58,767	13.00%	August 2022	August 2022
Facility with third-party lender 1	90,000	86,262	9.50%	September 2023	March 2024
Facility with third-party lender 2	112,500	1,588	9.50%	December 2023	December 2024
Facility 2 with a related party	14,000	23,742	13.00%	December 2022	December 2022

Mezzanine secured credit facilities	$281,500	$170,359

As of December 31, 2020	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate
Facility 1 with a related party	$25,000	$6,195	13.00%
Facility 2 with a related party	43,450	13,056	13.34%

Mezzanine secured credit facilities	$68,450	$19,251

As of December 31, 2021, the Company had four mezzanine secured credit facilities, two with separate financial institutions and two with a related party, which holds more than 5% of our Class A common stock.

•	Mezzanine Secured Credit Facility 1 with a Related Party
In December 2021, the Company amended its mezzanine secured credit facility 1 with a related party, which, among other things, increased the borrowing capacity on the facility to $65.0 million upon execution of the agreement and amended the interest rate under the facility effective January 1, 2022. Borrowings on the mezzanine secured credit facility 1 with a related party accrue interest at a fixed rate of 13.0%. Effective January 1, 2022, borrowings on the mezzanine secured credit facility 1 with a related party accrue interest at a fixed rate of 11.0%.

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

•	Mezzanine Secured Credit Facility with Third-Party Lender 1
In December 2021, the Company amended its senior secured credit facility with financial institution 1, which among other things, replaced the related party mezzanine lender on the facility with an unrelated third-party lender, increased the borrowing capacity on the mezzanine portion of the facility to $90.0 million and amended the interest rate under the facility. Borrowings on the mezzanine secured credit facility with third-party lender 1 accrue interest at a fixed rate of 9.5%.

•	Mezzanine Secured Credit Facility with Third-Party Lender 2
In December 2021, the Company entered into a loan and security agreement which provides for a $112.5 million mezzanine secured credit facility available over a
24-month
term ($45.0 million of which is uncommitted). Borrowings on the mezzanine secured credit facility with third-party lender 2 accrue interest at a fixed rate of 9.5%.

•	Mezzanine Secured Credit Facility 2 with a Related Party
In December 2021, the Company amended its mezzanine secured credit facility 2 with a related party, which, among other things, reduced the borrowing capacity on the facility to $14.0 million upon execution of the agreement, provides the Company with the option to borrow above the fully committed borrowing capacity, subject to the lender’s discretion, and amended the interest rate under the facility effective January 1, 2022. Borrowings on the mezzanine secured credit facility 2 with a related party accrue interest at a fixed rate of 13.0%. Effective January 1, 2022, borrowings on the mezzanine secured credit facility 2 with a related party accrue interest at a fixed rate of 11.0%.
The Company may also pay fees on its mezzanine secured credit facilities, including a commitment fee and fees on certain unused portions of the committed borrowing capacity, as defined in the respective credit agreements.
Borrowings under the Company’s mezzanine secured credit facilities are collateralized by a second lien on the real estate inventory financed by the relevant credit facility. The lenders have legal recourse only to the assets securing the debt, and do not have general recourse to Offerpad with limited exceptions. When the Company resells a home, the proceeds are used to reduce the outstanding balance under both the related senior secured credit facility and the mezzanine secured credit facility.
Covenants for Senior Secured Credit Facilities and Mezzanine Secured Credit Facilities
The secured credit facilities include customary representations and warranties, covenants and events of default. Financed properties are subject to customary eligibility criteria and concentration limits. The terms of these facilities and related financing documents require the Company to comply with a number of customary financial and other covenants, such as maintaining certain levels of liquidity, tangible net worth or leverage (ratio of debt to tangible net worth). As of December 31, 2021, the Company was in compliance with all covenants.
Senior Secured Debt—Other
During July 2021, the Company entered into an arrangement with a third-party lender to support additional purchases of real estate inventory (“Senior Secured Debt—Other”). Borrowings on the Senior Secured Debt—Other accrue interest at a rate based on a Secured Overnight Financing Rate plus a margin of 5.74%. The weighted-average interest rate on the Senior Secured Debt—Other as of December 31, 2021 was 5.79%.
Notes Payable
In February 2020, the Company entered into a secured promissory note with a lender to finance the Company’s rooftop solar panel systems for a $4.3 million term loan. The note required the Company to make monthly

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

principal and interest payments. The Company repaid $3.8 million on this note in September 2021 in connection with the Closing of the Business Combination transaction, which represented the outstanding balance on the note, together with accrued but unpaid interest. Accordingly, there are no amounts outstanding on this note as of December 31, 2021.
The Company had unsecured notes payable of $1.3 million at December 31, 2020 that were included in current liabilities in the accompanying consolidated balance sheet as of December 31, 2020. The balance on each note, together with accrued but unpaid interest, was repaid in September 2021 in connection with the Closing of the Business Combination transaction.
The Company had unsecured notes payable to related parties of $2.4 million at December 31, 2020 that were included in current liabilities in the accompanying consolidated balance sheet as of December 31, 2020. The balance on each note, together with accrued but unpaid interest, was repaid in September 2021 in connection with the Closing of the Business Combination transaction.
Secured Term Loan
On June 30, 2021, Offerpad entered into a credit agreement (the “First American Credit Agreement”) with First American Title Insurance Company, which is an affiliate of First American, which holds more than 5% of our Class A common stock. Additionally, Kenneth DeGiorgio, who is a member of our board of directors, is the chief executive officer of First American. Under the First American Credit Agreement, we borrowed a principal amount of $30.0 million.
In August 2021, we amended the First American Credit Agreement to borrow an additional $25.0 million. The loan accrued interest at an annual rate of 12.0%. The principal amounts of the loan, together with all accrued but unpaid interest, were repaid in September 2021 in connection with the Closing of the Business Combination. Accordingly, there are no amounts outstanding on this loan as of December 31, 2021.
NOTE 9. WARRANT LIABILITIES
In connection with the Business Combination, the Company assumed 13,416,637 public warrants and 6,700,000 private placement warrants, both of which were previously issued by Supernova. Further, upon the closing of the Business Combination, an additional 1,666,667 private placement warrants were issued. As such, as of September 1, 2021, the Company had outstanding warrants to purchase an aggregate of up to 21,783,304 shares of Offerpad Solutions Class A common stock that will become exercisable securities in the future after certain requirements have been met.
No warrants were exercised during the period between the Business Combination and December 31, 2021. Accordingly, the Company had 13,416,637 public warrants and 8,366,667 private placement warrants outstanding as of December 31, 2021.
Public Warrants
Each public warrant entitles the registered holder to acquire one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below. The warrants became exercisable on October 23, 2021. A holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The public warrants will expire September 1, 2026, or earlier upon redemption or liquidation.

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

Redemption of warrants for cash
The Company may call the public warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of the Company’s Class A common stock and equity-linked securities) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company for cash, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants for shares of Class A common stock
The Company may redeem the outstanding warrants for shares of Class A common stock:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares determined by reference to an agreed table, based on the redemption date and the “fair market value” of Class A common stock (as defined below) except as otherwise described below;

•
if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of the Company’s Class A common stock and equity-linked securities) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•
if and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of our Class A common stock) as the outstanding public warrants, as described above.

The “fair market value” of the Class A common stock shall mean the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).
Private Placement Warrants
The private placement warrants are not redeemable by us so long as they are held by the Supernova Sponsor or its permitted transferees, except in certain limited circumstances. The Supernova Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and the Supernova Sponsor and its permitted transferees has certain registration rights related to the private placement warrants (including the shares of Class A common stock issuable upon exercise of the private placement warrants). Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Supernova Sponsor or

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

its permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by the holders on the same basis as the public warrants.
NOTE 10. FAIR VALUE MEASUREMENTS
The fair values of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and certain prepaid and other current assets and accrued expenses approximate carrying values because of their short-term nature. The Company’s credit facilities are carried at amortized cost and the carrying value approximates fair value because of their short-term nature.
The Company’s liabilities that are measured at fair value on a recurring basis consist of the following as of December 31, 2021:

($ in thousands)	Quoted Prices in Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Public warrant liabilities	$14,356	$—	$—
Private placement warrant liabilities	$—	$—	$9,705
Public Warrants
The fair value of the public warrants is estimated based on the quoted market price of such warrants on the valuation date. The public warrants were initially recognized as a liability in connection with the Business Combination on September 1, 2021 at a fair value of $16.2 million. As of December 31, 2021, the estimated fair value of the public warrants was $14.4 million. The $1.8 million change in fair value of the public warrants between September 1, 2021 and December 31, 2021 is recorded in
Change in fair value of warrant liabilities
in our Consolidated Statements of Operations during the year ended December 31, 2021.
Private Placement Warrants
The private placement warrants were initially recognized as a liability in connection with the Business Combination on September 1, 2021. The following summarizes the changes in the Company’s private placement warrant liabilities, which are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2021:

($ in thousands)
Beginning balance	$—
Initial fair value of private placement warrants	10,291
Change in fair value of private placement warrants included in net income (loss)	(586)

Ending balance	$9,705

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

The fair value of the private placement warrants is estimated using the Black-Scholes-Merton option-pricing model based on the following key assumptions and significant inputs as of the respective valuation dates:

	December 31, 2021	September 30, 2021	September 1, 2021
Volatility	40.50%	34.50%	25.00%
Stock price	$6.40	$8.72	$8.80
Expected life of the options to convert	4.669	4.919	5.000
Risk-free rate	1.22%	0.98%	0.78%
Dividend yield	0.00%	0.00%	0.00%
Volatility:
Expected volatility is estimated using a Monte Carlo simulation model to determine volatility based on the trading price of the public warrants and to reflect the probability of different outcomes.
Expected Life:
The expected life of the warrants is assumed to be equivalent to their remaining contractual term.
Risk-Free Interest Rate:
The risk-free interest rate is estimated based on the U.S. Treasury zero-coupon
yield curve on the valuation date for a maturity similar to the expected remaining life of the warrants.
Expected Dividend Yield:
The expected dividend yield assumption considers that we have not historically paid dividends and we do not expect to pay dividends in the foreseeable future.
There were no transfers between Levels 1, 2, and 3 during the years ended December 31, 2021, 2020 and 2019.
NOTE 11. STOCKHOLDERS’ EQUITY
Authorized Capital Stock
The Company’s charter authorizes the issuance of 2,370,000,000 shares, which includes Class A common stock, Class B common stock, Class C common stock and preferred stock.
Class A Common Stock
Subsequent to the Closing of the Business Combination, our Class A common stock and warrants began trading on the New York Stock Exchange (“NYSE”) under the symbols “OPAD” and “OPAD WS,” respectively. Pursuant to the Company’s charter, the Company is authorized to issue 2,000,000,000 shares of Class A common stock, par value $0.0001 per share. As of December 31, 2021, we had 224,153,400 shares of Class A common stock issued and outstanding.
Prior to the Business Combination, Old Offerpad had outstanding shares of Series A, Series
A-1,
Series
A-2,
Series B and Series C convertible preferred stock (collectively, “Preferred Stock”). Upon the Closing of the Business Combination, each share of Old Offerpad’s Preferred Stock and common stock that was issued and outstanding immediately prior to the effective time of the Merger was cancelled and converted into Offerpad Solutions Inc. Class A common stock with the application of the Exchange Ratio as discussed in
Note 3, Business Combination
.
Additionally, we have outstanding warrants to purchase shares of Offerpad Solutions Class A common stock that will become exercisable securities in the future after certain requirements have been met. Refer to
Note 9, Warrant Liabilities
.

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

Class B Common Stock
Pursuant to the Company’s charter, the Company is authorized to issue 20,000,000 shares of Class B common stock, par value $0.0001 per share.
In connection with the Closing of the Business Combination, Brian Bair, the Chief Executive Officer and Founder of the Company, or entities controlled by Mr. Bair, received Class B shares of Offerpad Solutions Inc. common stock as consideration. These Class B shares entitle Mr. Bair or his permitted transferees to 10 votes per share until the earlier of (a) the date that is nine months following the date on which Mr. Bair (x) is no longer providing services, whether upon death, resignation, removal or otherwise, to Offerpad Solutions as a member of the senior leadership team, officer or director and (y) has not provided any such services for the duration of such nine-month period; and (b) the date as of which Mr. Bair or his permitted transferees have transferred, in the aggregate, more than seventy-five (75%) of the shares of Class B common stock that were held by Mr. Bair and his permitted transferees immediately following the Closing.
As of December 31, 2021, we had 14,816,236 shares of Class B common stock issued and outstanding.
Class C Common Stock
Pursuant to the Company’s charter, the Company is authorized to issue 250,000,000 shares of Class C common stock, par value $0.0001 per share. Our Class C common stock will entitle its holder to have substantially the same rights as Class A common stock, except it will not have any voting rights. As of December 31, 2021, there were no shares of Class C common stock issued and outstanding.
Preferred Stock
Pursuant to the Company’s charter, the Company is authorized to issue 100,000,000 shares of preferred stock, par value $0.0001 per share. Our board of directors has the authority without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, which rights may be greater than the rights of the holders of the common stock. As of December 31, 2021, there were no shares of preferred stock issued and outstanding.
Dividends
Our Class A and Class B common stock are entitled to dividends if and when any dividend is declared by our board of directors, subject to the rights of all classes of stock outstanding having priority rights to dividends. We have not paid any cash dividends on common stock to date. We may retain future earnings, if any, for the further development and expansion of our business and have no current plans to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors and will depend on, among other things, our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors may deem relevant.
NOTE 12. STOCK-BASED AWARDS
2016 Stock Plan
Prior to the Closing of the Business Combination, the Company maintained the OfferPad 2016 Stock Option and Grant Plan (the “2016 Plan”) that allowed for granting of incentive and non-qualified
stock options to employees, directors, and consultants.

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

In connection with the Business Combination, each option granted under the 2016 Plan that was outstanding immediately prior to the Business Combination, whether vested or unvested, was assumed and converted into an option to purchase a number of shares of Class A common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Old Offerpad common stock subject to such Old Offerpad option immediately prior to the Business Combination and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of such Old Offerpad option immediately prior to the consummation of the Business Combination by (B) the Exchange Ratio. Stock option activity prior to the Business Combination was retroactively adjusted to reflect this conversion.
Awards outstanding under the 2016 Plan were assumed by Offerpad Solutions upon the Closing and continue to be governed by the terms and conditions of the 2016 Plan and applicable award agreement. Shares of our common stock subject to awards granted under the 2016 Plan that expire unexercised or are cancelled, terminated, or forfeited in any manner without issuance of shares thereunder following the effective date of the 2021 Plan (as defined below), will not become available for issuance under the 2021 Plan.
In connection with the completion of the Business Combination and the adoption of the 2021 Plan, no additional awards will be granted under the 2016 Plan.
2021 Equity Incentive Plans
In connection with the Business Combination, our board of directors adopted, and our stockholders approved, the Offerpad Solutions Inc. 2021 Incentive Award Plan (the “2021 Plan”) under which 26,333,222 shares of Class A common stock were initially reserved for issuance. The 2021 Plan allows for the issuance of incentive and non-qualified
stock options, stock appreciation rights, restricted stock, restricted stock units and other stock or cash based awards. The number of shares of the Company’s Class A common stock available for issuance under the 2021 Plan increases annually on the first day of each calendar year, beginning on and including January 1, 2022 and ending on and including January 1, 2031 equal to the lesser of (i) a number of shares such that the aggregate number of shares of Class A common stock available for grant under the 2021 Plan immediately following such increase shall be equal to 5% of the number of fully-diluted shares on the final day of the immediately preceding calendar year and (ii) such smaller number of shares of Class A common stock as is determined by the Company’s board of directors. As of December 31, 2021, the Company has granted restricted stock unit awards under the 2021 Plan to non-employee
members of our board of directors.
In connection with the close of the Business Combination, the Company’s board of directors approved the Offerpad Solutions Inc. 2021 Employee Stock Purchase Plan (“ESPP”). There are 2,633,322 shares of Class A common stock initially reserved for issuance under the ESPP. The number of shares of the Company’s Class A common stock available for issuance under the ESPP increases annually on the first day of each calendar year, beginning on and including January 1, 2022 and ending on and including January 1, 2031, by the lesser of (a) a number of shares such that the aggregate number of shares of Class A common stock available for grant under the ESPP immediately following such increase shall be equal to 1% of the number of fully-diluted shares on the final day of the immediately preceding calendar year and (b) such smaller number of shares of Class A common stock as determined by the Company’s board of directors; provided that, no more than 50,000,000 shares of Class A common stock may be issued under the ESPP. As of December 31, 2021, no shares have been issued under the ESPP.

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

Stock Options
The following summarizes stock option activity during the years ended December 31, 2021, 2020 and 2019:

	Options Issued Under Plan (in thousands)	Nonemployee Options (in thousands)	Total Options (in thousands)	Weighted- Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2018	3,947	68	4,015	$2.81	8.84	$22,106
Retroactive conversion of shares due to Business Combination	25,786	446	26,232	(2.44)

Outstanding as of December 31, 2018, as converted	29,733	514	30,247	0.37	8.84	22,106
Granted	3,337	38	3,375	1.24
Exercised	(576)	—	(576)	0.29
Forfeited	(9,377)	—	(9,377)	0.25

Outstanding as of December 31, 2019	23,117	552	23,669	0.55	7.71	16,275
Granted	4,294	964	5,258	1.22
Exercised	—	—	—	—
Forfeited	(1,336)	—	(1,336)	0.54

Outstanding as of December 31, 2020	26,075	1,516	27,591	0.68	7.40	14,619
Granted	1,559	—	1,559	1.22
Exercised	(1,947)	(543)	(2,490)	0.36
Forfeited	(526)	(558)	(1,084)	0.85

Outstanding as of December 31, 2021	25,161	415	25,576	0.73	6.82	137,170

Exercisable as of December 31, 2021			19,065	0.62	6.31	86,526

Vested and expected to vest as of December 31, 2021			25,576	0.73	6.82	137,170

The Company has historically issued stock options with exercise prices equal to the fair value of the underlying stock price. Prior to the completion of the Business Combination and listing of the Company’s common stock on the public stock exchange, the fair value of Old Offerpad common stock that underlies the stock options was determined based on then-current valuation estimates at the time of grant. Because such grants occurred prior to the public trading of the Company’s common stock, the fair value of Old Offerpad common stock was typically determined with assistance of periodic valuation analyses from an independent third-party valuation firm.
The Company determines the grant-date fair value of stock option awards using a Black-Scholes option pricing model with the following assumptions:
Expected Term:
The expected term represents the period of time that the option grants are expected to be outstanding and is estimated using the midpoint between the requisite service period and the contractual term of the options.
Risk-Free Interest Rate:
The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected term.
Volatility:
As our shares have not previously been publicly traded prior to the Business Combination, and have not regularly traded privately, expected volatility for awards granted prior to the Business Combination was

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

estimated based on the average historical volatility of similar entities with publicly traded shares over the relevant vesting or estimated liquidity period.
Expected Dividend Yield:
The expected dividend yield assumption considers that we have not historically paid dividends and we do not expect to pay dividends in the foreseeable future.
No option awards have been granted from the date of the Business Combination through December 31, 2021. The range of assumptions used in the Black-Scholes Model for options granted during 2021 prior to the Business Combination are as follows:

2021 Range
Expected term (in years)	5.97 - 6.10
Risk-free interest rate	0.64% - 0.67%
Expected volatility	52.5% - 52.7%
Dividend yield	—
Fair value on grant date	$4.49 - $4.55
Restricted Stock Units
The Company did not grant restricted stock unit (“RSU”) awards during the years ended December 31, 2020 and 2019. The Company granted RSUs with service vesting conditions during the year ended December 31, 2021 to non-employee
members of our board of directors. The vesting period for these RSU awards generally ranges from three months to three years, subject to continued service on the board of directors.
The following summarizes RSU award activity during the year ended December 31, 2021:

	Number of RSUs (in thousands)	Weighted Average Grant Date Fair Value
Outstanding as of December 31, 2020	—	$—
Granted	203	7.88
Vested and settled	—	—
Forfeited	—	—

Outstanding as of December 31, 2021	203	7.88

As of December 31, 2021, 14,520 RSUs have vested, but have not yet been settled in shares of the Company’s common stock, pursuant to elections made by certain non-employee
members of our board of directors to defer settlement thereof under the Offerpad Solutions Inc. Deferred Compensation Plan for Directors.
Stock-based Compensation Expense
The Company recognized stock-based compensation expense of $3.1 million, $1.4 million and $1.3 million during the years ended December 31, 2021, 2020 and 2019, respectively, as part of operating expenses in the accompanying consolidated statements of operations.
As of December 31, 2021, the Company had $4.9 million of unrecognized stock-based compensation expense related to outstanding awards.

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

NOTE 13. VARIABLE INTEREST ENTITIES
The Company formed certain special purpose entities (each, an “SPE”) to purchase and sell residential properties. Each SPE is a wholly owned subsidiary of the Company and a separate legal entity, and neither the assets nor credit of any such SPE are available to satisfy the debts and other obligations of any affiliate or other entity. The credit facilities are secured by the assets and equity of one or more SPEs. These SPEs are variable interest entities, and the Company is the primary beneficiary as it has the power to control the activities that most significantly impact the SPEs’ economic performance and the obligation to absorb losses of the SPEs or the right to receive benefits from the SPEs that could potentially be significant to the SPEs. The SPEs are consolidated within the Company’s consolidated financial statements.
The following summarizes the assets and liabilities related to the VIEs as of December 31:

($ in thousands)	2021	2020
Assets
Restricted cash	$24,616	$6,804
Accounts receivable	4,845	1,638
Inventory	1,132,571	171,212
Prepaid expenses and other current assets	2,871	1,036
Property and equipment, net	—	2,772

Total assets	$1,164,903	$183,462

Liabilities
Accounts payable	$2,810	$716
Accrued and other current liabilities	3,537	575
Secured credit facilities and notes payable, net - current portion	1,026,196	173,539
Secured credit facilities and notes payable - net of current portion	—	653

Total liabilities	$1,032,543	$175,483

NOTE 14. EARNINGS PER SHARE
Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated based on the weighted average number of common shares plus the incremental effect of dilutive potential common shares outstanding during the period. In periods when losses are reported, the weighted average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

The components of basic and diluted earnings per share are as follows:

	Year Ended December 31,
(In thousands, except per share data)	2021	2020	2019
Numerator:
Net income (loss)	$6,460	$(23,118)	$(51,952)
Denominator:
Weighted average common shares outstanding, basic	118,571	57,865	57,848
Dilutive effect of stock options (1)	24,644	—	—
Dilutive effect of restricted stock units	5	—	—
Dilutive effect of preferred stock (1)	—	—	—
Dilutive effect of warrants (1)	—	—	—

Weighted average common shares outstanding, diluted	143,220	57,865	57,848

Net income (loss) per share, basic	$0.05	$(0.40)	$(0.90)
Net income (loss) per share, diluted	$0.05	$(0.40)	$(0.90)
Anti-dilutive securities excluded from diluted income (loss) per share:
Anti-dilutive stock options (1)	—	27,591	23,669
Anti-dilutive preferred stock (1)	—	138,612	126,986
Anti-dilutive warrants (1)	—	1,887	1,887

(1)
Due to the net loss during each of the years ended December 31, 2020 and 2019, no dilutive securities were included in the calculation of diluted loss per share because they would have been anti-dilutive.

NOTE 15. INCOME TAXES
The Company is subject to federal and state income taxes in the United States.
Income (loss) before income taxes was $6.6 million, $(23.0) million and $(51.7) million during the years ended December 31, 2021, 2020 and 2019, respectively.
Income tax expense consisted of the following for the respective periods:

	Years Ended December 31,
($ in thousands)	2021	2020	2019
Current:
Federal	$—	$—	$—
State	170	163	254

Total current	170	163	254
Deferred:
Federal	—	—	—
State	—	—	—

Total deferred	—	—	—

Income tax expense	$170	$163	$254

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

The provision for income taxes differs from the tax computed using the statutory U.S. federal income tax rate as a result of the following items for the respective periods:

	Years Ended December 31,
(In thousands, except percentages)	2021		2020		2019
Provision at federal statutory income tax rate	$1,392	21.0%	$(4,821)	21.0%	$(10,857)	21.0%
Incentive stock options	647	9.8%	286	(1.2)%	266	(0.5)%
State income taxes	360	5.4%	(446)	1.9%	(2,003)	3.9%
Transaction costs	(1,226)	(18.5)%	—	0.0%	—	0.0%
Valuation allowance	(675)	(10.2)%	4,999	(21.8)%	12,363	(23.9)%
Change in fair value of warrant liabilities	(517)	(7.8)%	—	0.0%	—	0.0%
Other	189	2.9%	145	(0.6)%	485	(1.0)%

Effective income tax rate	$170	2.6%	$163	(0.7)%	$254	(0.5)%

Deferred tax assets and liabilities consist of th
e
 following as of December 31:

($ in thousands)	2021	2020
Deferred tax assets:
Federal net operating loss carryforwards	$26,721	$27,847
State net operating loss carryforwards	4,703	5,133
Operating lease liabilities	1,284	—
Other	2,762	1,892

Gross deferred tax assets	35,470	34,872
Valuation allowance	(33,336)	(34,011)

Deferred tax assets, net of valuation allowance	2,134	871
Deferred tax liabilities:
Operating lease right-of-use asset	(1,187)	—
Property and equipment	(874)	(865)
Other	(73)	(6)

Gross deferred tax liabilities	(2,134)	(871)

Net deferred income taxes	$—	$—

As of December 31, 2021, the Company had federal net operating loss carryforwards of $119.7 million to offset future taxable income, of which $21.9 million expires at various dates ranging from 2036 through 2037 if not utilized, with the remaining $97.8 million having no expiration. The Company also has U.S. state net operating loss carryforwards of $102.7 million, of which $67.8 million expires at various dates ranging from 2032 through 2040 if not utilized, with the remaining $34.9 million having no expiration.
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning
strategies in making this assessment. As a result of historical cumulative losses, the Company has determined that, based on all available evidence, there was substantial uncertainty as to whether it will recover recorded net deferred taxes in future periods. Therefore, the Company recorded a full valuation allowance equal to the amount of the net deferred tax assets as of December 31, 2021 and 2020. The valuation allowance decreased by $0.7 million during the year ended December 31, 2021, and increased $5.0 million and $12.4 million during the years ended December 31, 2020 and 2019, respectively.

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

The Internal Revenue Code contains provisions that limit the utilization of net operating loss carryforwards and tax credit carryforwards if there has been an ownership change. Such ownership change, as described in Section 382 of the Internal Revenue Code, may limit the Company’s ability to utilize its net operating loss carryforwards and tax credit carryforwards on a yearly basis. To the extent that any single-year limitation is not utilized to the full amount of the limitation, such unused amounts are carried over to subsequent years until the earlier of utilization or the expiration of the relevant carryforward period. The Company determined that an ownership change occurred on February 10, 2017. An analysis was performed and while utilization of net operating losses would be limited in years prior to December 31, 2020, subsequent to that date, there is no limitation on the Company’s ability to utilize its net operating losses. As such, the ownership change has no impact to the carrying value of the Company’s net operating loss carryforwards or ability to use them in future years.
Uncertain Tax Positions
During the years ended December 31, 2021, 2020 and 2019, the Company had no uncertain tax positions.
Income Tax Audits
The Company files in U.S. federal and various state income tax jurisdictions. The Company is subject to U.S. federal and state income tax examinations by authorities for all tax years beginning in 2017 due to the accumulated net operating losses that are carried forward.
NOTE 16. RELATED-PARTY TRANSACTIONS
LL Credit Facilities
As of December 31, 2021, we have one senior secured credit facility with a related party and two mezzanine secured credit facilities with a related party. The following summarizes certain details related to these facilities as of December 31:

	2021		2020
($ in thousands)	Borrowing Capacity	Outstanding Amount	Borrowing Capacity	Outstanding Amount
Senior secured credit facility with a related party	$85,000	$81,926	$225,000	$105,397

Mezzanine secured credit facilities with a related party	$79,000	$82,509	$68,450	$19,251

Since October 2016, we have been party to a loan and security agreement (the “LL Funds Loan Agreement”), with LL Private Lending Fund, L.P. and LL Private Lending Fund II, L.P., both of which are affiliates of LL Capital Partners I, L.P., which holds more than 5% of our Class A common stock. Additionally, Roberto Sella, who is a member of our board of directors, is the managing partner of LL Funds. The LL Funds Loan Agreement is comprised of a senior secured credit facility and a mezzanine secured credit facility, under which we may borrow funds up to a maximum principal amount of $85.0 million and $14.0 million, respectively. The LL Funds Loan Agreement also provides us with the option to borrow above the fully committed borrowing capacity, subject to the lender’s discretion. Refer to
Note 8, Credit Facilities and Notes Payable
, for further details about the facilities under the LL Funds Loan Agreement.
Since March 2020, we have also been party to a mezzanine loan and security agreement (the “LL Mezz Loan Agreement”), with LL Private Lending Fund II, L.P. Under the LL Mezz Loan Agreement, we may borrow funds up to a maximum principal amount of $65.0 million. Refer to
Note 8, Credit Facilities and Notes Payable
, for further details about the mezzanine facility under the LL Mezz Loan Agreement.

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

From September 10, 2021 through December 15, 2021, we were party to a loan and security agreement (the “Loan and Security Agreement”) for which LL Private Lending Fund II, L.P was a lender for the mezzanine facility under the Loan and Security Agreement. On December 16, 2021, we amended the Loan and Security Agreement, which among other things, replaced LL Private Lending Fund II, L.P. as a lender on the facility with an unrelated third-party lender.
We paid interest for borrowings under the LL facilities of $11.7 million, $8.2 million and $16.8 million during the years ended December 31, 2021, 2020 and 2019, respectively.
Commercial Relationship with First American Financial Corporation
First American Financial Corporation (“First American”), which holds more than 5% of our Class A common stock, through its subsidiaries is a provider of title insurance and settlement services for real estate transactions and a provider of property data services. Additionally, Kenneth DeGiorgio, who is a member of our board of directors, is the chief executive officer of First American. We use First American’s services in the ordinary course of its home-buying and home-selling activities. We paid First American $11.9 million, $7.1 million and $6.9 million during the years ended December 31, 2021, 2020 and 2019, respectively, for its services, inclusive of the fees for property data services.
Credit Agreement with First American
On June 30, 2021, Offerpad entered into a credit agreement (the “First American Credit Agreement”) with First American Title Insurance Company, which is an affiliate of First American, which holds more than 5% of our Class A common stock. Additionally, Kenneth DeGiorgio, who is a member of our board of directors, is the chief executive officer of First American. Under the First American Credit Agreement, we borrowed a principal amount of $30.0 million.
In August 2021, we amended the First American Credit Agreement to borrow an additional $25.0 million. The largest amount of principal outstanding under the First American Credit Agreement, as amended, was $55.0 million. The loan accrued interest at an annual rate of 12.0%. We used the loan to help continue to fund our ongoing operations through the consummation of the Business Combination. The principal amounts of the loan, together with all accrued but unpaid interest, were repaid in connection with the Closing of the Business Combination.
Notes Payable
From August 2015 to January 2017, Offerpad issued an aggregate of $1.1 million in notes payable to immediate family members of Brian Bair, Offerpad’s chief executive officer and a member of its board of directors. The notes payable accrued interest at a rate of 14.0% per annum, were pre-payable
and had no set maturity date. Offerpad paid interest for borrowings under the notes payable of $0.1 million, $0.2 million and $0.2 million during the years ended December 31, 2021, 2020 and 2019, respectively. Since 2018, the largest amount of principal outstanding under these notes payable was $1.1 million. The principal amount of each note, together with all accrued but unpaid interest, was repaid in connection with the Closing of the Business Combination.
Convertible Preferred Stock Financings
In February 2019 and February 2020, Offerpad issued and sold to First American 3,764,606 and 501,947 shares, respectively, of its Series C convertible preferred stock for a total purchase price of $85.0 million.

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

Compensation of Immediate Family Members of Brian Bair
Offerpad employs two of Brian Bair’s brothers, along with Mr. Bair’s sister-in-law.
The following details the total compensation paid to Mr. Bair’s brothers and Mr. Bair’s sister-in-law
during the respective periods:

	Year Ended December 31,
($ in thousands)	2021	2020	2019
Mr. Bair’s brother 1	$572	$260	$240
Mr. Bair’s brother 2	469	313	216
Mr. Bair’s sister-in-law	141	120	145

	$1,182	$693	$601

NOTE 17. COMMITMENTS AND CONTINGENCIES
Homes Purchase Commitments
As of December 31, 2021, the Company was under contract to purchase 2,182 homes for an aggregate purchase price of $658.8 million.
Other Purchase Obligations
The Company’s other purchase obligations principally include commitments relating to marketing, information technology and administration services. As of December 31, 2021, the Company had other purchase obligations of $1.6 million, with $1.2 million payable within 12 months.
Lease Commitments
The Company has entered into operating lease agreements for its corporate headquarters in Chandler, Arizona and field office facilities in most of the metropolitan markets in which the Company operates in the United States. Refer to
Note 6, Leases
, for further details.
NOTE 18. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
Our operating results for any quarter are not necessarily indicative of results for any future quarters or for a full year. The residential real estate market is seasonal and varies from market to market. Typically, the greatest number of transactions occur in the spring and summer, with fewer transactions occurring in the fall and winter. Our financial results, including revenue, margins, inventory, and financing costs, have historically had seasonal characteristics generally consistent with the residential real estate market, a trend we expect to continue in the future.
The following summarizes our unaudited quarterly results of operations for each of the fiscal quarters in 2021 and 2020 and should be read in conjunction with other information included in our consolidated financial statements and related notes. We have prepared the unaudited information on the same basis as our audited consolidated financial statements. This table includes all adjustments, consisting of normal recurring adjustments

OFFERPAD SOLUTIONS INC.
Notes to Consolidated Financial Statements

that we consider necessary for a fair presentation of our consolidated financial position and operating results for the quarters presented.

	2021
(In thousands, except per share data, unaudited)	December 31	September 30	June 30	March 31
Revenue	$867,540	$540,287	$378,647	$283,972
Gross profit	70,292	53,122	50,864	33,537
Income from operations	3,335	3,458	11,529	1,444
Net income (loss)	12,806	(15,303)	9,190	(233)
Net income (loss) per share, basic (1)	$0.05	$(0.13)	$0.15	$0.00
Net income (loss) per share, diluted (1)	$0.05	$(0.13)	$0.04	$0.00

	2020
(In thousands, except per share data, unaudited)	December 31	September 30	June 30	March 31
Revenue	$223,230	$186,365	$287,007	$367,655
Gross profit	25,255	19,765	17,861	24,898
Income (loss) from operations	424	(1,921)	(5,240)	(7,021)
Net loss	(1,319)	(2,944)	(7,390)	(11,465)
Net loss per share, basic (1)	$(0.02)	$(0.05)	$(0.13)	$(0.20)
Net loss per share, diluted (1)	$(0.02)	$(0.05)	$(0.13)	$(0.20)

(1)
Basic and diluted net income (loss) per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly basic and diluted net income (loss) per share may not equal annual basic and diluted income (loss) per share.

NOTE 19. SUBSEQUENT EVENTS
The Company has determined that there have been no events that have occurred that would require recognition in the consolidated financial statements or additional disclosure herein.

Offerpad Solutions Inc.
Up to 219,037,256 Shares of Class A Common Stock
Up to 8,366,667 Warrants
Up to 21,783,304 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

PROSPECTUS

October 1, 2021

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions.

Amount
Securities and Exchange Commission registration fee	$305,346
Accounting fees and expenses	55,000
Legal fees and expenses	100,000
Financial printing and miscellaneous expenses	175,000

Total expenses	$635,346

Item 14.	Indemnification of Directors and Officers.
Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.
Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.
In September 2020, the SPNV Sponsor purchased an aggregate of 10,062,500 shares of SPNV Class B common stock for an aggregate offering price of $25,000.
In October 2020, the SPNV Sponsor purchased an aggregate of 6,700,000 warrants to purchase shares of Class A Common Stock for aggregate consideration of $10,050,000.
On September 1, 2021, the Registrant issued 20,000,000 shares of Class A Common Stock to new and existing investors for aggregate gross proceeds of $200,000,000.
On September 1, 2021, the Registrant issued 14,816,236 shares of Class B Common Stock to the chief executive officer of OfferPad, Inc. as part of the consideration for the Business Combination.
On September 1, 2021, the Registrant issued 53,133,010 shares of Class A Common Stock to former equityholders of OfferPad, Inc. as part of the consideration for the Business Combination. These securities were issued pursuant to Section 4(a)(2) of the Securities Act.
On September 1, 2021, the Registrant issued an aggregate of 1,666,667 warrants to purchase Class A Common Stock and 5,000,000 shares of Class A Common stock pursuant to a forward purchase agreement for aggregate gross proceeds of $50,000,000.

The foregoing securities were issued in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, in reliance on Section 4(a)(2) thereof.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit		Filing Date	Filed/ Furnished Herewith
2.1+	Agreement and Plan of Merger, dated as of March 17, 2021, by and among the Registrant, Orchids Merger Sub, Inc., Orchids Merger Sub, LLC, and OfferPad, Inc.	10-Q	001-39641	2.1		11/10/21
3.1	Third Restated Certificate of Incorporation of Offerpad Solutions Inc.	8-K/A	001-39641	3.1		9/7/21
3.2	Bylaws of Offerpad Solutions Inc.	S-4	333-255079	3.4		8/9/21
4.1	Warrant Agreement, dated as of October 20, 2020, between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent	S-4	333-255079	4.1		8/9/21
4.2	Specimen Class A Common Stock Certificate of Offerpad Solutions Inc.	S-4	333-255079	4.2		8/9/21
4.3	Specimen Warrant Certificate	S-4	333-255079	4.4		8/9/21
5.1	Opinion of Latham & Watkins LLP	S-1	333-259790	5.1		9/24/21
10.1#	Form of Indemnity Agreement	S-4	333-255079	10.24		8/9/21
10.2	Amended and Restated Registration Rights Agreement, dated September 1, 2021	8-K/A	001-39641	10.7		9/7/21
10.3#	Offerpad Solutions 2021 Incentive Award Plan	8-K/A	001-39641	10.10		9/7/21
10.4#	Offerpad Solutions 2021 Employee Stock Purchase Plan	8-K/A	001-39641	10.11		9/7/21
10.5#	Amended and Restated OfferPad, Inc. 2016 Stock Option and Grant Plan	10-K	001-39641	10.5		3/7/22
10.6#	Form of Incentive Stock Option Agreement under the OfferPad, Inc. 2016 Stock Option and Grant Plan	S-4	333-255079	10.23	(a)	8/9/21
10.7#	Offerpad Solutions Inc. Non-Employee Director Compensation Program	8-K/A	001-39641	10.22		9/7/21
10.8#	Offerpad Solutions Inc. Director Deferred Compensation Plan	10-K	001-39641	10.8		3/7/22
10.9#	Offer of Employment Agreement, dated as of August 5, 2016, by and between OfferPad, Inc. and Brian Bair	S-4	333-255079	10.26		8/9/21
10.10#	Employment Agreement, dated as of August 10, 2020, by and between OfferPad, Inc. and Stephen Johnson	S-4	333-255079	10.27		8/9/21
10.11#	Employment Agreement, dated as of September 24, 2020, by and between OfferPad, Inc. and Benjamin Aronovitch	S-4	333-255079	10.28		8/9/21
10.12#	Employment Agreement, dated as of October 21, 2019, by and between OfferPad, Inc. and Michael Burnett	10-K	001-39641	10.12		3/7/22

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit		Filing Date	Filed/ Furnished Herewith
10.13+	Sixth Amended and Restated Loan and Security Agreement, dated as of December 16, 2021, by and among Offerpad (SPVBorrower1), LLC, LL Private Lending Fund, L.P., LL Private Lending Fund II, L.P. and LL Funds, LLC	8-K	001-39641	10.2		12/20/21
10.14+	Second Amended and Restated Mezzanine Loan and Security Agreement, dated as of December 16, 2021, by and among OP SPE Borrower Parent, LLC, OP SPE PHX1, LLC, OP SPE TPA1, LLC and LL Private Lending Fund II, L.P.	8-K	001-39641	10.3		12/20/21
10.15+	Second Amended and Restated Master Loan and Security Agreement, dated as of June 23, 2021, by and among Citibank, N.A., OP SPE Borrower Parent, LLC, OP SPE PHX1, LLC, OP SPE TPA1, LLC and Wells Fargo Bank, N.A.	S-4	333-255079	10.31		8/9/21
10.16	Amendment No. 1 to the Second Amended and Restated Master Loan and Security Agreement, dated as of July 16, 2021, by and among Citibank, N.A., OP SPE Borrower Parent, LLC, OP SPE PHX1, LLC, OP SPE TPA1, LLC and Wells Fargo Bank, N.A.	S-4	333-255079	10.31	(a)	8/9/21
10.17	Amendment No. 2 to the Second Amended and Restated Master Loan and Security Agreement, dated as of October 22, 2021, by and among Citibank, N.A., OP SPE Borrower Parent, LLC, OP SPE PHX1, LLC, OP SPE TPA1, LLC and Wells Fargo Bank, N.A.	10-Q	001-39641	10.7		11/10/21
10.18	Credit Agreement, dated as of June 30, 2021, by and between OfferPad, Inc. and First American Title Insurance Company	S-4	333-255079	10.32		8/9/21
10.19	Amendment No. 1, dated August 12, 2021, to the Credit Agreement dated as of June 30, 2021, by and between OfferPad, Inc. and First American Title Insurance Company.	8-K/ A	001-39641	10.24	(a)	9/7/21
10.20+	Loan and Security Agreement, dated September 10, 2021, among JPMorgan Chase Bank, N.A., as Administrative Agent, the lenders party thereto, Offerpad SPE Borrower A, LLC, as initial borrower, and Wells Fargo Bank, National Association, as Paying Agent and Calculation Agent	8-K	001-39641	10.1		9/15/21
10.21+	Amendment No. 1 dated December 16, 2021, to the Loan and Security Agreement, dated September 10, 2021, among JPMorgan Chase Bank, N.A., as Administrative Agent, the lenders party thereto, Offerpad SPE Borrower A, LLC, as initial borrower, and Wells Fargo Bank, National Association, as Paying Agent and Calculation Agent	8-K	001-39641	10.1		12/20/21

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed/ Furnished Herewith
21.1	List of Subsidiaries	10-K	001-39641	21.1	3/7/22
23.1	Consent of Deloitte & Touche LLP					*
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)	S-1	333-259790	5.1	9/24/21
24.1	Power of Attorney	S-1	333-259790	24.1	9/24/21
101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.					*
101.SCH	Inline XBRL Taxonomy Extension Schema Document					*
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document					*
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document					*
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document					*
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document					*
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)					*

*	Filed herewith.
**	Furnished herewith.
#	Indicates management contract or compensatory plan.
+	Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, on this 18th day of March, 2022.

OFFERPAD SOLUTIONS INC.

By:	/s/ Brian Bair
Name:	Brian Bair
Title:	Chairman and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Brian Bair Brian Bair	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 18, 2022

* Michael Burnett	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 18, 2022

* Katie Curnutte	Director	March 18, 2022

* Kenneth DeGiorgio	Director	March 18, 2022

* Alexander Klabin	Director	March 18, 2022

* Ryan O’Hara	Director	March 18, 2022

* Sheryl Palmer	Director	March 18, 2022

* Roberto Sella	Director	March 18, 2022

*	Pursuant to power of attorney

By:	/s/ Brian Bair
Brian Bair
As Attorney-in-Fact